UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

SCHEDULE 14A

__________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

(Check the appropriate box):

☐	Preliminary Proxy Statement
☐	Confidential, For Use Of The Commission Only (As Permitted By Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BGC Group, Inc.
(Name of Registrant as Specified In Its Charter)

_______________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-(6)(i)(1) and 0-11.

September 30, 2025

Dear Stockholder:

It is my pleasure to inform you that our 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of BGC Group, Inc. will be conducted online on November 12, 2025, commencing at 10:00 a.m. (Eastern Time). Our Board of Directors will once again conduct the Annual Meeting as a virtual meeting because it believes that a virtual meeting will enable increased stockholder accessibility, while improving meeting efficiency and reducing costs. Stockholders will be able to listen, vote, and submit questions from their home or any remote location with Internet connectivity. Information on how to participate in the Annual Meeting can be found on page 3 of the accompanying Proxy Statement.

This year, we are taking advantage of the Securities and Exchange Commission rule that allows companies to provide their stockholders with access to proxy materials on the Internet. On or about September 30, 2025 we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders informing them that our accompanying Proxy Statement, Annual Report for the fiscal year ended December 31, 2024 and voting instructions are available online. As more fully described in that Notice, all stockholders may choose to access our proxy materials on the Internet or may request to receive paper copies of the proxy materials. This allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials, while providing our stockholders with access to the proxy materials in a fast and efficient manner.

During the Annual Meeting, you will be asked to consider and vote upon (i) the election of six (6) directors; (ii) a vote on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025; (iii) an advisory vote on executive compensation; and (iv) such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Whether or not you are able to participate in the Annual Meeting, it is important that your shares be represented. Please vote your shares using the Internet or the designated toll-free telephone number, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy card or voting instruction form you will receive in response to your request. Please refer to the section entitled “Voting Via the Internet, by Telephone, or by Mail” on page 2 of the accompanying Proxy Statement for a description of these voting methods.

Sincerely,

CAROLINE A. KOSTER
Corporate Secretary

BGC Group, Inc.
499 Park Avenue
New York, New York 10022

Notice of 2025 Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that our 2025 Annual Meeting of Stockholders will be held on November 12, 2025, commencing at 10:00 a.m. (Eastern Time), for the following purposes:

(1)    To elect six (6) directors to hold office until the next Annual Meeting and until their successors are duly elected and qualified;

(2)    To hold a vote on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025;

(3)    To hold an advisory vote on executive compensation; and

(4)    To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only holders of record of our Class A common stock or our Class B common stock at the close of business on September 15, 2025 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. If you plan to participate in the Annual Meeting, see the instructions under “Participating in the Annual Meeting” beginning on page 3 of the accompanying Proxy Statement. Stockholders will be able to listen, vote, and submit questions from their home or from any remote location that has Internet connectivity. See the instructions for voting under “Voting Via the Internet, by Telephone, or by Mail” beginning on page 2 of the accompanying Proxy Statement. There will be no physical location for stockholders to attend. Stockholders may only participate online by logging in at www.virtualshareholdermeeting.com/BGC2025.

By Order of the Board of Directors,

CAROLINE A. KOSTER
Corporate Secretary
September 30, 2025

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO PARTICIPATE IN THE ANNUAL MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE USING THE INTERNET OR THE DESIGNATED TOLL-FREE TELEPHONE NUMBER
OR BY REQUESTING A PAPER COPY OF THE PROXY MATERIALS AND COMPLETING AND RETURNING BY MAIL THE PROXY CARD OR VOTING INSTRUCTION FORM YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST.

i

BGC Group, Inc.
499 Park Avenue
New York, New York 10022

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of our Board of Directors for use at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of BGC Group, Inc. to be held on November 12, 2025 and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of 2025 Annual Meeting of Stockholders. There will be no physical location for stockholders to attend. Stockholders may only participate online by logging in at www.virtualshareholdermeeting.com/BGC2025. Our Annual Report for the fiscal year ended December 31, 2024 (the “2024 Annual Report”), accompanies this Proxy Statement.

Except as otherwise indicated or the context otherwise requires, as used herein, the terms the “Company,” “BGC,” “we,” “our,” and “us” refer to: (i) following the closing of the Corporate Conversion (as defined under “Certain Relationships and Related Transactions, and Director Independence — Corporate Conversion”), effective at 12:02 am Eastern Time on July 1, 2023, BGC Group, Inc. (“BGC Group”) and its consolidated subsidiaries, including BGC Partners, Inc. (“BGC Partners”); and (ii) prior to the closing of the Corporate Conversion, BGC Partners and its consolidated subsidiaries. See “Certain Relationships and Related Transactions, and Director Independence — Corporate Conversion” for more information regarding the Corporate Conversion.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 12, 2025:

On or about September 30, 2025, we will begin mailing a notice, called the Notice of Internet Availability of Proxy Materials, to our stockholders advising them that this Proxy Statement, the 2024 Annual Report and voting instructions can be accessed over the Internet at www.proxyvote.com. You may then access these materials over the Internet, or you may request that a printed copy of the proxy materials be sent to you. If you want to receive a paper or e-mail copy of these proxy materials, you must request one over the Internet at www.proxyvote.com, by calling toll free 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com. There is no charge to you for requesting a copy. Please make your request for a copy on or before October 29, 2025 to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via e-mail unless you change your election.

If you have not done so already, please help us protect the environment by signing up for electronic delivery for all future proxies and related materials. It takes just five easy steps:

1.      Go to www.proxyvote.com.

2.      Type in the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials if you received printed copies and click “Submit.”

3.      On the right side, click “Sign up for E-delivery under” “Go Paperless.”

4.      Fill out your e-mail address, create a PIN, and click “Next.”

5.      Review the Description of Service and click “Enroll in E-Delivery.”

INFORMATION ABOUT VOTING

Who Can Vote

September 15, 2025 has been fixed as the record date (the “Record Date”) for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Only holders of record as of the close of business on that date of shares of our Class A common stock, $0.01 par value per share (the “Class A common stock”), or of our Class B common stock, $0.01 par value per share

(the “Class B common stock”), are entitled to notice of and to vote at the Annual Meeting. Our Class A common stock and our Class B common stock will vote together as a single class on all matters to come before the Annual Meeting and are sometimes collectively referred to herein as our “Common Equity.”

Each share of our Class A common stock entitles the holder thereof to one vote per share on each matter presented to stockholders for approval at the Annual Meeting. Each share of our Class B common stock entitles the holder thereof to 10 votes per share on each matter presented to stockholders for approval at the Annual Meeting. The collective voting power represented by the shares of our Class A common stock and our Class B common stock issued and outstanding on the Record Date is referred to as the “Total Voting Power.” On the Record Date, there were 362,135,297 shares of our Class A common stock and 109,452,953 shares of our Class B common stock, for a total of 471,588,250 shares of our Common Equity, outstanding and entitled to vote, with a Total Voting Power of 1,456,664,827 votes.

Voting Via the Internet, by Telephone, or by Mail

Stockholders of Record

If your shares are registered directly in your name with the Company’s transfer agent, Equiniti Trust Company, LLC, you are considered the “stockholder of record” of those shares and these proxy materials are being sent directly to you by the Company. If you are a stockholder of record, you can vote your shares in one of two ways: either by proxy or online during the Annual Meeting. If you choose to vote by proxy, you may do so by using the Internet (please visit www.proxyvote.com and follow the instructions), or by calling the designated toll-free number (1-800-690-6903), or by requesting a printed copy of our proxy materials and completing and returning by mail the proxy card or voting instruction form you will receive in response to your request. Whichever method you use, each valid proxy received in time will be voted during the Annual Meeting in accordance with your instructions.

Beneficial Owners of Shares Held in Street Name

If your shares are held in a securities brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee, who is considered the stockholder of record of those shares. As a beneficial owner, you have the right to direct your broker, bank or nominee on how to vote the shares held in your account. You may also vote using the Internet. Please visit www.proxyvote.com and follow the instructions from your broker, bank or nominee describing the available processes for voting your stock in the voting instruction form.

Revocation of Proxies

A stockholder’s voting on the Internet or by telephone or by completing and returning a proxy card or voting instruction form will not affect such stockholder’s right to participate in the Annual Meeting and to vote during such time. Any stockholder who votes on the Internet or by telephone or submits an executed proxy or voting instruction form has a right to revoke the proxy at any time before it is voted by taking any of the following actions:

•        advising Caroline A. Koster, our Corporate Secretary, in writing of such revocation;

•        changing the stockholder’s vote on the Internet or by telephone;

•        executing a later-dated proxy card or voting instruction form which is delivered prior to the Annual Meeting; or

•        participating in the Annual Meeting online and voting during such time.

Participation in the Annual Meeting will not in and of itself constitute revocation of a proxy.

Broker Non-Votes

If you are a beneficial owner whose shares are held by a broker, bank or other nominee, you must instruct the broker, bank or nominee how to vote your shares. If you do not provide voting instructions, your shares will not be voted on proposals on which brokers do not have discretionary authority. This is called a “broker non-vote.”

Quorum

The required quorum for the transaction of business at the Annual Meeting is a majority of the Total Voting Power entitled to vote at the meeting, which shares must be present in person or represented by proxy during the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

Required Vote

With respect to Proposal 1, directors are elected by a plurality of the Total Voting Power present in person or represented by proxy and entitled to vote. With respect to each of Proposals 2 and 3, the affirmative vote of the majority of the Total Voting Power voted by stockholders entitled to vote on such Proposal is required. Withheld votes will have no effect on the vote on Proposal 1, and abstentions will have no effect on the votes on Proposals 2 and 3. Broker non-votes will have no effect on the votes on Proposals 1 and 3. There will not be broker non-votes with regard to Proposal 2 as it is a routine matter pursuant to which brokers may exercise discretionary voting authority. Thus, your broker or nominee may vote on your behalf with regard to Proposal 2, whether or not you provide voting instructions. Shares not voted in the discretion of your broker or nominee will have no effect on the vote on this proposal.

Participating in the Annual Meeting

You are entitled to participate in the Annual Meeting only if you were a BGC Group stockholder of record or a beneficial owner of shares of our Class A common stock or our Class B common stock as of the close of business on the Record Date, September 15, 2025, or you hold a valid proxy for the Annual Meeting. Our Annual Meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will be conducted only via live webcast.

To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/BGC2025 or www.ir.bgcg.com and enter the 16-digit control number included on your proxy card or on the voting instruction form that accompanied your proxy materials, if you receive printed copies. You may begin to log into the meeting platform beginning at 9:45 a.m. (Eastern Time) on November 12, 2025. The meeting will begin promptly at 10:00 a.m. (Eastern Time) on November 12, 2025.

The virtual meeting platform is fully supported across browsers (Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of the applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

If you want to submit your question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/BGC2025, type your question into the “Ask a Question” field and click “Submit.” Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, individual transactions, product or service issues, or other matters not relevant to investors generally, are not pertinent to meeting matters and therefore will not be answered.

Voting Procedures for Deferral Plan Participants

Pursuant to the trust agreement governing our BGC Group, Inc. Deferral Plan for Employees of BGC Group, Inc., Cantor Fitzgerald, L.P. and Their Affiliates (the “Deferral Plan”), the trustee of our Deferral Plan will not, except as otherwise required by law, vote shares of our Class A common stock held in the trust as to which the trustee has not received voting instructions from Deferral Plan participants.

Other Information

Unless specified otherwise, the proxies will be voted FOR the election of all the nominees to serve as our directors, FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025, and FOR the approval, on an advisory basis, of the resolution on executive compensation. In the discretion of the proxy holders, the proxies will also be voted for or against such other matters as may properly come before the Annual Meeting. Management is not aware of any other matters to be presented for action at the Annual Meeting.

Our principal executive offices are located at 499 Park Avenue, New York, NY 10022, and our telephone number is (212) 610-2200.

This Proxy Statement is accompanied by the 2024 Annual Report, which includes our Form 10-K for the year ended December 31, 2024 (the “2024 Form 10-K”) that was previously filed with the Securities and Exchange Commission (the “SEC”) and that includes our audited financial statements. We file reports, proxy statements and other information with the SEC. These filings are available to the public from the SEC website at www.sec.gov. In addition, our website at www.bgcg.com provides ongoing information about the Company, including the 2024 Annual Report, which includes the 2024 Form 10-K, and other documents filed by us with the SEC. To obtain documents from us, please direct requests in writing or by telephone to BGC Group, Inc., 499 Park Avenue, 3rd Floor, New York, NY 10022, Attention: Corporate Secretary; Phone: (212) 610-2200. We will send you the requested documents without charge; however, a reasonable fee will be charged for exhibits that you request.

The information contained on, or that may be accessed through, our websites or other websites referenced herein, is not part of, and is not incorporated into, this Proxy Statement.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors (the “Board” or the “Board of Directors”) is currently composed of six members. Our Board, upon recommendation of our independent directors, has nominated six persons for election as directors at the Annual Meeting. All of the nominees are currently members of our Board. Information with respect to the six nominees for election as directors is set forth below. All of the nominees are to be elected at the Annual Meeting and to serve until their successors are duly elected and qualified. All of the nominees listed below are expected to serve as directors if they are elected. If any nominee should decline or be unable to accept such nomination or to serve as a director (an event which our Board does not now expect), our Board reserves the right to nominate another person or to vote to reduce the size of our Board. In the event another person is nominated, the proxy holders intend to vote the shares to which the proxy relates for the election of the person nominated by our Board. There is no cumulative voting for directors.

INFORMATION ABOUT OUR DIRECTORS

Name	Age	Director Since	Biographies
Stephen M. Merkel	67	2025

Mr. Merkel has been a director of our Company since February 2025 and serves as Chairman of our Board. Mr. Merkel has served as our Executive Vice President and General Counsel since 2001. Mr. Merkel is Executive Vice Chairman, Executive Managing Director, and General Counsel for the Cantor Fitzgerald, L.P. (“Cantor”) group of companies, including Cantor, which is our parent, CF Group Management, Inc. (“CFGM”), which is also our parent, and Cantor Fitzgerald & Co (“CF&Co”). He has served as Newmark Group, Inc.’s (“Newmark”) Chief Legal Officer and Executive Vice President since 2019. CF&Co and Newmark are subsidiaries of Cantor and are our affiliates. Since February 2025, Mr. Merkel has served as a director of Newmark and as Chairman of Newmark’s board of directors. Mr. Merkel also holds offices at and provides services to various other affiliates of Cantor and provides services to BGC’s and Newmark’s operating partnerships and subsidiaries, as applicable. Prior to joining Cantor in 1993, Mr. Merkel was Vice President and Assistant General Counsel at Goldman Sachs & Co., dedicated to the J. Aron Division, and prior to that, he was an associate with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Prior to that, he was a law clerk for the Honorable Irving R. Kaufman of the U.S. Court of Appeals for the Second Circuit. Mr. Merkel received a Bachelor’s degree with a major in History and Sociology of Science from the University of Pennsylvania and received his law degree from the University of Michigan Law School.

Brandon G. Lutnick	27	2025

Mr. Brandon G. Lutnick has been a director of our Company since February 2025. Mr. Brandon Lutnick is Chief Executive Officer and Chairman of Cantor and our affiliate Cantor Fitzgerald Securities, and Chief Executive Officer of CFGM. Mr. Brandon Lutnick joined Cantor in 2022 and prior to becoming Chief Executive Officer and Chair worked in the Office of the Chairman, managing strategy and overseeing other special projects relating to Cantor and its affiliates. Mr. Brandon Lutnick has also served as the Chairman and Chief Executive Officer of Cantor’s special purpose acquisition companies, commonly referred to as SPACs, including our affiliates Cantor Equity Partners, Inc. and Cantor Equity Partners I, Inc. since 2024, and Cantor Equity Partners II, Inc., Cantor Equity Partners III, Inc., Cantor Equity Partners IV, Inc. and Cantor Equity Partners V, Inc. since 2025. Mr. Brandon Lutnick joined Cantor in 2022 in equity sales and trading. Prior to his positions at Cantor, Mr. Brandon Lutnick began his career as a Credit Analyst at Oak Hill Advisors, L.P. In 2021, Mr. Brandon Lutnick graduated from Stanford University with a Bachelor’s degree in Symbolic Systems. Mr. Brandon Lutnick is the son of our former Chairman and Chief Executive Officer, Mr. Howard W. Lutnick.

Name	Age	Director Since	Biographies
Linda A. Bell	66	2013

Dr. Bell has been a director of our Company since July 2013. Dr. Bell is currently the Claire Tow Professor of Economics and Provost Emerita of Barnard College, Columbia University, which she previously served as Provost and Dean of Faculty since 2012. Prior to joining Barnard, Dr. Bell was the Provost and John B. Hurford Professor of Economics at Haverford College from 2007 to 2012 and a member of the faculty since 1992. Prior to her tenure at Haverford, Dr. Bell held visiting faculty appointments at Stanford University; the University of California, San Diego; the John F. Kennedy School of Government at Harvard University; and the Woodrow Wilson School of Public Administration at Princeton University and has taught at the Leonard N. Stern School of Business at New York University. Dr. Bell has also served as a research fellow at the Institute for the Study of Labor (IZA) in Bonn, Germany since 2003, and as a senior consultant for the labor practice group of the National Economic Research Associates since 2006. Dr. Bell holds a Ph.D. in Economics from Harvard University.

David P. Richards	73	2017

Mr. Richards has been a director of our Company since December 2017. Mr. Richards is the Chairman of Prodrive Holdings Ltd., a British motorsport and advanced engineering group, a position in which he has served since the firm’s founding in 1984. He previously served as Chairman of Aston Martin Lagonda Ltd., a British manufacturer of luxury sports cars, from 2007 until 2013, and as a non-executive director of BGC European GP Limited from May 2009 until June 2017. Mr. Richards currently serves in the role of Chairman of the U.K. governing body of the Motor Sports Association. In December 2023, Mr. Richards was appointed as Chairman of the Board of Trustees at the FIA Foundation, an international charity focused on issues in the automotive world. Mr. Richards previously served as a director of Phytome Life Sciences, a U.K. plant-based medical research company from 2019 to 2023. In the 2005 Queen’s New Year’s Honours, Mr. Richards was made a Commander of the British Empire (“CBE”) for his services to motorsport. Mr. Richards attended Brynhyfryd School in North Wales followed by five years of articles with a Liverpool firm of chartered accountants. He holds honorary doctorates and fellowships from the Universities of Wales, Coventry, Warwick and Cranfield.

Arthur U. Mbanefo	58	2021

Mr. Mbanefo has been a director of our Company since October 2021. Since January 2023, Mr. Mbanefo has been the Managing Partner of Phoenix Merchant Partners LP, a merchant banking and private credit business, where he previously served in the same role from September 2019 until February 2020. From February 2020 to June 2022, Mr. Mbanefo was the Chief Investment Officer and Head of Principal Business and Asset Management for ORIX Corporation USA, the U.S. subsidiary of ORIX Corporation, a publicly owned, Tokyo-based international financial services company. In this role, he led investments across private equity, private credit and real estate, with a focus on the U.S. middle market. He was also an Advisory Director of the Board of ORIX Corporation USA. Mr. Mbanefo served as the Chief Investment Officer of Barclays Bank PLC from March 2017 until June 2019 where he was responsible for all the investment of the balance sheet of Barclays Bank PLC across corporate and investment banking, markets, pension and asset management, cards and payments. Prior to this role, he was a Head of Markets at Barclays from September 2015 to February 2017 and a Managing Director at the firm in

Name	Age	Director Since	Biographies

various market leadership roles from May 2009 to September 2015. Prior to Barclays, Mr. Mbanefo served as Chief Investment Officer and Chief Executive Officer of two alternative investment management firms. In addition, since May 23, 2022, he has been the Chairman of the advisory board of Datatailr Inc., a financial and data analytics and development firm. Mr. Mbanefo graduated with a Bachelor of Science with Honours from Loughborough University. He is also a Fellow Chartered Accountant.

William Addas	65	2023

Mr. Addas has been a director of our Company since July 2023. From 2008 to 2023, Mr. Addas held numerous senior positions at BofA Securities, Inc., including Co-Head of Global Financial Institutions Group from 2021 to 2023, Co-Head of Americas Financial Institutions Group from 2019 to 2021, and Head of Specialty Finance from 2018 to 2019. From 2003 to 2008, he was a Managing Director and Head of Financial Technology and Specialty Finance at Deutsche Bank. From 2005 to 2006, he served on the board of Delta Financial Corp., a residential mortgage company. From 1996 to 2003, he was a Managing Director at Credit Suisse and Donaldson, Lufkin & Jenrette, a U.S. investment bank. From 1993 to 1996, he served as a Director of NatWest Markets Securities, a U.S. based broker-dealer. From 1984 to 1992, he practiced as an attorney at Manatt, Phelps, Phillips, Rothenberg and Tunney, where he was an Associate and later a Partner, and Wasserstein Perella, where he was an Associate. Since November 2024, Mr. Addas has been a member of the board of directors of Rithm Capital Corp. Mr. Addas holds a Bachelor of Arts from Brandeis University, and a Juris Doctor from the George Washington University Law School.

VOTE REQUIRED FOR APPROVAL

The six nominees receiving a plurality of the Total Voting Power present in person or represented by proxy and entitled to vote on the election of directors will be elected as directors. Withheld votes and broker non-votes will have no effect on the election of directors.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS RECOMMENDS THAT ALL STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SIX NOMINEES FOR DIRECTOR.

Controlled Company Status

Although we may qualify as a “controlled company” under the corporate governance rules of Nasdaq because Cantor and CFGM control the majority of our Total Voting Power, we have nevertheless currently opted to have, and our Corporate Governance Guidelines currently provide for, a majority independent board of directors and a compensation committee composed of independent directors, and our director nominees are also recommended for the Board’s selection by a majority of our independent directors, each as more fully described below. Our Amended and Restated Bylaws (“Bylaws”), however, prohibit us from relying on the exemptions provided to “controlled companies.” In the future, we may consider relying on all or a portion of the exemptions from these requirements provided to “controlled companies” under Nasdaq rules and we may choose to amend our Bylaws to permit us to rely on such exemptions.

Independence of Directors

Our Board has determined that each of Dr. Bell and Messrs. Richards, Mbanefo and Addas qualifies as an “independent director” in accordance with the published listing standards of the Nasdaq Stock Market LLC (“Nasdaq”). The Nasdaq independence definition consists of a series of objective tests, including that the director is not an officer or employee of ours, our parent or a consolidated subsidiary, and has not engaged in various types of business dealings with us. In addition, as further required by Nasdaq rules, our Board has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of a director. In making these determinations, our Board has reviewed and discussed information provided by the individual directors and us with regard to each director’s business and personal activities as they may relate to us and our management, including participation on any boards of other organizations in which other members of our Board are members.

February 2025 Board of Directors and Executive Officers Changes

On February 18, 2025, Mr. Howard W. Lutnick (“Mr. H. Lutnick”) was confirmed by the United States Senate as the 41st Secretary of Commerce. Following his confirmation, on February 18, 2025, Mr. H. Lutnick stepped down as Chairman of the Board and Chief Executive Officer. On the same day, the Board appointed Mr. Brandon Lutnick, son of Mr. H. Lutnick, to serve as a member of the Board. Additionally, the Board appointed our Executive Vice President and General Counsel, Mr. Stephen M. Merkel to serve as a member of the Board and as Chairman of the Board and the Board appointed Messrs. John A. Abularrage, JP Aubin, and Sean A. Windeatt as Co-Chief Executive Officers and as the Principal Executive Officers of the Company following Mr. H. Lutnick’s departure.

Meetings and Committees of Our Board of Directors

Our Board held 15 meetings during the year ended December 31, 2024. In addition to meetings, our Board and its committees reviewed and acted upon matters by unanimous written consent from time to time. During 2024, each independent director attended 100% of the total number of meetings of the Board and the committees of which he or she was a member, except Mr. Mbanefo, who attended 100% of the meetings of the Board and more than 90% of all meetings of the committees of which he is a member. In addition to regular committee meetings, which are indicated below, the independent directors of the Board held 38 joint or special project committee meetings in 2024.

Audit Committee

Our Board has an Audit Committee. The members of the Committee are currently Dr. Bell and Messrs. Richards, Mbanefo and Addas, all of whom qualify as “independent” in accordance with the published listing standards of Nasdaq. Mr. Mbanefo serves as chair. The members of the Committee also each qualify as “independent” under special standards established by the SEC for members of audit committees. Each of Messrs. Richards, Mbanefo and Addas has been determined to be an “audit committee financial expert” in accordance with SEC rules. The Committee operates pursuant to an Audit Committee Charter, which is available at www.bgcg.com/corporate-responsibility/governance/ under the heading “Audit Committee Charter” or upon written request from BGC free of charge.

Our Audit Committee selects our independent registered public accounting firm (our “Auditors”), consults with our Auditors and with management with regard to the adequacy of our financial reporting, internal control over financial reporting and the audit process and considers any permitted non-audit services to be performed by our Auditors. The Committee also approves related party transactions, oversees the management of our enterprise risk management program, oversees compliance with our Code of Business Conduct and Ethics (the “Code of Ethics”), and administers our Whistleblower Complaint and Investigation Policy (“Whistleblower Policy”), including the establishment of procedures with respect to the receipt, retention and treatment of complaints received by us regarding accounting, internal controls and auditing matters, and the anonymous submission by employees of complaints involving questionable accounting or auditing matters. The Committee held 14 meetings during the year ended December 31, 2024.

During 2024, our Audit Committee engaged Ernst & Young LLP (“Ernst & Young”) as our Auditors for the year ending December 31, 2024. Ernst & Young was also approved to perform reviews of each of our quarterly financial reports for the year ending December 31, 2024, and certain other audit-related services such as accounting consultations. Pursuant to our Audit Committee Charter, the Committee will pre-approve audit services, internal control-related services and permitted non-audit services (including the fees and other terms thereof) to be performed for us by Ernst & Young, as set forth in the Audit Committee Charter.

The Audit Committee has approved the appointment of Ernst & Young as our Auditors for the fiscal year ending December 31, 2025. We are submitting such engagement to our stockholders for ratification at the Annual Meeting in Proposal 2.

Compensation Committee

Our Board has a Compensation Committee. The members of the Committee are currently Dr. Bell and Messrs. Richards, Mbanefo and Addas, all of whom currently qualifies as “independent” in accordance with the published listing standards of Nasdaq. Dr. Bell serves as chair.

The Compensation Committee is responsible for establishing the compensation philosophy, policies and practices, participating in executive hiring and succession matters, reviewing and approving all compensation arrangements for our executive officers and for administering the BGC Group, Inc. Long Term Incentive Plan (the “BGC Group Equity Plan”) and the BGC Group, Inc. Incentive Bonus Compensation Plan (the “BGC Group Incentive Plan” and together with the BGC Group Equity Plan, the “BGC Group Compensation Plans”). Prior to the Corporate Conversion, the BGC Partners Compensation Committee was responsible for reviewing and approving all compensation arrangements for our directors and executive officers and for administering the BGC Partners, Inc. Eighth Amended and Restated Long Term Incentive Plan (the “BGC Partners Equity Plan”), the BGC Partners, Inc. Incentive Bonus Compensation Plan (the “BGC Partners Incentive Plan”) and the BGC Holdings, L.P. Participation Plan (the “Participation Plan,” and together with the BGC Partners Equity Plan and BGC Partners Incentive Plan, the “BGC Partners Compensation Plans”).

The Compensation Committee operates pursuant to a Compensation Committee Charter, which is available at www.bgcg.com/corporate-responsibility/governance/ under the heading “Compensation Committee Charter” or upon written request from BGC free of charge. The Committee held 11 meetings during the year ended December 31, 2024.

Corporate Responsibility Committee

Our Board also has a Corporate Responsibility Committee (formerly known as our Environmental, Social and Governance Committee). The members of the Committee are currently Dr. Bell and Messrs. Richards, Mbanefo and Addas, each of whom qualifies as “independent” in accordance with the published listing standards of Nasdaq. Mr. Mbanefo serves as chair. The Committee is responsible for working with management to provide oversight of corporate responsibility, social and human capital management, environmental and sustainability initiatives and procedures appropriate to the Company, to provide periodic reviews of the Company’s corporate responsibility practices and policies, to review management’s current corporate responsibility strategy to ensure the Company engages in appropriate practices and technologies and to otherwise make recommendations on these matters to the full Board. The Committee operates pursuant to a Corporate Responsibility Committee Charter, which is available at www.bgcg.com/corporate-responsibility/governance/ under the heading “Corporate Responsibility Committee Charter” or upon written request from us free of charge. The Committee held six meetings during the year ended December 31, 2024.

Nominating Process

All directors participate in the consideration of director nominees recommended for selection by a majority of the independent directors as defined by the published listing standards of Nasdaq. Accordingly, our Board does not have a separate nominating committee or committee performing similar functions and does not have a nominating committee charter. Our Board believes that such participation of all directors is appropriate given the size of our Board and the level of participation of all of our independent directors in the nomination process. Our Board will also consider qualified director candidates identified by a member of senior management or by a stockholder. However, it is our general policy to re-nominate qualified incumbent directors, and, absent special circumstances, our Board will not consider other candidates when a qualified incumbent consents to stand for re-election. A stockholder wishing to submit a recommendation for a director candidate should follow the instructions set forth herein under the section below entitled “Communications with Our Board of Directors.”

Qualification Criteria

Our Board considers the following minimum criteria when reviewing a director nominee: director candidates must (1) have the highest character and integrity, (2) be free of any conflict of interest which would violate applicable laws or regulations or interfere with the proper performance of the responsibilities of a director, (3) possess substantial and significant experience which would be of particular importance in the performance of the duties of a director, (4) have sufficient time available to devote to our affairs in order to carry out the responsibilities of a director, and (5) have the capacity and desire to represent the best interests of our stockholders. The Board also considers diversity of skills and experience, as well as geographic background. Our Board screens candidates, does reference checks and conducts interviews, as appropriate. Our Board does not evaluate nominees for director any differently because the nominee is or is not recommended by a stockholder.

With respect to qualifications of the members of the Board, the Board generally values the broad business experience and independent business judgment in the financial services or in other fields of each member. Specifically, Mr. Brandon Lutnick is qualified based on his business experience and brokerage experience, Mr. Merkel is qualified based on his extensive business and legal experience and prior public company service, Dr. Bell is qualified based on her experience as a university academic manager, as an academic researcher and professor in economics, and as a former director of a fully electronic exchange, Mr. Richards is qualified based on his global business experience and his status as an audit committee financial expert, and Messrs. Mbanefo and Addas are qualified as a result of their broad experience in the financial services industry, their general business experience, and their status as audit committee financial experts.

The director qualifications matrix below summarizes some of the key attributes that the Board has identified as particularly valuable to the effective oversight of the Company and the execution of the Company’s corporate strategy. This director qualifications matrix is not intended to be an exhaustive list of each of the director’s skills or contributions to the Board.

Skills and Experience	Merkel	Brandon Lutnick	Bell	Richards	Mbanefo	Addas
Business Operations	X	X	X	X	X	X
Finance/Accounting	X		X	X	X	X
Risk Management	X	X	X		X	X
Global Business	X	X	X	X	X	X
Human Capital Management	X		X			X
M&A	X	X			X	X
Other Public Company Board Service and Governance	X	X				X
Environmental	X		X	X	X	X
Global Financial Markets	X	X	X		X	X
Brokerage	X	X			X	X
Regulatory	X		X
Innovation and Strategy	X	X	X	X	X	X
Ethics and Integrity	X	X	X	X	X	X
Senior Leadership/CEO	X	X	X	X	X	X
Technology/Information Security	X		X

Chairman of the Board

Our Board has determined that in light of the current ownership structure of the Company, having an independent or non-executive Chairman of the Board is not efficient or appropriate for our Company. Additionally, our Board does not have a lead independent director for the same reasons. Our strong, majority independent Board effectively oversees our management and provides vigorous oversight of our business and affairs and any proposed related party transactions. Our Board is primarily composed of independent, active and effective directors. Four of our six current directors meet the independence qualifications in accordance with the published listing standards of Nasdaq and the SEC and our Board’s standards for determining director independence. Only two of our current directors are affiliated with Cantor, our controlling stockholder, and only one member of executive management is currently a director. Requiring that the Chairman of the Board be an independent director is not necessary to ensure that our Board provides independent and effective oversight of our business and affairs. Such oversight is maintained at the Company through the composition of our Board, and through the strong leadership of our majority independent directors and Board committees and our highly effective corporate governance structures and processes. Accordingly, our Corporate Governance Guidelines provide for the annual election of the Chairman of the Board by our majority independent Board (which, if applicable, shall be the nominee of the stockholders who control a majority of the vote). The Board typically elects its Chair following the annual stockholders’ meeting, although this may be revisited at any time.

We believe that the Company and its stockholders are well served by having Mr. Merkel, our General Counsel, serve as Chairman of the Board, given Mr. Merkel’s deep leadership experience with the Company.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that provide the framework for the governance of the Company. The Corporate Governance Guidelines address, among other things, the composition and structure of the Board, including membership criteria, independence standards and limits on other directorships, duties and responsibilities of directors, meeting procedures, committees of the Board, executive officer leadership development and stockholder engagement, including with respect to corporate responsibility matters. The Board reviews these principles and other aspects of governance annually. The Corporate Governance Guidelines are available at www.bgcg.com/corporate-responsibility/governance/ under the heading “Corporate Governance Guidelines” or upon written request from the Company free of charge.

Executive Sessions

In order to comply with Nasdaq rules, the Board has resolved that it will continue to schedule and/or provide opportunities during at least two meetings per year in which the independent directors will meet without the presence of the non-independent directors.

Annual Meetings

The Corporate Governance Guidelines provide that each member of the Board is expected to attend annual meetings of stockholders of the Company. At the 2024 annual meeting of stockholders, held on September 16, 2024, all of the Company’s directors were in attendance.

Communications with Our Board of Directors

Stockholders may contact any member of our Board, including to recommend a candidate for director, by addressing their correspondence to the director, c/o BGC Group, Inc., 499 Park Avenue, New York, NY 10022, Attention: Corporate Secretary. Our Corporate Secretary will forward all such correspondence to the named director. If you wish to submit any proposals to be considered at our 2026 annual meeting of stockholders, please follow the instructions set forth in the section below entitled “2026 Stockholder Proposals.”

The Board’s Role in Risk Oversight

Risk oversight is an integral part of Board and Committee deliberations throughout the year. The Audit Committee oversees the management of our enterprise risk management program, and it annually reviews an assessment prepared by management of the critical risks facing us, their relative magnitude and management’s actions to monitor and mitigate these risks.

Our management implemented an enterprise risk management program to enhance our existing processes through an integrated effort to identify, evaluate and manage risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. The activities of the enterprise risk management program entail the identification, prioritization and assessment of a broad range of risks (e.g., strategic, operational, cybersecurity and information security, financial, legal/regulatory, credit, reputational and market) and the formulation of plans to mitigate their effects.

Our Board and the Audit Committee receive periodic reports regarding the Company’s cybersecurity and information security risks from the Chief Information Security Officer (“CISO”), the Chief Information Officer (“CIO”) and our Global Chief Information Officer as applicable. Material events and updates related to such risks are reported to the full Board and Audit Committee annually and on an ad hoc basis where warranted, including based on the level of materiality of any cybersecurity incidents as determined by the incident reporting and escalation process led by our CISO and CIO. Our processes are regularly evaluated by internal and external experts, with the results of those reviews reported to senior management and, where appropriate, the Board and Audit Committee.

Similarly, in designing and implementing our executive compensation program, the Compensation Committee takes into consideration our operating and financial objectives, including our risk profile, and considers executive compensation decisions based in part on incentivizing our executive officers to take appropriate business risks consistent with our overall goals and risk tolerance.

Non-executive brokers, managers and other professionals are generally compensated based upon production or commissions, which may involve our committing to certain transactions. These transactions may expose the Company to risks by individual employees, who are motivated to increase production. While we have in place management oversight and risk management policies, there is an inevitable conflict of interest between our compensation structure and certain trading, transactional, or similar risks for a portion of our businesses.

Succession Planning and Leadership Development

In accordance with our Corporate Governance Guidelines and the Compensation Committee Charter, the Board and the Compensation Committee regularly discuss leadership development and succession, operational strategy and organizational design with our Chief Executive Officers and other executive officers, as well as outside advisors when appropriate. The goal is to enable orderly successions, both planned and unplanned, including in connection with any expiration or termination of existing employment arrangements with key personnel. The Board also discusses short-term succession in the event that certain of the senior executive officers should, on an interim or unexpected basis, become temporarily unable to fulfill their duties.

As part of this process, the Board periodically reviews the pipeline for critical roles. The Board considers, among other things, succession strategy, the impact of any potential absence due to illness or leave of certain key executive officers or employees, as well as competing demands on the time of certain of our personnel who also provide services to Cantor, Newmark, their respective subsidiaries or other ventures and investments sponsored by Cantor. Our Board also discusses the engagement and encouragement of future business leaders and the process of introducing directors to leaders in our business lines, and initiatives to support the hiring, promotion and retention of leaders required for the changing business landscape and leading future business lines. Such individuals could include internal and external candidates, and the Board may retain additional third-party consultants to assist with succession planning, talent identification, operational strategy and organizational matters.

Our succession discussions were particularly relevant in 2024, as in November 2024, Mr. Howard W. Lutnick was nominated as the 41st U.S. Secretary of Commerce. Mr. H. Lutnick was confirmed by the U.S. Senate on February 18, 2025 and stepped down from all his positions with BGC and as Chairman of the Board. Our Board elected Mr. Brandon Lutnick and Mr. Merkel to join our Board of Directors and Mr. Merkel to serve as Chairman of the Board. Mr. Windeatt became Co-Chief Executive Officer along with Mr. John Abularrage and Mr. JP Aubin, our former Co-Heads of Brokerage. Messrs. Windeatt, Abularrage and Aubin also serve as Co-Principal Executive Officers of the Company. See “— February 2025 Board of Directors and Executive Officers Changes” above.

CORPORATE RESPONSIBILITY

We believe that our business-focused corporate responsibility, governance, and environmental and sustainability related (formerly known as “ESG”) policies and practices will create sustainable long-term value for BGC, our stockholders, our clients, employees, and other stakeholders, while also helping us mitigate risks, reduce costs, protect brand value, and identify market opportunities.

Our Board-level Corporate Responsibility Committee provides oversight with respect to our corporate responsibility policies and practices. The Corporate Responsibility Committee charter may be found on our website at www.bgcg.com/corporate-responsibility/governance/ under the heading “Corporate Responsibility Committee Charter.” With the Board’s and the Corporate Responsibility Committee’s oversight, we are embedding social and human capital, employment, environmental, sustainability, charitable and corporate governance policies and practices into our corporate strategy, compensation, disclosure, and goals to maintain and advance long-term value for our investors and other stakeholders.

For more information about these topics, initiatives and specific examples of policies and practices, see our website at www.bgcg.com/corporate-responsibility/.

Our Fundamental Values

BGC is an organization built on strong values, employee engagement and ownership. At our core, we are committed to our employees by providing an opportunity to participate in our success. We believe that by cultivating a dynamic mix of people and ideas, we enrich the performance of our business, the experience of our employee base and the dynamism of the communities in which we operate. We value hard work, innovation, superior client service, strong ethics and governance, equal opportunities, and philanthropy. These values are woven into our corporate culture. We believe these values foster sustainable, profitable growth. We strive to be exemplary corporate citizens and honor high ethical principles in our interactions with other businesses, our employees and the communities in which we live and work.

Human Capital and Social Policies and Practices

We are committed to our people, our stockholders and the community as a whole. We have a variety of programs to incentivize and support our employees, from employee ownership to comprehensive benefits and training. We have a passionate commitment to charity.

Attracting and Retaining the Best Talent

Our recruitment, promotion and compensation processes are designed to enable us to treat employees fairly with respect to pay and opportunity and our compensation decisions are differentiated based on performance. Our success depends on our ability to attract and retain talented, productive and skilled brokers and technologists and other employees to transact with our customers in a challenging and regulated environment that is experiencing ever-increasing competition for talent. We are investing in creating an inclusive and incentivized work environment where our people can deliver their best work every day.

Talent remains at the core of who we are as a company, and we remain committed to having a culture built around equal employment opportunity. We continue to work to enhance our ability to attract, develop and retain top talent with a range of backgrounds, experiences, and perspectives, encompassing people early in their careers and experienced personnel, and hiring, retention, and development initiatives.

Retention Measures

To facilitate the retention of our employees, we have maintained some flexible work arrangements, where appropriate, made compensation adjustments, and provided additional benefits, including a 401(k) match for many of our U.S. support employees.

We have taken significant measures to develop a safe work environment for all employees, which is conducive to work in our office locations, particularly for front-office brokers and revenue generating employees, subject to applicable state and local regulatory requirements. We have established a more flexible hybrid approach in many instances for non-revenue generating roles or for roles which are not office dependent, where appropriate. We continue to offer employee assistance programs and additional avenues for mental health consultation and wellness.

Performance-Based and Highly Retentive Compensation Structure

Many of our key brokers, salespeople, managers, technology professionals and other front office professionals have a substantial amount of their own capital invested in our business, aligning their interests with our stockholders. We believe that our emphasis on equity-based compensation promotes alignment of interest with shareholders, recruitment, and motivation of our brokers and employees. Virtually all of our executives and front-office employees have equity stakes in the Company and generally receive grants of deferred equity as part of their compensation. We believe that by having investments in us, our executives and key brokers and other employees feel a sense of responsibility for the health and performance of our business and have a strong incentive to maximize our revenues and profitability. As of June 30, 2025, our employees, executive officers and directors individually owned approximately 6% of our equity, on a fully diluted basis. See the organizational chart under the heading “Part I, Financial Information — Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025, filed with the SEC on August 11, 2025, for more information.

We currently issue restricted stock units (“RSUs”), as well as other forms of equity-based compensation, to provide liquidity to our employees, to align the interests of our employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth. These awards contain vesting schedules which we consider to be highly retentive, that vary based upon compensation level and role, and in most cases are largely dependent upon continued service.

From time to time, we may enter into various agreements with certain of our employees whereby these individuals may receive loans which may be either wholly or in part repaid from proceeds of the sales of the employees’ shares of BGC Class A common stock. We have also provided forgivable loans to our employees from time to time. We believe that these loans incentivize and promote retention of our employees. From time to time, the Company may also enter into agreements with employees to grant bonus and salary advances or other types of loans. These advances and loans are payable in the timeframes outlined in the underlying agreements.

Compensation Recovery/Clawback Policy

The Company has adopted a compensation recovery policy (“Clawback Policy”) for its executive officers, effective as of December 1, 2023, with retroactive applicability to October 2, 2023. The Clawback Policy applies to compensation received by the Company’s executive officers that results from the attainment of a financial reporting measure based on or derived from financial information (“Incentive-Based Compensation”). The Clawback Policy provides for recovery of Incentive-Based Compensation received by a covered person in the event of an accounting restatement due to material noncompliance with financial reporting requirements that is in excess of the Incentive-Based Compensation that such person would have received based upon the restated financial reporting measure. The Clawback Policy only applies to Incentive-Based Compensation and does not apply to compensation that is purely discretionary or purely based on subjective goals or goals unrelated to financial reporting measures.

Equal Employment Opportunity

We believe that by cultivating a fair and inclusive work environment, we improve the performance of our business and enrich the experience of our employees. We are committed to equal employment opportunity and other policies and practices that seek to further our development of a productive and motivated workplace. We also participate in job fairs, college recruitment initiatives and job boards that are focused on reaching a broad applicant pool of qualified applicants with a range of backgrounds, perspectives and experiences.

We consider all qualified applicants for job openings and promotions without regard to race, color, religion or belief, sex, sexual orientation, gender, national origin or ancestry, age, disability, service in the armed forces, pregnancy or maternity, familial status, marriage and civil partnership, genetic information or any other protected characteristic. We continue to develop initiatives to support these values.

Employee Resource Groups

In order to incentivize and enable our employees to grow both professionally and personally, we build employee resource groups, which are open to all employees. A number of initiatives across our geographic regions are in place to promote our corporate values and foster greater inclusion and belonging. Examples include a range of career-oriented work experiences and internship programs, mentorship programs, and leadership development programs that are open to all.

For example, the Rising Professionals League (“RPL”) was introduced to build upon the legacy of Cantor Fitzgerald by inspiring career growth professionally and socially while promoting a cohesive environment and positively impacting the community. RPL strives to instill a strong sense of inclusion and belonging for rising professionals through a variety of opportunities that promote professional development and support the community through acts of thoughtful service.

Employee Engagement, Communication, Career Management and Training and Development

We invest in our employees’ long-term development and engagement, by delivering training and development programs and fostering a culture where our people can thrive and maximize their potential. We require mandatory annual training in workplace respect and inclusion on various topics including anti-money laundering, anti-crime, global sanctions, ethics, cybersecurity, anti-harassment and anti-discrimination. We also provide or support periodic job-specific and other developmental training and support for our employees so they can maximize their potential, as well as tuition reimbursement programs for eligible employees.

We provide virtual and in-person leadership training to managers on topics including management effectiveness, communication skills, interview skills and delivering effective performance evaluations, managing teams with a range of backgrounds and experiences, and other topics. This training is supplemented by a library of online training courses that managers and employees have access to on a number of topics to assist them in their career development and, if applicable, management skills. Our individual business lines offer ongoing learning and development opportunities tied to deepening the understanding of the subject matter expertise of their professionals. We also have intern and early career programs throughout the year in various parts of our business.

Our success depends on our employees’ understanding of how their work and engagement contribute to our strategy, culture, values, and regulatory environment. We use various channels to facilitate open and direct communication, including internal calls and meetings with employees, training and policy updates, employee resource groups, and social outings and events. We have also rolled out organizational Core Values (Integrity, Commitment and Opportunity), appointed Culture Champions in our London office and implemented other initiatives which seek to embed these values and drive an enhanced culture across our workforce.

Charitable Policies and Practices

Beyond our own business, we have a passionate commitment to community service and charity. One way to give back to those communities is through volunteering and fundraising. At BGC, we have partnered with various organizations, such as Crossroads Community Services, NYC Parks, and Samaritan Village, to create opportunities for employees to volunteer and give back to local communities. We have also partnered with Cents Ability to launch a financial literacy program which benefits high school-level students in the New York metropolitan area.

Global Charity Day

Never has our relationship with our people and others been so evident as on September 11, 2001. Twenty-four years ago, tragedy struck in an unimaginable way. Following the devastating attack on our headquarters at the World Trade Center on that day, our former Chairman and Chief Executive Officer (“CEO”), Mr. Howard W. Lutnick, and our surviving employees and our affiliates created The Cantor Fitzgerald Relief Fund (“Cantor Relief Fund”) to take care of the families of the 658 colleagues and friends who perished on that day. Their legacy remains in our hearts and continues to inspire our commitment to remembrance and service. We and our affiliates committed 25% of profits for five years and committed to pay for 10 years of healthcare for the families of those we lost.

Since 2001, that commitment to people has never faltered. Once a year, on the September 11th anniversary, BGC and its affiliates, in conjunction with the Cantor Relief Fund, commemorate these 658 friends and colleagues, and 61 Eurobrokers employees, who perished on September 11, 2001. We host an annual Charity Day, where we donate our global revenue to the Cantor Relief Fund, which distributes these funds to over 150 charities worldwide. Charity Day is a unique way of creating something positive and life-affirming from the tragedy. For more information on Charity Day, please visit www.bgcg.com/charity-day.

Additionally, BGC currently matches 100% of individual employee donations to the Cantor Relief Fund made in September of each year up to $5,000 per individual employee. Employees have the option of designating a bona fide charity as the beneficiary of the donation and the match.

Disaster Relief and Volunteer Time Off

We also support victims of disasters because we were there once and understand that feeling all too well. Over the years, Cantor Relief Fund volunteers, along with some of our employee volunteers, have supported schools and communities devastated by natural disasters. Our volunteers often travel to those in need. For more information on the Cantor Relief Fund and its mission to deliver financial aid to people facing disasters around the world, please visit www.cantorrelief.org.

As part of these values in action, we offer a Volunteer Time Off program to support individual employee volunteerism in the communities in which they work and live. All full and part-time regular employees are eligible to utilize one paid workday (one whole day or two half-days) each calendar year to volunteer with bona fide charitable organizations of their choice.

Additional charitable initiatives are in effect from time to time.

Environmental Focus, Workplace Strategies and Sustainable Business Practices

As a responsible financial services business, we are aware of climate change and other major issues affecting the environment. Our philosophy is that long-term change in the way in which we use energy, and our collective impact on the environment, cannot happen without the involvement of the world’s capital markets.

In our workplaces, we are studying how to make our own contribution to state, national and global environmental initiatives and consider vendors and suppliers when doing business with us. As part of this, we are considering how to minimize our future carbon footprint when planning office renovations and will continue to focus our attention in the near term on methods of reducing our greenhouse gas emissions, increasing use of renewable energy, conserving water, and reducing waste generation.

BGC supports sustainable business practices and is focused on the steps necessary to continue developing our sustainability program internally as we focus on our own energy usage. We believe it is our responsibility to improve energy efficiency and reduce energy consumption to protect the environment through continuous improvement of our energy use practices and increased scrutiny on the energy efficiency of the buildings we utilize for our space. We intend to continue to work on these initiatives.

For more information about these initiatives as they evolve, visit our website at /www.bgcg.com/corporate-responsibility/environmental/.

Broker for the Green Economy

We aim to be a leading broker for the green economy, and we believe our Energy, Commodities and Shipping business is a world leader in the environmental and energy transition markets. Our Energy, Commodities and Shipping business provides expert innovative carbon offset solutions and advice to the world’s green energy markets, from transactions and financing to technology and consulting. For decades, we have helped clients worldwide navigate complex financial requirements in order to achieve their environmental initiatives, thereby supporting our clients’ efforts to meet their emission reduction goals through the provision of brokerage services.

In 2023, we announced the launch of our Weather Derivatives business, expanding BGC’s brokerage business into the weather and climate space. The Weather Derivatives business helps market participants analyze climate-related risks and mitigate their financial exposure. We are providing liquidity to these increasingly important markets as the role of weather and climate change impacts the way risk is managed. The launch of this business highlights BGC’s commitment to expand and explore new opportunities across the global energy and commodities space.

For more information on BGC environmental brokerage services, please visit www.bgcebs.com.

Corporate Governance Policies and Practices

Our commitment to good corporate governance policies and practices is demonstrated by our Corporate Governance Guidelines, our rigorous Code of Ethics, the charters of the Audit, Compensation and Corporate Responsibility Committees of our Board, our Insider Trading Policy, our Policy on Hedging (“Hedging Policy”), our Clawback Policy, and our other corporate governance policies and practices. Some highlights of our corporate governance policies and practices include the following:

•        Independence of a majority of directors;

•        Only independent directors serve on each standing Board-level committee;

•        Annual independence review of independent outside directors;

•        Diverse array of professional experience of the Board;

•        Strict ethical and other criteria for membership on the Board;

•        Annual director elections — we do not have a classified (“staggered”) Board;

•        Annual evaluation of the performance of our Co-Chief Executive Officers;

•        Procedures for establishing and disseminating agendas and materials for meetings of the Board and its committees in advance;

•        Periodic executive sessions of independent directors;

•        Detailed processes and review of all related party transactions and required approval by independent directors;

•        Access of the Board and its committees to management and ability to retain outside independent advisors;

•        Insider Trading Policy, including prohibitions against trading while in possession of material, non-public information;

•        Prohibitions against hedging;

•        Clawback Policy for Incentive-Based Compensation;

•        The ability of our Board to accept the required resignation of a director who fails to obtain a majority vote for election;

•        No stockholder rights plan or other “poison pill” or similar anti-takeover device;

•        A prohibition on personal loans to directors and executive officers;

•        Requirement for directors to inform the Board of changes in their principal job responsibilities;

•        Limits on the service of directors and executive officers on other public company boards;

•        Director orientation and continuing education;

•        Annual self-assessments of the performance of our Board and its committees and individual directors;

•        Annual review of our corporate governance policies and practices;

•        Strict procedures and enforcement of our ethical standards and our conflict of interest policies, including our robust Whistleblower Policy — completely confidential and with a whistleblower hotline available 24/7;

•        Diversified mix of cash and short- and long-term equity awards designed to be highly retentive and risk appropriate and to align the interests of our executive officers with those of our stockholders;

•        Executive officers holding much of their personal net worth in our and our affiliates’ equity;

•        Robust global annual review and oversight of Code of Ethics responses;

•        Succession planning and leadership development of executive officers and potential senior managers having significant responsibility for business areas;

•        Annual stockholder say-on-pay votes;

•        Annual ratification of the appointment of our independent registered public accounting firm; and

•        Our Board-level Corporate Responsibility Committee.

Business Continuity and Resiliency

We have implemented policies and practices to protect the continuity of our businesses and operations to maintain and advance long-term stockholder value. These policies and practices include disaster recovery and crisis management protocols to minimize the impact of health emergencies, including global pandemics, and natural or other disasters, such as Hurricane Sandy and the September 11, 2001 terrorist attacks, on our operations. We maintain three concurrent data centers in the United States and three data centers in the United Kingdom, providing backup of our computer systems and capacity for our employees to work remotely during crises or from time to time. These policies and practices have enabled our employees to maintain a high level of performance while working in offices or remotely during the COVID-19 pandemic or other global events in compliance with relevant rules and regulations in applicable jurisdictions and in preservation of the health, safety and welfare of our workforce.

Whistleblower Complaint and Investigation Policy

We have a policy regarding reporting of complaints about accounting, internal controls, employment and labor practices, auditing matters, or questionable financial practices. The policy is designed to provide a channel of communication for employees and others who have concerns about our conduct or any of our directors or employees. Complaints are treated seriously and handled expeditiously. Any person may submit a complaint to our independent outside law firm through a dedicated hotline and e-mail account available 24 hours a day, seven days a week. Complaints that are accounting or financial in nature (“Accounting Complaints”) will be handled by the chair of our Audit Committee and/or by our General Counsel, Corporate Secretary or designee.

Employees submitting an Accounting Complaint need not provide their names or other personal information, and reasonable efforts will be used to conduct the investigation that follows from an Accounting Complaint from an employee in a manner that protects the confidentiality and anonymity of the employee submitting the complaint.

Employees are reminded of the Whistleblower Policy at least annually and information is provided in more than a dozen local languages. We honor a culture of investigation, confidentiality and non-retaliation. Persons submitting complaints in good faith will not be subject to retaliation and the policy does not prohibit other actions protected under applicable law. Our Whistleblower Policy is publicly available on our website at www.bgcg.com/corporate-responsibility/governance/ under the heading “Whistleblower Complaint and Investigation Policy.”

Code of Business Conduct and Ethics

Our corporate values and strong policies and procedures regarding ethics, conflicts of interests, related party transactions and similar matters are contained in our Code of Ethics. This commitment applies to members of our Board, executive officers, other officers and our other covered employees globally. The Code of Ethics and its training modules are circulated in multiple local languages, and training and certifications are conducted annually worldwide using our online training platform. Annual written certifications are required. Potential violations and disclosures globally are reviewed annually by executive management and escalated to the Audit Committee. Director and executive officer disclosures are reviewed by the Audit Committee on an annual basis. The Code of Ethics is available on our website at www.bgcg.com/corporate-responsibility/governance/ under the heading “Code of Business Conduct and Ethics.”

Compliance and Anti-Financial Crime Program Policy Statement

We are committed globally to our policy regarding anti-money laundering and anti-financial crime, including anti-bribery and corruption, counter-terrorism financing, anti-fraud and anti-market abuse initiatives. We are also committed to compliance and training regarding all relevant laws, rules, and regulations designed to combat bribery and corruption. Further information on this policy can be found on our website at www.bgcg.com/corporate-responsibility/governance/ under the heading “Compliance and Anti-Financial Crime Program Policy Statement.”

In addition, our Code of Ethics provides that we will not enter into a business relationship or engage in an activity if we know or have reasonable grounds to suspect that a business relationship or activity is connected with or facilitates bribery or corruption. It is the responsibility of each person covered under the Code of Ethics to comply with applicable anti-bribery and corruption laws. Persons covered under the Code of Ethics are required to report any suspicions of bribery or corruption to the Compliance Officer or, as appropriate, to the Audit Committee or the Board, or in accordance with our Whistleblower Policy. For more information on our Code of Ethics and Whistleblower Policy, see the section entitled “Code of Ethics and Whistleblower Procedures” herein.

Global Anti-Bribery and Corruption Policy Statement

We have a specific global policy to combat bribery and corruption through a clear set of policies and procedures outlining anti-bribery and corruption standards, procedures and annual employee training. The policy specifically defines “Bribery and Corruption” and provides for management and Board oversight. Further information on this policy can be found on our website at www.bgcg.com/corporate-responsibility/governance/ under the heading “Global Anti-Bribery and Corruption Policy Statement.”

Annual Risk Evaluation and Board-Level Risk Oversight

The Board of Directors meets at least annually with our senior risk officer to review and evaluate our enterprise risk framework, risk management policies and practices, credit and risk mitigation policies and practices, and other related issues.

Focus on Our Internal Control Environment

As described more fully in its charter, the primary function of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal control over financial reporting and audit process. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal control over financial reporting; disclosure controls; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. In particular, our overall control environment is a focal point for our management, the Audit Committee and the Board. With this focus and with the oversight of the Audit Committee and the Board, management has taken steps to further enhance our overall control environment.

Cybersecurity Program Policy Statement

We are committed to combating the global threat of cyberattacks and to securing our business through our information security programs to operate with confidence, through a deep understanding of cybersecurity risks, vulnerabilities, mitigations, and threats. These processes are managed by our cybersecurity team headed by our CISO and supported by our business continuity teams. We conduct periodic internal and external vulnerability audits and assessments and penetration testing and provide periodic cybersecurity training to employees. Further information on these processes can be found on our website at www.bgcg.com/corporate-responsibility/governance/ under the heading “Cybersecurity Program Policy Statement.” Further information on our cybersecurity risk management strategy and the role of our Board and management in cybersecurity matters can be found in Part I, Item 1C, Cybersecurity of the 2024 Form 10-K.

Data Privacy Program Policy Statement

We have a global data privacy policy statement applicable to all subsidiaries and business lines. We are committed to conducting our business in line with the right to privacy set forth in the Universal Declaration of Human Rights (Article 12). As such, we are committed to handling personal data responsibly and recognize the privacy rights of persons involved in our business dealings. Our policy provides a mechanism for data subjects to raise concerns about personal data and privacy as well as a right of access to personal information, rights to correct or amend such information and the right to request deletion of such personal information. Further information on this program can be found on our website at www.bgcg.com/corporate-responsibility/governance/ under the heading “Data Privacy Program Policy Statement.”

Insider Trading Policy

We have an Insider Trading Policy applicable to transactions by, among others, our directors, officers and employees, in BGC or Newmark securities (“Covered Securities”) and transactions in other companies’ securities, which prohibits trading while in possession of material, non-public information about BGC, Newmark or other companies. Additionally, all trades involving Covered Securities must be disclosed to the Company’s compliance department before such trades are made. The Insider Trading Policy states that it is our policy to comply with all applicable securities and other laws and regulations when engaging in transactions in Covered Securities or the securities of other companies.

Additionally, under the Insider Trading Policy, we have pre-clearance procedures and processes for transactions in Covered Securities by our directors, executive officers, and other designated persons. Under these procedures and processes, such persons’ transactions in Covered Securities are subject to pre-clearance through our legal and compliance department. Persons subject to pre-clearance requirements are also required to receive approval in advance of entering into or modifying any trading plans designed to be compliant with Rule 10b5-1 under the Exchange Act. Further information can be found on our website at www.bgcg.com/corporate-responsibility/governance/ under the heading “Insider Trading Policy.”

Hedging Policy

We have a Hedging Policy with respect to equity securities issued by BGC. In this regard, we prohibit our directors, officers, and employees, including leased employees, brokers and independent contractors, from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of equity securities issued by BGC held by such persons, except with the explicit approval of our Audit Committee or its designees. For avoidance of doubt, Cantor and its affiliated entities or any securities issued by such entities other than the Company are not covered under the Hedging Policy. Further information can be found on our website at www.bgcg.com/corporate-responsibility/governance/ under the heading “Hedging Policy.”

Additional Corporate Responsibility Information

To learn more about our policies and practices and our continuing efforts related to human capital management, corporate responsibility, sustainability, charitable giving and other matters, please refer to the Corporate Responsibility section of our website at www.bgcg.com/corporate-responsibility/governance/ and to our periodic reports filed under the Exchange Act for further information. You may also find our Corporate Governance Guidelines, Code of Ethics, the charters of the committees of our Board of Directors, Insider Trading Policy, Hedging Policy, information about our charitable initiatives and other Corporate Responsibility policies and practices on our website. The information contained on, or that may be accessed through, our websites or other websites referenced herein, is not part of, and is not incorporated into, this Proxy Statement.

STOCKHOLDER ENGAGEMENT

Our Board and management value the opportunity to engage with our stockholders and gain insight year-round on their views on a broad range of topics, including our strategy, financial performance, executive compensation, corporate governance, human capital management, and environmental and social goals. Our Board receives reporting on feedback from investors and stockholder voting results. In addition, our management routinely engages with investors at conferences and other forums. We also speak with proxy advisors to discuss, and receive feedback on, our governance practices and executive compensation programs. Feedback from investors informs our Board’s ongoing review of governance and compensation matters.

In recent years, we have also enhanced our engagement strategy through:

•        Information available on our website including SEC alerts, earnings call transcripts, more detailed financial and operational disclosures in our investor presentations and supplemental Excel tables; and

•        Investor meetings, analyst and investor days, and conferences, including over 500 investor and analyst interactions in 2024 and over 200 interactions in the first half of 2025.

In 2024 and 2025 we reached out to institutions who collectively represented the majority of our shares held by active investors. These interactions covered topics including industry and business trends, strategic initiatives and acquisitions, changes to management and key personnel, capital allocation, geographic and business line expansion, our recruitment and retention policies, key drivers of our growth, corporate responsibility and governance matters, board changes and composition, our executive compensation program, and ways to enhance our disclosures. We also periodically engage a third-party research firm to conduct anonymous surveys of our top institutional owners and the broader investment community to solicit candid feedback on these and other issues.

We look forward to further expanding our communication with stockholders and will continue to consider their views and perspectives, as appropriate, in making governance decisions and establishing strategic direction for the Company going forward.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Our executive officers are appointed annually by, and serve at the discretion of, our Board. In addition to Mr. Merkel, our General Counsel, who also serves as a member of the Board, our executive officers, their respective ages and positions, and certain other information with respect to each of them are as follows:

John J. Abularrage, 48, has served as our Co-Chief Executive Officer since February 18, 2025 and our Chief Executive Officer of the Americas since 2021. He has previously served as a Global Co-Head of Financial Services Brokerage from 2021 to 2025. Mr. Abularrage joined BGC Group in 2021, bringing more than 20 years of financial services experience to the business. Prior to BGC, Mr. Abularrage held various senior positions at TP ICAP Group plc, a financial services firm, from 2011 to 2021, including Chief Executive Officer of the Americas and Head of Global Brokering. Prior to that, Mr. Abularrage held positions at Collin Stewart, Inc. from 2000 to 2011 including Chief Executive Officer of North America and prior to that, as Head of Equities. In 1999, Mr. Abularrage graduated from Georgetown University McDonough School of Business with a Bachelor’s degree in Business Administration.

JP Aubin, 57, has served as our Co-Chief Executive Officer since February 18, 2025 and our Chief Executive Officer of EMEA since 2008. He has previously served as a Global Co-Head of Financial Services Brokerage from 2020 to 2025. Mr. Aubin joined BGC in 2005 and helped drive the company’s rapid expansion in Europe, which included the acquisitions of ETC Pollak in 2005 and Aurel BGC in 2006, of which he was made President in 2012. In 2008, Mr. Aubin was named Global Head for Listed Products. Prior to these positions, from 2008 to 2020, Mr. Aubin was an Executive Managing Director for BGC and from 2005 to 2008, Mr. Aubin was President of the Continental European region for BGC. Prior to his positions at BGC, Mr. Aubin began his career at the Viel-Tradition Group in 1999 after being part of the Barclays Bank student training program. After trading futures and options for 10 years in both London and Paris, he was promoted in 2000 to President and Global Head of Listed Products for Continental Europe. Mr. Aubin has been a member of the board of the French cultural organization Réunion des Musées Nationaux since 2015. In 2022, JP Aubin founded the JP Aubin Family Foundation, a charitable organization which focuses on providing children with access to museums and other cultural opportunities. In 2023, Mr. Aubin was awarded Commandeur des Arts et des Lettres. Mr. Aubin graduated in 1989 from the French business school Ecole d’Administration et de Direction des affaires (EAD) with a Master’s degree in economics.

Sean A. Windeatt, 52, has served as our Co-Chief Executive Officer since February 18, 2025 and our Chief Operating Officer since 2009. He has previously served as a Global Co-Head of Financial Services Brokerage from 2023 to 2025 and Chief Executive Officer of BGC Brokers, L.P. from 2012 to 2025. Prior to that, Mr. Windeatt served as our Interim Chief Financial Officer from 2018 until 2019. Prior to these positions, Mr. Windeatt was our Executive Managing Director and Vice President from 2007 to 2009 and served as a Director of our affiliate Cantor Fitzgerald International from 2004 to 2007. Mr. Windeatt also served as a Business Manager and member of the finance department of Cantor Fitzgerald International from 1997 to 2003. Mr. Windeatt also provides services to our operating partnerships and subsidiaries. Mr. Windeatt began his career at United Assurance in 1996. In 1996, Mr. Windeatt graduated from the University of Bedfordshire with a Bachelor’s degree in Business Administration (Finance).

Jason W. Hauf, 56, has been our Chief Financial Officer since June 6, 2022. Prior to his time at the Company, Mr. Hauf was at Exos Technology and Financial Partners, a private firm specializing in financial services for B2B institutional finance starting in 2017, and where he served as Managing Director and Chief Financial Officer from 2018 to 2022. Prior to his time at Exos, Mr. Hauf was Managing Director and Chief Financial Officer at Royal Bank of Scotland, Corporate and Institutional Banking Division, Americas and Vice President of AIG Financial Products Corp. He began his career at Coopers & Lybrand, where he was a Manager. Mr. Hauf holds a Bachelor of Science in Accounting from the University of Delaware.

EXECUTIVE COMPENSATION INFORMATION

Explanatory Note Regarding Our Corporate Conversion from BGC Partners on July 1, 2023

On July 1, 2023, BGC Group, BGC Partners and BGC Holdings, L.P. (“BGC Holdings”), along with certain other entities, completed the Corporate Conversion. To the extent statements in Compensation Discussion and Analysis and “Executive Compensation,” below, relate to compensation philosophy and to awards made under the Incentive Plan and Equity Plan prior to the closing of the Corporate Conversion, such statements refer to BGC Partners. To the extent statements relate to compensation philosophy and to awards under the Incentive Plan and Equity Plan following the closing of the Corporate Conversion and on a going forward basis, such statements refer to BGC Group.

In connection with the Corporate Conversion, our compensation structure was changed from a structure based on cash and partnership units in BGC Holdings to a structure based on cash and equity awards in BGC Group. Upon the closing of the Corporate Conversion, the Participation Plan and the BGC Holdings limited partnership agreement were terminated and the BGC Group Equity Plan became the sole vehicle for granting equity-based incentive compensation. Accordingly, we no longer use partnership units in BGC Holdings to compensate our employees and other service providers, and all of our equity-based compensation awards are granted under the BGC Group Equity Plan, including those awarded in payment of bonuses under the BGC Group Incentive Plan.

Upon the close of the Corporate Conversion, all equity-based awards and cash tax account awards (“Tax Accounts”) outstanding under the BGC Partners Equity Plan were assumed by BGC Group as awards under the BGC Group Equity Plan with the same terms and conditions that were applicable prior to the Corporate Conversion. All outstanding BGC Holdings limited partnership units, including those held by our executive officers as set forth below, were substituted with awards under the BGC Group Equity Plan, with terms and conditions as set forth in the Corporate Conversion Agreement (as defined below). The details of these assumed and substitute awards are set forth below under “Compensation Discussion and Analysis — Compensation Actions Taken in Connection with the Corporate Conversion.”

Historical Discretionary and Retentive BGC Holdings Partnership Unit Awards for Executive Officers Prior to the Corporate Conversion

Prior to the Corporate Conversion, to incentivize executive officers and hold them accountable to stockholders, our Compensation Committee used a variety of partnership units issued under the Participation Plan. The total number of BGC Holdings limited partnership units issuable under the Participation Plan was determined from time to time by our Board, provided that exchange rights or cash settlement awards relating to units were only granted pursuant to other stock-based awards granted under our Equity Plan. For executive officers, these grants included NPSUs, along with PSUs and PPSUs for our U.S.-based executives and LPUs and PLPUs for our U.K.-based executives who have executed deeds of adherence to BGC Services (Holdings) LLP, a U.K. limited liability partnership (the “U.K. Partnership”). Until such units were granted exchange rights such that they were exchangeable into a share of Class A common stock or for cash or, in some cases, made exchangeable into another partnership unit with a capital account such as an HDU, at the discretion of the Committee, these units were generally forfeitable for any reason, subject to certain exceptions. We believe this incentivized performance given that except for certain units purchased by the partners, these partnership units were able to be redeemed for zero by the Committee at its discretion while in non-exchangeable form.

NPSUs had no value for accounting or other purposes at the time of grant, did not participate in quarterly partnership distributions, were not allocated any items of profit or loss and were not exchangeable into shares of Class A common stock. NPSUs have generally been granted to our executives in the event of business developments, changing compensation requirements or other factors, or in connection with execution of long-term employment arrangements.

From time to time, our Compensation Committee replaced an NPSU with a non-exchangeable PSU or HDU in the U.S. or an LPU in the U.K. A non-exchangeable PSU may also have been replaced with a non-exchangeable HDU. PSUs/LPUs participated in quarterly partnership distributions, but otherwise had no value for accounting purposes and were not exchangeable into shares of Class A common stock until such exchange rights were granted by the Committee. HDUs had a stated capital account and were valued based upon such capital account which is initially based on the closing trading price of Class A common stock at the time the HDU right was granted. HDUs participated in quarterly partnership distributions and were not exchangeable into shares of Class A common stock unless such exchange rights were granted by the Committee.

Executive officers also received PPSUs in the U.S. or PLPUs in the U.K. These units were preferred limited partnership units awarded to holders of, or contemporaneously with the grant of, PSUs or LPUs, respectively. PPSUs were entitled to a preferred distribution of net profits of BGC Holdings but otherwise were not entitled to participate in quarterly distributions. PPSUs/PLPUs could not be made exchangeable into shares of Class A common stock and could only be exchanged for cash, at the determination price established on the date of grant, in connection with an exchange of PSUs, LPUs or HDUs, respectively, and therefore were not included in our fully diluted share count. PPSUs/PLPUs were utilized to provide a mechanism for issuing fewer aggregate share equivalents than traditionally issued in connection with our compensation to have a lesser overall impact on our fully diluted share count. The ratio of the grant of PPSUs/PLPUs to traditional units (e.g., PSUs/LPUs) approximated the compensatory tax rate applicable in the relevant country jurisdiction of the partner recipient. The determination price used to exchange PPSUs/PLPUs for cash was determined by the Compensation Committee on the date of the grant of such unit and was based on a closing trading price of Class A common stock identified by the Committee on such date.

Prior to the Corporate Conversion and commencing with respect to the 2020 year-end compensation cycle, the executive officers received NPSUs, NPPSUs, NLPUs or, NPLPUs that were non-distribution earning initially and converted to distribution earning units 20% per year provided that the Company, inclusive of its affiliates, earned, in aggregate, at least $5,000,000 in gross revenues, and the executive officer met certain service conditions, for the calendar quarter in which the conversion was to occur. These units are designated with “— CV” following the unit type for internal purposes.

Executive officers in the U.K. also received certain LPUs (“LPU-NEWs”) and PLPUs (“PLPU-NEWs”) or certain non-distribution earnings NLPUs (“NLPU-NEWs”) and non-distribution earning NPLPUs (“NPLPU-NEWs”) that had certain employment-related conditions to the grant of exchangeability.

Historical Information Regarding Newmark IPO, Separation Transaction and Spin-Off and Its Effect on BGC’s Compensation

On December 19, 2017, BGC Partners’ former subsidiary Newmark completed its initial public offering (its “IPO”). Through the following series of transactions prior to and following the completion of the Separation (as defined below) and the IPO, Newmark became a separate publicly traded company. Prior to the closing of the IPO, on December 13, 2017, BGC Partners, BGC Holdings, BGC Partners, L.P. (“BGC U.S. OpCo”), Newmark, Newmark Holdings, L.P. (“Newmark Holdings”), Newmark Partners, L.P. (“Newmark OpCo”) and, solely for certain provisions listed therein, Cantor and BGC Global Holdings, L.P. (“BGC Global OpCo”) entered into the Separation and Distribution Agreement (such agreement, as amended from time to time, the “Separation and Distribution Agreement”). Pursuant to the Separation and Distribution Agreement, BGC, BGC Holdings and BGC U.S. OpCo and their respective subsidiaries (other than the Newmark group (defined below), the “BGC group”) transferred to Newmark, Newmark Holdings and Newmark OpCo and their respective subsidiaries (the “Newmark group”) the assets and liabilities of the BGC group relating to BGC’s real estate services business (such series of transactions that resulted in the transfer are herein referred to as the “Separation”).

In connection with the Separation, Newmark Holdings limited partnership interests, Newmark Holdings founding partner interests, Newmark Holdings working partner interests and Newmark Holdings limited partnership units were distributed to holders of BGC Holdings limited partnership interests, BGC Holdings founding partner interests, BGC Holdings working partner interests and BGC Holdings limited partnership units in proportion to such interests of BGC Holdings held by such holders immediately prior to the Separation. Executive officers of the Company who were holders of BGC Holdings limited partnership units received units of Newmark Holdings in connection with the Separation.

On November 30, 2018, BGC Partners completed its distribution (the “Spin-Off”) of all of the shares of Class A common stock and Class B common stock of Newmark held by BGC to BGC Partners’ stockholders as of the close of business on November 23, 2018 through a special pro rata stock dividend pursuant to which shares of Newmark’s Class A common stock held by BGC were distributed to holders of the Class A common stock of BGC and shares of Newmark’s Class B common stock held by BGC were distributed to holders of the Class B common stock of BGC. Following the Spin-Off, BGC no longer held any shares of Newmark.

U.S. generally accepted accounting principles (“GAAP”) compensation charges for all compensation paid by Newmark to Messrs. H. Lutnick and Merkel, including units and other equity awards acquired by them as a result of the Separation and Spin-Off, were taken by Newmark and appear in the Newmark compensation disclosures because such compensation relates to the issuer for which the services are rendered. Conversely, GAAP compensation charges with respect to compensation relating to Newmark units and other equity awards acquired by the other BGC executive officers, such as Mr. Windeatt, as a result of the Separation and Spin-Off are taken by BGC and appear in the BGC compensation disclosures because such executive officers provide services to BGC and not to Newmark.

The Compensation Committee is aware that certain of our current and former executive officers, including Messrs. H. Lutnick and Merkel, may also receive or have received compensation from our affiliates, including Cantor and/or Newmark, but it generally does not specifically review the nature or amount of such compensation. In 2024, Messrs. H. Lutnick, Merkel, Windeatt and Hauf spent approximately 50%, 35%, 100% and 100% of their working time, respectively, on our matters. Mr. Merkel expects to spend approximately 35% of his working time on our matters in 2025. This percentage may vary during 2025 depending on business developments at BGC, Newmark, Cantor or any of our or Cantor’s affiliates. Our other current executive officers expect to spend 100% of their time working on our matters in 2025.

COMPENSATION DISCUSSION AND ANALYSIS

Background

The following Compensation Discussion and Analysis describes the material elements of our executive compensation program for 2024, including aspects of our executive compensation program which were designed and implemented by the Compensation Committee in January 2025, at which time 2024 year-end compensation decisions with respect to each of our executive officers were reviewed and approved.

Our principal executive officer for 2024 was our former Chief Executive Officer, Mr. Howard W. Lutnick, and our principal financial officer for 2024 was our Chief Financial Officer, Mr. Jason Hauf. Our other two executive officers for 2024 were Mr. Sean Windeatt and Mr. Stephen M. Merkel.

On February 18, 2025, Mr. Howard W. Lutnick was confirmed by the United States Senate as the 41st Secretary of Commerce. Following his confirmation, Mr. H. Lutnick stepped down as Chairman of the Board and Chief Executive Officer of the Company and as principal executive officer. Also on February 18, 2025, the Board appointed John Abularrage, JP Aubin, and Sean Windeatt as Co-Chief Executive Officers and Co-Principal Executive Officers of the Company, effective as of February 18, 2025. Messrs. Abularrage and Aubin were not executive officers for 2024 and are therefore not included in the tables under “Executive Compensation.”

Compensation Philosophy

Our executive compensation program, which is under the direction and control of our Compensation Committee, is designed to integrate compensation with the achievement of our short- and long-term business objectives and to assist us in attracting, motivating and retaining the highest quality executive officers and rewarding them for superior performance. Different components of our executive compensation program are geared to shorter- and longer-term performance, with the unified goal of increasing stockholder value over the long term.

In determining the compensation of our executive officers, our Compensation Committee considers a variety of factors, both qualitative and quantitative, consistent with our overall goals. Our objectives include a program that reflects the retentive effect of the payment of appropriate compensation for each executive officer, the pay practices of the Company’s peer group and other companies, the Company’s financial performance as a whole and the performance of various business lines, including as compared to peer data, and the Company’s and the executives’ success in meeting corporate objectives including attracting and retaining qualified brokers and professionals, market position, revenue and profitability and other financial criteria, strategic growth and business positioning, and objectives for long-term competitive advantage. While many of our brokers and other professionals are paid commissions, the compensation received by our executive officers is not typically specifically tied to mathematical formula-based performance targets. Unless compensation is specifically set forth in an applicable employment agreement, the compensation of executive officers is determined based on a holistic review of all relevant compensation factors by the Compensation Committee with no particular weighting toward any specific metric or other factor. Such compensation factors may also include the ability to respond to extraordinary events and manage the business under changing financial, global, health, environmental and other circumstances.

We also believe that executive compensation should reflect the achievement of any individual managerial objectives established for specific executive officers. Specific significant events led by executives, including acquisitions, dispositions and other significant transactions, should also be given significant weight. The performance of our executives in managing our Company, and in the provision of services to our operating partnerships and subsidiaries, considered in light of general economic and specific Company, industry and competitive conditions should be the basis for determining their overall compensation. Further, although the vote is advisory and non-binding on the Board, the Compensation Committee considers the results of the “say-on-pay” vote alongside other considerations and data in reviewing our executive compensation programs.

In designing and implementing our executive compensation program, our Compensation Committee considers our Company’s operating and financial objectives, including our risk profile, and the effect that its executive compensation decisions will have on encouraging our executive officers to take an appropriate level of business, operational and market risk consistent with our overall goal of enhancing long-term stockholder value. In particular, the Committee considers risks and known trends and uncertainties, including those identified in our public filings, and considers how our executive compensation program serves to achieve our operating, financial and other strategic objectives while at the same time mitigating any incentives for our executive officers to engage in excessive risk-taking to achieve short-term results that may not be sustainable in the long term.

Although reviewed by the Committee, our policy is generally that the compensation of our executive officers should not be based on the short-term performance of our Class A common stock, whether favorable or unfavorable, since we believe that the price of our stock will, in the long term, reflect our overall performance and, ultimately, the management of our Company by our executives. Long-term stock performance is reflected in executive compensation through the grant of various equity awards, as described below.

Overview of Compensation and Processes

For 2024, executive compensation was composed of the following principal components: (i) a base salary, which was designed to retain talented executive officers and contribute to motivating and rewarding individual performance; (ii) an incentive bonus award under our Incentive Plan, that was intended to tie financial rewards to the achievement of our short- or longer-term performance objectives; and (iii) an incentive program under our Equity Plan, which was designed to promote the achievement of short- and long-term performance goals, and to align the long-term interests of our executive officers with those of our stockholders through the grant of awards. In all cases, performance objectives and goals relate to the performance of our executives at the Company and in the provision of services to our operating partnerships and subsidiaries.

From time to time, we may also restructure the existing compensation arrangements of our executive officers. We may also adopt various policies or take actions related to or in addition to such restructurings, including with respect to the acceleration of the lapse of restrictions on restricted stock or acceleration of the vesting of RSUs. We may also issue potential extraordinary grants to executive officers which could be based on performance measures, including stock price increase or other measures to be specified.

From time to time, we have also used employment agreements, change in control agreements, retention agreements, and other arrangements, including some with specified target or guaranteed bonus components, and extraordinary bonuses to attract, motivate and retain talented executives. Any such specific current arrangements with our executive officers are summarized under “Executive Compensation — Change of Control Agreements” and “Executive Compensation — Employment Agreements and Deeds of Adherence.”

Our Compensation Committee, with the assistance where appropriate of special project committees or advisors, approves and recommends to our Board that it approve the salaries, bonuses and other compensation of our executive officers. In addition, the Committee approves grants to executive officers under and otherwise administers the Incentive Plan and the Equity Plan.

From time to time, our Compensation Committee has engaged a compensation consultant in connection with its compensation decisions. With respect to 2024, Korn Ferry (the “Advisor”) advised the Committee. The Committee retained the Advisor to provide surveys, information, and other assistance with respect to pay practices and compensation levels at our peer group and other companies, and the Committee discussed with the Advisor all compensation arrangements for 2024. For 2024, the Committee and the Advisor also reviewed pay for performance considerations and metrics and other measures including GAAP and non-GAAP financial results, total revenues, total shareholder return, results and metrics of certain businesses such as those categorized within Fenics, progress with respect to strategic transactions and acquisitions, growth in margins, growth in market share and penetration of certain businesses, strategy and management responsibility, challenges and risk management, and other specific line items and measures in order to review performance and consider compensation awards. The Committee reviewed the Company’s total revenues as a key performance measure for 2024. The Committee and the Advisor reviewed additional performance metrics and goals for 2024, including the market penetration of the Company’s products and businesses in new geographies or markets, strategic acquisitions, joint ventures, and dispositions, and strategic hires or retention of key employees in competitive market conditions and considered various discretionary factors. The Committee reviewed this data with no particular weighting toward any specific metric or other factor. While the Committee does take into consideration peer data and percentiles, the Committee does not attempt solely to benchmark our executive compensation against any level, range, or percentile of compensation paid at any other companies, does not apply any specific measures of internal or external pay equity in reaching its conclusions, and does not employ tally sheets, wealth accumulation, or similar tools in its analysis.

Our Compensation Committee considered whether the Advisor had any conflicts of interest in advising the Committee. In doing so, the Committee considered whether the Advisor had been providing services of any other nature to us; the amount of fees received from us by the Advisor; the policies and procedures adopted by the Advisor that have been designed to prevent conflicts of interest; whether any business or personal relationships existed between the consultants employed by the Advisor who worked on Company matters and any member of the Committee; whether any business or personal relationship existed between such consultants and any of our executive officers; and whether the Advisor or such consultants hold any of our Class A common stock. The Advisor is also providing similar services to Newmark. Upon evaluating such considerations, the Committee found no conflicts of interest in the Advisor advising the Committee.

In attempting to strike an appropriate balance, our Compensation Committee seeks to provide our executive officers with an appropriately diversified mix of fixed and variable cash and non-cash compensation opportunities, time-based and performance-based awards, and short- and long-term incentives. In particular, our performance-based bonuses under our Incentive Plan have focused on a mix of Company-wide and product-specific operating and financial metrics, in some cases based upon our absolute performance and in other cases based upon our performance relative to our peer group or other companies. In addition, our Incentive Plan award opportunities provide for the exercise of discretion by the Committee to reduce, but not increase, amounts granted to our executive officers under the Incentive Plan, and to take individual as well as corporate performance into account in exercising that discretion. Further, the Committee retains the discretion to pay out any amounts finally awarded under the Incentive Plan in equity, rather than cash, and to include restrictions on vesting, resale and forfeiture in any such equity.

Our policy for allocating between currently paid short- and long-term compensation is designed to ensure adequate base compensation to attract and retain talented executive officers, while providing incentives to maximize long-term value for our Company and our stockholders. Cash compensation is provided in the form of base salary to meet competitive salary norms and reward superior performance on an annual basis, and in the form of bonuses and awards for achievement of specific short-term goals or in the discretion of the Compensation Committee. Equity awards reward superior performance against specific objectives and long-term strategic goals and assist in retaining executive officers and aligning their interests with those of our Company and our stockholders. From time to time, we may provide additional equity awards on a periodic basis to reward superior performance, which awards may provide further long-term retention incentives.

Base salaries for the following year are generally set for our executive officers at year-end meetings of our Compensation Committee or in the early part of the applicable year. At these meetings, the Committee also approves the incentive bonuses under our Incentive Plan and any discretionary bonuses for executive officers and grants of equity awards under our Equity Plan to our executive officers for the prior year.

We provide long-term incentives to our executive officers through grants of equity awards which include restricted stock awards (“RSAs”), RSUs and other equity grants under our Equity Plan, with the number of awards determined by reference to the market price of a share of our Class A common stock on the date that the award was granted or such other date that awards to executive officers are made generally. Historically, grants under our Equity Plan that have had vesting provisions have had time-based, rather than performance-based, vesting schedules, although the plan is flexible enough to provide for performance-based vesting schedules.

For compensation for fiscal year 2024 and historically in prior years, at or around the year-end, first quarter or second quarter Compensation Committee meetings, Mr. H. Lutnick, in his now-former roles as Chairman of the Board and Chief Executive Officer made compensation recommendations to the Committee with respect to the other executive officers. Such executive officers were not present at the time of these deliberations. The Committee has historically deliberated on compensation decisions with respect to all executive officers other than Mr. H. Lutnick in the presence of Mr. H. Lutnick, and separately in executive sessions with the Advisor as to all executive officers, including Mr. H. Lutnick, outside of the presence of Mr. H. Lutnick. With respect to the determination of compensation for executive officers, including historically for Mr. H. Lutnick, the Committee reviewed information from Mr. H. Lutnick as it deemed necessary or appropriate and the input from the Advisor, but ultimately the Committee made the sole determination of the compensation of all of our executive officers, including that of Mr. H. Lutnick during the periods where he served as an executive officer.

Going forward, we expect that the Co-Chief Executive Officers will make compensation recommendations with respect to the executive officers for the Compensation Committee’s consideration, and the Compensation Committee will continue to maintain its process of deliberation and to make the sole determination of the compensation of our executive officers.

During the first half of each fiscal year, it has been the practice of our Compensation Committee to establish annual incentive performance goals or guidelines for executive officers under the Incentive Plan, with the Committee retaining discretion to determine any bonuses earned at or after the end of the year. All executive officers in office at that time are eligible to participate in the Incentive Plan. In all cases, such performance measures relate to the performance of our executive officers at the Company and in the provision of services to our operating partnerships and subsidiaries.

Timing of Awards

Equity awards to our executive officers that are in payment of Incentive Plan or discretionary bonuses are typically granted annually in conjunction with our Compensation Committee’s review of Company and individual performance of our executive officers, although interim grants may be considered and approved from time to time. The Committee’s annual review generally takes place at year-end meetings, which are generally held in the first quarter of each year, although the reviews may be held at any time and from time to time throughout the year. Grants to executive officers may be made on a mid-year or other basis in the event of business developments, changing compensation requirements or other factors, in the discretion of the Committee.

Our policy in recent years has generally been to award year-end grants to executive officer recipients by the end of the calendar year or in or shortly after the first quarter thereafter, with grants to non-executive employees occurring closer to the end of the first quarter of the following year. Grants, if any, to newly hired employees are generally effective on the first day of the quarter following the employee’s first day of employment. In addition, from time to time the Company may offer compensation enhancements or modifications to employees that it does not offer to its executive officers.

The exercise price of all exercisable equity-based compensation is set at the closing price of our Class A common stock on Nasdaq on the date of grant. With respect to limited partnership units prior to the Corporate Conversion and other equity-based awards in general, grants were made based on a dollar value, with the number of units or shares determined by reference to the market price of our Class A common stock on the date of grant or other factors such as the number of outstanding units intended to receive exchange rights or distribution-earning rights.

Equity Plan Awards

It is the Compensation Committee’s general policy to award RSUs and other equity awards (or partnership awards prior to the Corporate Conversion) to our executive officers in order to align their interests with those of our long-term investors and to help attract and retain qualified individuals. Our Equity Plan permits the Committee to grant restricted stock, stock options, stock appreciation rights, deferred stock such as RSUs, bonus stock, performance awards, dividend equivalents, and other stock-based awards, including, prior to the Corporate Conversion, to provide exchange rights for shares of our Class A common stock and cash settlement awards relating to BGC Holdings limited partnership units.

Our Compensation Committee retains the right to grant a combination of forms of such awards under our Equity Plan to executive officers as it considers appropriate or to differentiate among executive officers with respect to different types of awards, however, the Committee has granted joint authority to Messrs. Abularrage, Aubin, and Windeatt, our Co-Chief Executive Officers, to grant awards to non-executive officer employees of our Company under the Equity Plan and to establish sub-plans for such persons.

Retentive Nature of Equity Awards

We consider our RSUs to be highly retentive due to the long-term vesting and forfeiture provisions relating to these awards. These awards contain extended vesting schedules which we consider to be highly retentive and that vary based upon compensation level and role, which in most cases are largely dependent upon continued service.

Our executive officers currently hold much of their personal net worth in a combination of our equity-based awards in addition to stock held outright. Messrs. Merkel, Abularrage, Aubin, Windeatt and Hauf hold RSUs. As a result of the Corporate Conversion, our executive officers no longer hold any limited partnership units of BGC Holdings; however, Messrs. Hauf and Windeatt hold equity awards that are substitutes for the non-exchangeable limited partnership units of BGC Holdings that they held prior to the Corporate Conversion. Messrs. H. Lutnick and Merkel also hold partnership interests in Cantor, which through its and CFGM’s ownership of shares of our Class B common stock, controls approximately 66.1% of the Total Voting Power of the outstanding BGC common stock as of September 16, 2025.

Tax and Accounting Treatment

Our management and Compensation Committee recognize that we are subject to certain Financial Accounting Standards Board and SEC guidance on share-based awards and other accounting charges with respect to the compensation of our executive officers and other employees. However, our management and the Committee do not believe that these accounting charges should necessarily determine the appropriate types and levels of compensation to be made available. Where material to the Committee’s decisions, these accounting charges will be described in our compensation discussion and analysis, compensation tables and related narratives.

Prior to the Corporate Conversion, the BGC Partners Compensation Committee granted equity and partnership awards to our executive officers in a variety of ways under the BGC Partners Compensation Plans, including restricted stock, RSUs, exchange rights, cash settlement awards, options and other equity grants under the BGC Partners Equity Plan and non-exchangeable limited partnership unit awards under the Participation Plan. Currently, after the Corporate Conversion, our Compensation Committee may grant equity awards to our executive officers in a variety of ways under the BGC Group Compensation Plans, including RSUs, RSAs, cash awards, options and other equity awards under our Equity Plan. Grants of such awards may have different accounting and tax treatments and may be reported differently in the compensation tables and related narratives depending on the type of award granted and how and when it is granted.

For U.S. GAAP purposes, a compensation charge for PSUs, LPUs and similar limited partnership units, with no stated vesting schedule, was recognized at fair value on the date that an exchange right was granted to such units to acquire shares of Class A common stock, or such units were redeemed in connection with the issuance of shares of Class A common stock.

Additionally, when the shares of Class A common stock were issued upon exchange or redemption, a U.S. federal income tax deduction was generally allowed equal to the fair market value of a share of our Class A common stock on the date of exchange or redemption.

If shares of restricted stock granted are not subject to continued employment or service with us or any affiliate or subsidiary of ours, even if they are subject to compliance with our customary non-compete obligations, the grant-date fair value of the restricted stock will be expensed on the date of grant.

Furthermore, equity-based compensation expense recognized under U.S. GAAP during the period, for equity-based awards with a stated vesting schedule, (including, prior to the Corporate Conversion, units with a stated schedule for the grant of exchange rights), is based on the value of the portion of equity-based payment awards that is ultimately expected to vest. The grant-date fair value of equity-based awards with a stated vesting schedule is amortized to expense ratably over the awards’ vesting periods. As this equity-based compensation expense recognized in the Company’s Consolidated Statements of Operations is based on awards ultimately expected to vest, it is reviewed for estimated forfeitures. Further, forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In cases where actual forfeitures change original forfeiture assumptions, then an adjustment to previously recognized compensation cost and the related deferred tax asset will be recorded.

For tax purposes, a U.S. federal income tax deduction is generally allowed on RSUs and restricted stock when restrictions lapse and vesting into shares of Class A common stock occurs. At that time, the Company will determine if there is any excess tax benefit or deficiency by reference to the current stock price in relation to the grant date fair value.

Compensation Recovery/Clawback Policy

The Company adopted the Clawback Policy for its executive officers effective as of December 1, 2023, with retroactive applicability to October 2, 2023. The Clawback Policy applies to Incentive-Based Compensation. The Clawback Policy provides for recovery of Incentive-Based Compensation received by a covered person in the event of an accounting restatement due to material noncompliance with financial reporting requirements that is in excess of the Incentive-Based Compensation that such person would have received based upon the restated financial reporting measure. The Clawback Policy applies to Incentive-Based Compensation and not to compensation that is purely discretionary or based on subjective goals or goals unrelated to financial reporting measures.

2024 Compensation Actions Taken by the Compensation Committee

The compensation approved by our Compensation Committee and paid to our executive officers for 2024 is described in full in our Summary Compensation Table herein and the footnotes thereto. Below are descriptions of the various considerations and actions taken by our Compensation Committee for the determination of year-end compensation for our executive officers.

Consideration of Peer Data for 2024 and Other Factors

As part of its compensation process, in addition to qualitative and strategic factors, the Compensation Committee considered various peer, financial and market metrics by reviewing the latest public financial information available at the time as compared with the disclosed growth of these same metrics for BGC’s traditional public peers, Compagnie Financière Tradition SA and TP ICAP Group plc, compared to the prior year. These metrics included total consolidated revenue, year-to-date share price and market capitalization changes, cumulative one, three, and five-year total shareholder return, changes in margins, and other financial measures including financial results and metrics of certain businesses such as those categorized within Fenics, and growth in market share and penetration of certain of our businesses. The Committee also reviewed the year-on-year growth of the Company’s inter-dealer broker market share as compared to its peers over the same time frame. The data indicated that growth in our total consolidated revenue outpaced industry peers over the time periods presented and change in growth in our share price outperformed our peer group in the aggregate over the prior five year period as presented.

Performance data, including both financial and market data, are often reviewed by the Committee as presented by management and by the Advisor. As part of its compensation process, the Committee reviewed this peer data broadly and as part of its mix of factors, with no particular weighting toward any specific metric or other factor. Further, as discussed under “— Overview of Compensation and Processes,” while we use market data from peer companies as a reference point for evaluating our executive compensation program among other qualitative and quantitative factors, we do not benchmark against any specific compensation level or metric.

Base Salary

Our executive officers receive base salaries or similar cash payments intended to reflect their skills, expertise and responsibilities. Subject to any applicable employment or other agreements, such payments and subsequent adjustments, if any, will be reviewed and approved by our Compensation Committee annually, based on a variety of factors, which may include, from time to time, a review of relevant salaries of executives at our peer group of companies and others and each executive officer’s individual performance for the prior year, including each executive officer’s experience and responsibilities.

We generally establish base pay at levels comparable to our peer group and other companies which employ similarly skilled personnel, including CME Group, Inc., Compagnie Financière Tradition SA, Evercore Inc., Houlihan Lokey, Inc., Interactive Brokers Group, Inc., Intercontinental Exchange, Inc., Lazard Ltd., LPL Financial Holdings Inc., MarketAxess Holdings, Inc., Nasdaq, Inc., Oppenheimer Holdings Inc., Piper Sandler Companies, Raymond James Financial, Inc., The Charles Schwab Corporation, Stifel Financial Corp., TP ICAP Group plc, Tradeweb Markets Inc. and Virtu Financial, Inc. While we determine these levels by reviewing publicly available information with respect to our peer group of companies and others, we have not traditionally engaged in benchmarking against a certain market percentile or otherwise, either individually or in the aggregate.

Base Salaries for 2024

Annual base salary rates for 2024 were established in March 2024 by our Compensation Committee for all of our executive officers. In setting the base salary rates for 2024, the Committee considered the qualifications, experience and responsibilities of our executive officers. The base salary rates for 2024 were continued at $1,000,000 for Messrs. H. Lutnick and Merkel, $700,000 for Mr. Hauf, and £700,000 (approximately $896,000 as of March 7, 2024) for Mr. Windeatt.

Base Salaries for 2025

Annual base salary rates for 2025 were established in January 2025 by our Compensation Committee for all of our executive officers in office at the time. In setting the base rates for 2025, the Committee considered the qualifications, experience and responsibilities of our executive officers. The base salary rates for 2025 were continued at $1,000,000 for Messrs. H. Lutnick and Merkel, and $700,000 for Mr. Hauf, and increased to £750,000 (approximately $911,438 as of January 13, 2025) for Mr. Windeatt. Base salaries for Mr. Aubin and Mr. Abularrage, were approved by the Compensation Committee on February 18, 2025 in connection with their respective employment agreements. Mr. Aubin’s base salary for 2025 is €705,000 (approximately $739,439 as of February 18, 2025) and Mr. Abularrage’s base salary for 2025 is $750,000. See “Executive Compensation — Employment Agreements and Deeds of Adherence.”

Incentive Plan Awards

We generally intend to award performance-based compensation in the form of bonuses to our executive officers, including pursuant to the Incentive Plan. The Compensation Committee believes that such performance-based compensation appropriately aligns the interests of our executive officers with the interests of our stockholders.

With respect to each performance period, our Compensation Committee specifies the applicable performance criteria and targets to be used under the Incentive Plan for that performance period. These performance criteria, which may vary from participant to participant, will be determined by the Committee and may be based upon one or more of the following performance measures and may be expressed on an absolute and/or relative basis and on a GAAP or non-GAAP basis:

•        pre-tax or after-tax net income;

•        pre-tax or after-tax operating income;

•        total or gross revenues or similar items;

•        profit, earnings or other margins;

•        stock price, dividends and/or total stockholder return;

•        EBITDA measures;

•        cash flow(s);

•        market share;

•        pre-tax or after-tax earnings per share;

•        pre-tax or after-tax operating earnings per share;

•        expenses;

•        return on investment or equity;

•        environmental, social, and governance, sustainability, or similar criteria; or

•        strategic business criteria, consisting of one or more objectives based upon meeting specific revenue, market penetration, or geographic business expansion goals, cost targets and goals relating to acquisitions or divestitures or any combination thereof or similar objectives or criteria as determined by the Compensation Committee.

The actual Incentive Plan bonus paid to any given participant at the end of a performance period is based upon the extent to which the applicable performance goals for such performance period are achieved, subject to the exercise of negative discretion to determine bonuses based on such factors as the Compensation Committee determines, and may be paid in cash or in equity awards. These awards also serve as incentives for future performance and retention.

In addition, from time to time, our Compensation Committee may provide for target or guaranteed bonuses in employment or other agreements in order to attract and retain talented executives, or may grant ad hoc discretionary bonuses when an executive officer is not eligible to participate in the Incentive Plan award opportunities for that performance period or when it otherwise considers such bonuses to be appropriate. Such bonuses may also be paid in cash or in equity awards.

Incentive Plan Bonus Goals for 2024

In March 2024, our Compensation Committee determined that Messrs. H. Lutnick, Merkel, Windeatt and Hauf would be participating executives for 2024 in our Incentive Plan. In the case of our U.K.-based executive officer, Mr. Windeatt, the bonus award opportunities are governed by the Incentive Plan and administered by the Committee.

For 2024, the Compensation Committee established performance criteria for all executive officers and determined that each individual would be eligible for the opportunity to be paid a bonus equal to the maximum value allowed for each individual pursuant to the terms of the Incentive Plan (i.e., $25 million) provided that (i) the Company achieved operating profits or Adjusted Earnings annually for 2024, as calculated on substantially the same basis as in the Company’s earnings release for the fiscal year ended December 31, 2023, (ii) the Company achieved improvement or percentage growth in gross revenue or total or net transaction volumes for any product for 2024 as compared to 2023 over any of its peer group members or other industry measures, as reported in the Company’s earnings release for the fiscal year ended December 31, 2024, in each case calculated on substantially the same basis as in the Company’s 2023 earnings release and compared to the most recently available peer group information or other industry measures, (iii) the Company increased its market penetration for any product or business into any new market or geography in 2024 as compared to 2023, (iv) the Company achieved the successful execution in 2024 of any material, significant, accretive, or strategic acquisition, entry into any joint venture, or disposition of any business or asset, (v) the Company achieved in 2024 the strategic hire or retention of key personnel in competitive market conditions, or (vi) the Company achieved in 2024 other strategic or significant performance as recognized by the Compensation Committee in its sole discretion (collectively, the “Performance Goals”).

The Compensation Committee determined that the payment of any such bonus may be in the form of cash, shares of our Class A common stock, other equity awards permitted under our Equity Plan or otherwise. The Committee retained the right to reduce, in its sole and absolute discretion, the amount of any Incentive Plan bonus payment based upon any factors it determines, including whether and the extent to which the Performance Goals or any other corporate, as well as individual, performance objectives had been achieved.

Incentive Plan Bonuses Awarded for 2024

On January 13, 2025, having determined that the Performance Goals established in the first quarter of 2024 had been met for 2024, our Compensation Committee made awards to the participating executive officers for 2024 under our Incentive Plan. The equity awards were granted using a stock price of $9.45 and provided a combination of short- and long-term incentives that align the Company’s financial performance with its executive compensation. In addition to short-term cash compensation awarded to the participating executives, the Committee awarded significant portions of the 2024 Incentive Plan awards to the participating executives in the form of equity awards, which included RSUs and RSUs-LLP (which are RSUs that have a three year cliff vesting and are specific to individuals that are members of the U.K. Partnership) in the case of Mr. Windeatt. By choosing to pay a portion of Messrs. Merkel’s, Windeatt’s, and Hauf’s award in equity, the Compensation Committee expects to incentivize our executive officers with respect to future performance and encourage ongoing contributions to management, our results and our existing and future businesses. The approval and issuance of the equity awards was effective April 1, 2025.

In making its bonus determinations for 2024, our Compensation Committee considered various qualitative and quantitative compensation factors, including the Performance Goals, the retentive effect of the payment of appropriate compensation for each executive officer, and the Company’s financial performance as a whole and the performance of various business lines, including as compared to peer data. The impact of any of these measures during 2024 or beyond may materially impact the value of current and previous equity awards, thus aligning the interests of the executive officers with those of our stockholders. The Compensation Committee also considered the pay practices of the Company’s peer group and other companies, including a compensation survey prepared by, and advice from, the Advisor. The Compensation Committee reviewed specific compensation data provided by the Advisor relating to compensation practices at other people-based and brokerage businesses. The Compensation Committee also reviewed data provided by the Advisor relating to compensation and monetization of other executives departing public companies for public service. The specific Incentive Plan awards to our executive officers were as follows:

•        Mr. Howard W. Lutnick’s 2024 award consisted of an aggregate bonus of $14,000,000, all of which was paid in current cash compensation. The value of the bonus for Mr. H. Lutnick is the same as what Mr. H. Lutnick was awarded with respect to calendar year 2023. In exercising its discretion regarding the amount and form of this award, the Committee focused on Mr. H. Lutnick’s leadership efforts, strategic guidance and business initiatives as well as Mr. H. Lutnick’s historical leadership of the Company. In addition to this award, subject to and upon Mr. H. Lutnick being reported out favorably by the U.S. Senate Committee on Commerce, Science & Transportation in connection with his confirmation hearings, the Committee approved the acceleration of vesting of Mr. H. Lutnick’s then-outstanding 1,304,864 RSUs, less applicable taxes and withholdings. The event occurred, which resulted in the acceleration of the RSUs and net delivery of 583,274 shares of Class A common stock.

•        Mr. Merkel’s 2024 award consisted of an aggregate bonus of $1,750,000 and was paid (i) $1,062,500 in cash compensation; and (ii) $687,500 in a long-term award of 72,751 RSUs, granted using a stock price of $9.45 and which vest ratably on each of the first (1st) through fifth (5th) anniversaries of the grant date provided he is substantially providing services to BGC on each vesting date, and contingent upon BGC and its affiliates generating at least $5 million in revenue for the quarter in which the vesting occurs. The aggregate value of the bonus for Mr. Merkel is $450,000 higher than what Mr. Merkel was awarded with respect to calendar year 2023. In exercising its discretion regarding the amount and form of this award, the Committee considered retention and his broad role in managing legal and regulatory issues during the year, his guidance on regulatory and other matters for new business initiatives and overall leadership on business, legal and regulatory matters in 2024, as well as his additional expected management responsibilities before and after Mr. H. Lutnick’s departure.

•        Mr. Windeatt’s 2024 award consisted of an aggregate bonus of £2,508,000 ($3,047,847 as of January 13, 2025) and was paid (i) £1,925,000 in current cash compensation; and (ii) £583,000 in a long-term award of 73,098 RSUs-LLP, granted using a stock price of $9.45 after application of a 2.5% adjustment for the U.K. Partnership administration fee, and which vest April 1, 2028, provided he remains a member in good standing of the U.K. Partnership on the vesting date and has complied at all times with his then-current Deed of Adherence with the U.K. Partnership and all other agreements with BGC and its affiliates, and that U.K. Partnership senior management has reasonably determined that he has at all times satisfactorily performed his duties for the U.K. Partnership, taking into account, inter alia, as applicable, his performance evaluation(s) and adherence to regulatory obligations, compliance requirements, and applicable law. Vesting of the long-term award is also contingent upon BGC and its affiliates generating at least $5 million in revenue for the quarter in which the vesting occurs. The RSUs-LLP reflect the revised design and terms of the U.K. Partnership structure generally based on current tax guidance. The aggregate value of the bonus for Mr. Windeatt is £750,000 higher than what Mr. Windeatt was awarded with respect to calendar year 2023. In exercising its discretion regarding the amount and form of this award, the Committee considered his responsibilities and duties including management of brokerage relationships and brokers, acquisitions and the Company’s financial performance, internal and external peer data, as well as his additional front-office and management responsibilities.

•        Mr. Hauf’s 2024 award of $750,000 was paid (i) $387,500 in current cash compensation; and (ii) $362,500 in a long-term award of 38,360 RSUs granted using a stock price of $9.45 and which vest ratably on each of the first (1st) through fifth (5th) anniversaries of the grant date provided he is substantially providing services to BGC on each vesting date, and contingent upon BGC and its affiliates generating at least $5 million in revenue for the quarter in which the vesting occurs. The aggregate value of the bonus for Mr. Hauf is $100,000 higher than what Mr. Hauf was awarded with respect to calendar year 2023. In exercising its discretion regarding the amount and form of this award, the Committee considered his strong efforts in managing the financial reporting function and participation in acquisitions and strategy.

For all compensation that relied upon converting U.S. dollars into pounds, the GBP FX exchange rate on January 13, 2025, the date that our Compensation Committee approved the 2024 year-end compensation, was used, which was 1.21525 USD to 1 GBP.

In 2024, the Incentive Plan cash bonus for Messrs. H. Lutnick, Merkel, Windeatt, and Hauf as a percentage of the overall total compensation paid to them by BGC was approximately 93.33%, 38.64%, 60.01%, and 26.72%, respectively.

Incentive Plan Bonus Goals for 2025

In April 2025, our Compensation Committee determined that Messrs. Merkel, Abularrage, Aubin, Windeatt and Hauf, our current executive officers, would be participating executives for 2025 in our Incentive Plan. For 2025, the Committee established performance criteria for all executive officers and determined that each individual would be eligible for the opportunity to be paid a bonus equal to the maximum value allowed for each individual pursuant to the terms of the Incentive Plan (i.e., $25 million) provided that (i) the Company achieves operating profits or Adjusted Earnings annually for 2025, as calculated on substantially the same basis as in the Company’s earnings release for the fiscal year ended December 31, 2024 (the “2024 earnings release”), (ii) the Company achieves improvement or percentage growth in gross revenue or total or net transaction volumes for any product for 2025 as compared to 2024 over any of its peer group members or other industry measures, as reported in the Company’s earnings release for the fiscal year ended December 31, 2025, in each case calculated on substantially the same basis as in the Company’s 2024 earnings release and compared to the most recently available peer group information or other industry measures, (iii) the Company increases its market penetration for any product or business into any new market or geography in 2025 as compared to 2024, (iv) the Company increases its revenue for any product or business so as to achieve greater diversification of its existing businesses in 2025 as compared to 2024, (v) the Company achieves the successful execution in 2025 of any material, significant, accretive, or strategic acquisition, entry into any joint venture, or disposition of any business or asset, (vi) the Company achieves in 2025 the strategic hire, retention or development of key personnel in competitive market conditions, or (vii) the Company achieves in 2025 other strategic or significant performance as recognized by the Committee in its sole discretion (collectively, the “2025 Performance Goals”).

The 2025 Performance Goals, in each case, are expected to be reviewed by the Compensation Committee with no particular weighting toward any specific 2025 Performance Goal or other factor and are subject to any appropriate corporate adjustment to reflect stock splits, reverse stock splits, mergers, spin offs or any other extraordinary corporate transactions. As each of the Company’s executive officers also provides services to certain of our operating partnerships and subsidiaries, potential bonuses for 2025 are also on behalf of all such operating partnerships and subsidiaries, as may be applicable.

The Compensation Committee determined that the payment of any such amount may be in the form of cash, shares of Class A common stock, or other equity awards permitted under our Equity Plan. To the extent determined to reflect the portion of an executive officer’s compensation related to services performed for a particular subsidiary, entity or affiliate, as noted above, the cost of compensation awarded under any of the BGC Group Compensation Plans shall be borne by such operating partnership or entity. The Committee, in its sole and absolute discretion, retains the right to reduce the amount of any Incentive Plan bonus payment based upon any factors it determines, including whether and the extent to which the 2025 Performance Goals or any other corporate, as well as individual, performance objectives have been achieved. The Committee further retains discretion to authorize bonuses and other awards to the participating executives regardless of whether or not such bonuses and awards are tax deductible under tax laws in effect at the time of such bonuses and awards.

Transactions with and Modifications of Awards to Executive Officers

From time to time, the Compensation Committee generally approves the acceleration of the vesting of RSUs or other awards or other repurchase or monetization transactions (and prior to the Corporate Conversion, the monetization of previously issued and outstanding partnership units) in order to provide liquidity to the executives, taking into consideration the retentive impact of the remaining awards held by the executives.

2025 Actions Regarding Outstanding Awards

On February 5, 2025, the Company accelerated the vesting of 1,304,864 of Mr. H. Lutnick’s RSUs granted under the BGC Group Equity Plan, which each represented a contingent right to receive one share of Class A common stock. The Company withheld 721,590 shares for taxes at $9.38 per share and the remaining 583,274 shares were delivered to him. The acceleration of the vesting of the RSUs and the withholding of shares for taxes was approved by the Compensation Committee.

On July 30, 2025, the Company accelerated the vesting of 37,092 of Mr. Hauf’s RSUs granted under the BGC Group Equity Plan, which each represented a contingent right to receive one share of Class A common stock. The Company withheld 12,849 shares for taxes at $9.72 per share and the remaining 24,243 shares were delivered to him. Additionally, on July 30, 2025, the Company accelerated the vesting of $125,000 of Mr. Hauf’s RSU Tax Account. The acceleration of the vesting of the RSUs and RSU Tax Account and the withholding of shares for taxes was approved by the Compensation Committee.

2024 Actions Regarding Outstanding Awards

On April 1, 2024, 158,449 of Mr. Windeatt’s RSAs vested pursuant to the terms of the grant of RSAs resulting from the Corporate Conversion issued in connection with the terms of the grant of the former 103,812 non-exchangeable BGC Holdings LPU-NEWs and 55,899 BGC Holdings PLPU-NEWs issued to Mr. Windeatt on April 1, 2022.

On October 7, 2024, the Compensation Committee approved the redemption of 327,127 non-exchangeable Newmark Holdings LPUs and 30,285 non-exchangeable Newmark Holdings PLPUs with a determination amount of $278,258, held by Mr. Windeatt. In connection with this redemption, Mr. Windeatt received 271,362 shares of Newmark Class A common stock (239,428 Newmark Holdings LPUs multiplied by the then-current exchange ratio applicable for exchanges of Newmark Holdings LPUs into shares of Newmark Class A common stock) and a cash payment of $251,128 for (27,332 Newmark Holdings PLPUs). Mr. Windeatt’s remaining 31,700 of Newmark Holdings LPUs and 2,953 Newmark Holdings PLPUs, with a determination amount of $27,130, were redeemed for zero in connection with the administration fee of the U.K. Partnership of which Mr. Windeatt is a member.

2023 Actions Regarding Outstanding Awards

On May 18, 2023, all of Messrs. Merkel’s and H. Lutnick’s BGC Holdings LPUs were redeemed or exchanged. See “— Compensation Actions Taken in Connection with the Corporate Conversion” and “— Former Standing Policy for Howard W. Lutnick” for a discussion of the treatment of partnership unit awards held by our executive officers in connection with the Corporate Conversion.

On April 1, 2021, the Compensation Committee granted Mr. Windeatt 128,279 non-exchangeable BGC Holdings LPUs. Pursuant to the exchange rights schedule of the grant, on April 1, 2023, the 128,279 non-exchangeable BGC Holdings LPUs became immediately exchangeable. On June 8, 2023, the Company repurchased all of Mr. Windeatt’s 128,279 exchangeable BGC Holdings LPUs at a price of $4.79 per unit, which was the closing price of a share of our Class A common stock on June 8, 2023.

See “— Compensation Actions Taken in Connection with the Corporate Conversion” for discussion of the impact of the Corporate Conversion on awards held by our executive officers then in office.

On July 10, 2023, the Compensation Committee approved accelerating the vesting of 720,509 of the Company’s RSUs held by Mr. Windeatt (calculated based upon the closing price of the Company’s Class A common stock on July 10, 2023, which was $4.45) and the vesting of $780,333 of the RSU Tax Account held by Mr. Windeatt. Such RSUs and RSU Tax Account amount vested on July 12, 2023, and the total value of this transaction was approximately $3,986,600.

2022 Actions Regarding Outstanding Awards

Pursuant to the terms of the “NEW” awards previously approved by the Compensation Committee and issued to Mr. Windeatt in March 2020, Mr. Windeatt’s 135,514 non-exchangeable BGC Holdings LPU-NEWs and 27,826 non-exchangeable PLPU-NEWs (at the average determination price of $4.84 per unit) became exchangeable on

March 2, 2022. On August 11, 2022, the Company repurchased 135,514 exchangeable BGC Holdings LPU-NEWs held by Mr. Windeatt at the price of $4.08 per unit, which was the closing price of our Class A common stock on August 11, 2022, and redeemed 27,826 exchangeable PLPU-NEWs held by Mr. Windeatt for $134,678, less applicable taxes and withholdings.

Effective January 1, 2021, the Compensation Committee awarded 458,425 NLPUs and 246,844 NPLPUs to Mr. Windeatt, with the expectation of attributing twenty percent (20%) of such award, valued at £292,000, to compensation for each of 2020, 2021, 2022, 2023 and 2024. On March 14, 2022, the Committee approved the conversion of twenty percent (20%) of such NLPUs and NPLPUs into non-exchangeable BGC Holdings LPUs and PLPUs for each of calendar years 2020 through 2024. As a result, because such award was included for calendar years 2020 and 2021, forty percent (40%) of such award was converted in 2022. Prior to the Corporate Conversion, it was expected that 91,685 BGC Holdings NLPUs and 49,369 NPLPUs would be converted in each of 2023, 2024 and 2025. As a result of the Corporate Conversion, Mr. Windeatt received RSUs and RSU Tax Accounts in substitution for these units. When determining Mr. Windeatt’s compensation for 2022, 2023 and 2024, the Compensation Committee attributed £292,000 of compensation to him for each fiscal year in connection with such award.

Former Standing Policy for Howard W. Lutnick

BGC Group Standing Policy

On July 1, 2023, in connection with the Corporate Conversion, the Board of Directors and Audit Committee of BGC Group approved the BGC Group standing policy, which provided Mr. H. Lutnick the same right, subject to certain conditions, to accept or waive opportunities that have previously been offered, or that may be offered in the future, to any other BGC Group executive officer to participate in (i) any opportunity to monetize or otherwise provide liquidity with respect to some or all of his BGC Group equity awards, or to accelerate the lapse of or eliminate any restrictions on transferability with respect to shares of BGC Group Class A common stock, as well as (ii) any opportunity to change or modify the terms of any equity interest or awards of BGC Group.

Under the policy, Mr. H. Lutnick would be treated no less favorably than, and in proportion to, any other executive officer with respect to the change, right or modification of equity awards, which include, but are not limited to, opportunities (i) to have stock, RSUs, restricted stock or other equity or similar grants replaced by other stock or equity; (ii) to have stock awards, RSUs or equity received upon such replacement redeemed by BGC Group for cash; (iii) to accelerate the lapse of or eliminate any restrictions on transferability with respect to RSUs, restricted shares, equity grants or any similar stock or equity awards of Class A common stock; and (iv) to replace non-distributing equity units with distributing equity and replace any preferred equity with non-preferred equity. The policy may also include vesting or exchange of equity and the issuance of new shares, RSUs, RSAs, equity grants or any stock or equity awards.

Under the policy, Mr. H. Lutnick would have the right to accept or waive in advance some or all of the foregoing offers of opportunities that the Company may offer to any other executive officer. In each case, Mr. H. Lutnick’s right to accept or waive any opportunity offered to him to participate in any such opportunity would be cumulative (and, accordingly, Mr. H. Lutnick would again have the right to accept or waive the opportunity to participate with respect to such portion previously waived if and when any additional opportunity is offered to any other executive officer) and be equal to the greatest percentage of shares of stock, RSUs, RSAs, equity grants or any similar stock or equity awards in BGC Group with respect to which any other executive officer has been or is offered with respect to all of such opportunities.

As of February 18, 2025, the date that Mr. H. Lutnick stepped down from his positions with the Company, Mr. H. Lutnick no longer had awards for which he had previously waived monetization rights and for which he could have future monetization rights pursuant to the standing policy.

Historical BGC Partners Standing Policy Prior to the Corporate Conversion

In December 2010, as amended in 2013 and in 2017, the BGC Partners Audit Committee and Compensation Committee approved a standing policy that gave Mr. H. Lutnick the same right, subject to certain conditions, to accept or waive opportunities offered to other executive officers to monetize or otherwise provide liquidity with respect to some or all of their limited partnership units of BGC Holdings or to accelerate the lapse of or eliminate any restrictions on equity awards, and provided generally that Mr. H. Lutnick would be treated no less favorably than, and in proportion to, any other executive officer with respect to the change, right or modification of partnership or equity awards. The description of the standing policy prior to the Corporate Conversion was generally consistent with the existing policy except that it included partnership units, which are no longer outstanding following the Corporate Conversion. Mr. H. Lutnick historically has elected to waive his right to participate in most such opportunities under the standing policy.

In connection with the Corporate Conversion, on May 18, 2023 the BGC Partners Compensation Committee approved the redemption of all of the non-exchangeable BGC Holdings units held by Mr. Merkel at that time. On May 18, 2023, Mr. Merkel’s 148,146 NPSU-CVs, 33,585 PSU-CVs, and 74,896 PSUs were redeemed for zero and an aggregate of 256,627 shares of Class A common stock were granted to Mr. Merkel, and 148,146 NPPSU-CVs with a total determination amount of $681,250 and 33,585 PPSU-CVs with a total determination amount of $162,500 were redeemed for an aggregate cash payment of $843,750. After deduction of shares of BGC Partners Class A common stock to satisfy applicable tax withholding through the surrender of shares of BGC Partners Class A common stock valued at $4.61 per share, Mr. Merkel received 196,525 net shares of Class A common stock.

Since Mr. H. Lutnick had previously repeatedly waived his rights under the standing policy, as of May 18, 2023 his rights had accumulated for 7,879,736 non-exchangeable PSUs, and 103,763 non-exchangeable PPSUs with a determination amount of $474,195. Due to the May 18, 2023 monetization of all of Mr. Merkel’s then-remaining non-exchangeable BGC Holdings units, on such date Mr. H. Lutnick received additional incremental monetization rights for his then-remaining 3,452,991 non-exchangeable PSUs, and 1,348,042 non-exchangeable PPSUs with a determination amount of $6,175,805.

In connection with the Corporate Conversion and, as a result of the monetization event for Mr. Merkel, on May 18, 2023 Mr. H. Lutnick elected to exercise in full his monetization rights under the standing policy, which he had previously waived in prior years. All of the non-exchangeable BGC Holdings units that Mr. H. Lutnick held at that time were monetized as follows: 11,332,727 PSUs were redeemed for zero and 11,332,727 shares of Class A common stock were granted to Mr. H. Lutnick, and 1,451,805 PPSUs with an aggregate determination amount of $6,650,000 were redeemed for an aggregate cash payment of $6,650,000. After deduction of applicable tax withholding through the surrender of shares of BGC Partners Class A common stock valued at $4.61 per share, Mr. H. Lutnick received 5,710,534 net shares of Class A common stock.

On May 18, 2023, Mr. H. Lutnick also exchanged his then-remaining 520,380 exchangeable PSUs for 520,380 shares of Class A common stock. After deduction of applicable tax withholding through the surrender of shares of BGC Partners Class A common stock valued at $4.61 per share, Mr. H. Lutnick received 232,610 net shares of Class A common stock. In addition, on May 18, 2023, Mr. H. Lutnick’s then-remaining 1,474,930 non-exchangeable HDUs were redeemed for a cash capital account payment of $9,148,000, $2.1 million of which was paid by BGC Partners with the remainder paid by Newmark Group, Inc. As a result of the various transactions on May 18, 2023 described above, on May 18, 2023, Messrs. H. Lutnick and Merkel no longer held any limited partnership units of BGC Holdings.

Compensation Actions Taken in Connection with the Corporate Conversion

In connection with the Corporate Conversion, certain of the following current and former executive officers, the executive officers as a group, the non-executive directors as a group, and the non-executive officer employees and service providers as a group of BGC Partners held outstanding awards (other than exchangeable rights) under the BGC Partners Equity Plan or non-exchangeable partnership unit awards under the Participation Plan that were assumed or replaced by substitute awards under the BGC Group Equity Plan as a result of the Corporate Conversion. The assumed and substitute awards issued under the BGC Group Equity Plan at the closing of the Corporate Conversion are detailed in the table below.

Name and Position	Assumed RSUs (BGC Group Class A common stock)(2)		Assumed RSAs (BGC Group Class A common stock)(2)	Substitute RSUs (BGC Group Class A common stock)(3)		Substitute RSAs (BGC Group Class A common stock)(4)		Substitute Tax Account Awards (Cash) ($)(5)
Mr. Howard W. Lutnick, former Chief Executive Officer and Chairman(1)	—		—	—		—		$—
Mr. Stephen M. Merkel, Executive Vice President and General Counsel(1)	—		—	—		—		$—
Mr. Sean A. Windeatt, Co-Chief Executive Officer and Chief Operating Officer	—		—	930,547	(6)	398,439	(7)	$1,292,575	(8)
Mr. Jason W. Hauf, Chief Financial Officer	—		—	43,900	(9)	—		$156,249
Executive Group	—		—	974,447		398,439		$1,448,824	(10)
Non-Executive Director Group	62,193	(11)	—	—		—		$—
Non-Executive Officer Employee and Service Provider Group	12,224,374		4,982,463	46,830,010		38,211,794		$121,670,595
Total	12,286,567		4,982,463	47,804,457		38,610,233		$123,119,419

____________

(1)      As a result of the May 18, 2023 redemption and exchange transactions described under “Compensation Discussion and Analysis — Former Standing Policy for Howard W. Lutnick,” all of the outstanding partnership units held by Messrs. H. Lutnick and Merkel were redeemed on that date, and neither held any partnership units at the closing of the Corporate Conversion.

(2)      Assumed RSUs and RSAs consist of BGC Group Equity Plan awards relating to BGC Partners RSUs and RSAs that were outstanding immediately prior to closing of the Corporate Conversion. In each case, such assumed BGC Group RSUs and RSAs have the same terms and conditions as were applicable to the BGC Partners awards to which they relate.

(3)      Substitute RSUs consist of BGC Group Equity Plan awards that replaced certain non-exchangeable BGC Holdings limited partnership units, including Grant Units, HD-Units, REUs, RPUs, PSUs, PSIs, PSEs, NPSU-CVs, and NPSUs, each as defined in the Corporate Conversion Agreement. The terms of the substitute RSUs vary depending upon the type of limited partnership unit that they replaced, in accordance with the terms of the Corporate Conversion Agreement.

(4)      Substitute RSAs consist of BGC Group Equity Plan awards that replaced certain non-exchangeable BGC Holdings limited partnership units, including LPU-NEWs, LPUs, NLPU-CVs, NLPU-NEWs, NLPUs, PLPUs, and NPLPUs, each as defined in the Corporate Conversion Agreement. The terms of the substitute RSAs vary depending upon the type of limited partnership unit that they replaced, in accordance with the terms of the Corporate Conversion Agreement.

(5)      Substitute cash Tax Account awards consist of BGC Group Equity Plan awards that replaced certain non-exchangeable BGC Holdings Preferred Units, including PPSUs, PPSIs, PPSEs, PREUs, PRPUs, NPPSU-CVs, and NPPSUs, each as defined in the Corporate Conversion Agreement. The terms of the substitute cash Tax Account awards vary depending upon the type of Preferred Unit that they replaced, in accordance with the terms of the Corporate Conversion Agreement.

(6)      Consists of (i) 673,570 RSUs that will vest on July 1, 2033, provided that Mr. Windeatt remains employed through such vesting date, and (ii) 256,977 RSUs that will vest on July 1, 2033, provided that Mr. Windeatt remains employed through such vesting date, and contingent upon BGC Group and its affiliates generating at least $5 million in revenue for the quarter in which the vesting occurs. See “Compensation Discussion and Analysis — 2023 Actions Regarding Outstanding Awards” for discussion of the accelerated vesting of certain of these RSUs on July 12, 2023.

(7)      Consists of (i) 239,990 RSAs that vested on April 1, 2025, and (ii) 158,449 RSAs that vested on April 1, 2024.

(8)      These substitute cash Tax Account awards relate to the substitute RSUs described in footnote (6) and are settled for cash to cover withholding taxes paid when the related RSUs vest. See “Compensation Discussion and Analysis — 2023 Actions Regarding Outstanding Awards” for discussion of the accelerated vesting of certain of these substitute Tax Account awards on July 12, 2023.

(9)      Consists of (i) 6,808 RSUs which will vest on July 1, 2033, provided that Mr. Hauf remains employed through such vesting date, and contingent upon BGC Group and its affiliates generating at least $5 million in revenue for the quarter in which the vesting occurs, and (ii) 37,092 RSUs which will vest on July 1, 2033, provided that Mr. Hauf remains employed through such vesting date. See “Compensation Discussion and Analysis — 2025 Actions Regarding Outstanding Awards” for discussion of the accelerated vesting of certain of these RSUs on July 30, 2025.

(10)    These substitute cash Tax Account awards relate to the substitute RSUs described in footnote (9) and will be settled for cash to cover withholding taxes paid when the related RSUs vest.

(11)    Consists of assumed RSUs held by Dr. Bell and Messrs. Mbanefo and Richards.

Perquisites

Historically, from time to time, we have provided certain of our executive officers with perquisites and other personal benefits that we believe are reasonable. While we do not view perquisites as a significant element of our executive compensation program, we do believe that they can be useful in attracting, motivating and retaining the executive talent for which we compete. From time to time, these perquisites might include travel, transportation and housing benefits, particularly for executives who live overseas and travel frequently to our other office locations. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for them in appropriate circumstances, and we may consider their use in the future. All present or future practices regarding executive officer perquisites will be subject to periodic review and approval by our Compensation Committee. The perquisites and other personal benefits, if any, provided to such executive officers generally have not had an aggregate incremental cost to us per individual that exceeds $10,000.

We offer medical, dental, and life insurance, short- and long-term disability insurance and a 401(k) plan to all employees on a non-discriminatory basis. Medical insurance premiums are charged to certain of our employees at varying levels based on total cash compensation, and all of our executive officers were charged at the maximum contribution level in light of their compensation.

Post-Employment Compensation

Pension Benefits

We do not currently provide pension arrangements or post-retirement health coverage for our employees in the U.S., although we may consider such benefits in the future. For our employees in the U.K., other than executives who are members of the U.K. Partnership, we provide a pension arrangement as required by law.

Retirement Benefits

Our executive officers in the U.S. are generally eligible to participate in our 401(k) contributory defined contribution plan, which we refer to as our “Deferral Plan.” Pursuant to the Deferral Plan, all U.S. eligible employees, including our executive officers, are provided with a means of saving for their retirement. We currently do not match any of our executive officers’ contributions to our Deferral Plan.

Nonqualified Deferred Compensation

We do not provide any nonqualified deferred compensation plans to our employees, although we may consider such benefits in the future.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, which we refer to as the “CD&A,” set forth herein with management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included herein.

Dated: September 30, 2025

THE COMPENSATION COMMITTEE

Linda A. Bell, Chair
David P. Richards
Arthur U. Mbanefo
William Addas

EXECUTIVE COMPENSATION

Summary Compensation Table

(a) Name and Principal Position	(b) Year	(c) Salary ($)		(d) Bonus ($)	(e) Equity Awards (Related to Prior Periods) ($)(1)(2)	(f) Option Awards ($)	(g) Non-Equity Incentive Plan Compensation ($)(3)		(h) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(i) All Other Compensation ($)(4)	(j) Total ($)
Howard W. Lutnick,	2024	1,000,000		—	—	—	14,000,000		—	—	15,000,000
Former Chairman of the Board of Directors and Chief Executive Officer	2023	1,000,000		—	2,044,535	—	14,000,000		—	—	17,044,535
	2022	1,000,000		—	—	—	12,000,000		—	—	13,000,000

Stephen M. Merkel,	2024	1,000,000		—	—	—	1,750,000		—	—	2,750,000
Executive Vice President and General Counsel	2023	1,000,000		—	—	—	1,300,000		—	—	2,300,000
	2022	1,000,000		—	—	—	1,000,000		—	—	2,000,000

Sean A. Windeatt,	2024	850,675	(5)	—	—	—	3,047,847	(6)	—		3,898,522
Chief Operating Officer	2023	896,630	(5)	—	1,220,725	—	2,251,822	(6)	—	420,002	4,789,179
	2022	745,920	(5)	—	—	—	2,113,440		—	—	2,859,360

Jason W. Hauf,	2024	700,000		—	—	—	750,000		—	—	1,450,000
Chief Financial Officer	2023	700,000		—	—	—	650,000		—	—	1,350,000
	2022	344,083	(7)	—	—	—	650,000		—	—	994,083

____________

(1)      Column (e) does not include BGC Holdings units that have previously appeared in the Summary Compensation Table as compensation in prior years and were reflected in column (g) of the table for each of those prior years at their full notional dollar values, or the monetization thereof.

See “Compensation Discussion and Analysis — Former Standing Policy for Howard W. Lutnick,” “Compensation Discussion and Analysis — Compensation Actions Taken in Connection with the Corporate Conversion,” and “Compensation Discussion and Analysis — Transactions with and Modifications of Awards to Executive Officers” for a discussion of the monetization events relating to these previously reported units.

(2)      The 2023 amount of $2,044,535 under column (e) for Mr. H. Lutnick represents the aggregate fair value of the redemption of 443,500 BGC Holdings PSUs for zero and the issuance of 443,500 shares of BGC Class A common stock at $4.61 per share as a result of the May 18, 2023 exercise of Mr. H. Lutnick’s monetization rights under the standing policy. These 443,500 BGC Holdings PSUs were issued to Mr. H. Lutnick in connection with the monetization of long-term incentive awards originally issued to Mr. H. Lutnick in 2019 in the form of NPSUs, which were not previously included in column (g) at full notional value. They were included in the 11,332,727 BGC Holdings PSUs which were redeemed for zero and the 11,332,727 shares of BGC Class A common stock issued on May 18, 2023. The remaining 10,889,227 BGC Holdings PSUs which were redeemed had been issued to Mr. H. Lutnick in connection with previous year-end compensation grants under the BGC Incentive Plan and were previously included under column (g) at full notional value for the applicable period. See “Compensation Discussion and Analysis — Former Standing Policy for Howard W. Lutnick” for more information on the standing policy.

The 2023 amount of $1,220,725 under column (e) for Mr. Windeatt represents the fair value of $1,218,494 of 275,055 RSUs issued to Mr. Windeatt on July 1, 2023 in connection with the Corporate Conversion and the incremental value of $2,231 in connection with their vesting on July 12, 2023. These RSUs were issued to Mr. Windeatt in exchange for certain long-term incentive awards in the form of former NLPUs granted to Mr. Windeatt in 2021, which were not previously included in column (g) at full notional value and converted into RSUs in connection with the Corporate Conversion. Column (e) does not include the other RSUs and/or RSAs issued to Messrs. Windeatt and Hauf in connection with the Corporate Conversion because they were issued in substitution of long-term incentive awards previously included in column (g) at full notional value. See “Compensation Discussion and Analysis — Compensation Actions Taken in Connection with the Corporate Conversion,” for more information.

(3)     The amounts in column (g) reflect the bonus awards to the named executive officers under our Incentive Plan. The awards represented in column (g) for 2024 were approved on January 13, 2025. The approval and issuance of the equity portions of the awards are effective as of April 1, 2025, reflecting a stock price of $9.45 per share. The awards represented in column (g)

for 2023 were approved on March 7, 2024 with additional adjustments to Mr. Merkel’s award approved on March 22, 2024. The approval and issuance of the equity portions of the awards were effective April 1, 2024, reflecting a stock price of $8.43 per share. The awards represented in column (g) for 2022 were made on April 18, 2023 and reflected a stock price of $4.59 per share.

For 2024, Mr. H. Lutnick’s Incentive Plan bonus for BGC was $14,000,000 paid in cash; Mr. Merkel’s Incentive Plan bonus for BGC was $1,750,000 paid $1,062,500 in cash and $687,500 in a grant of 72,751 RSUs which vest ratably on each of the first (1st) through fifth (5th) anniversaries of the grant date provided he is substantially providing services to BGC on each vesting date, and contingent upon BGC and its affiliates generating at least $5 million in revenue for the quarter in which the vesting occurs; Mr. Windeatt’s Incentive Plan bonus was $3,047,847 (£2,508,000) paid $2,339,356 (£1,925,000) in cash and a total of $708,491 (£583,000) in a grant of 73,098 RSUs-LLP (after application of a 2.5% adjustment for the U.K. Partnership administration fee) which vest on April 1, 2028 provided that, (a) he remains a member in good standing of the U.K. Partnership on the vesting date and has complied at all times with his then-current Deed of Adherence with the U.K. Partnership and all other agreements with BGC and its affiliates, (b) the U.K. Partnership senior management has reasonably determined that he has at all times satisfactorily performed his duties for the U.K. Partnership, taking into account, inter alia, as applicable, his performance evaluation(s) and adherence to regulatory obligations, compliance requirements, and applicable laws, and (c) BGC and its affiliates generate at least $5 million in revenue for the quarter in which the vesting occurs; Mr. Hauf’s Incentive Plan bonus for BGC was $750,000 paid $387,500 in cash and $362,500 in a grant of 38,360 RSUs which vest ratably on each of the first (1st) through fifth (5th) anniversaries of the grant date provided he is substantially providing services to BGC on each vesting date, and contingent upon BGC and its affiliates generating at least $5 million in revenue for the quarter in which the vesting occurs.

For 2023, Mr. H. Lutnick’s Incentive Plan bonus for BGC was $14,000,000 paid $3,000,000 in cash and $11,000,000 in a grant of 1,304,864 RSUs which would have vested ratably on each of the first (1st) through fifth (5th) anniversaries of the grant date provided he was substantially providing services to BGC on each vesting date, and contingent upon BGC and its affiliates generating at least $5 million in revenue for the quarter in which the vesting occurs; Mr. Merkel’s Incentive Plan bonus for BGC was $1,300,000 paid $650,000 in cash and $650,000 in a grant of 77,106 RSUs which vest ratably on each of the first (1st) through fifth (5th) anniversaries of the grant date provided he is substantially providing services to BGC on each vesting date, and contingent upon BGC and its affiliates generating at least $5 million in revenue for the quarter in which the vesting occurs; Mr. Windeatt’s Incentive Plan bonus was $2,251,822 (£1,758,000) paid $640,450 (£500,000) in cash and a total of $1,611,372 (£1,258,000) in two grants of RSUs and RSUs-LLP as follows: (i) 60,095 RSUs which vest ratably on each of the first (1st) through fifth (5th) anniversaries of the grant date provided he is substantially providing services to BGC on each vesting date, and contingent upon BGC and its affiliates generating at least $5 million in revenue for the quarter in which the vesting occurs; and (ii) 131,053 RSUs-LLP which vest on April 1, 2027, provided that (a) he still remains a member in good standing of the U.K. Partnership on the vesting date and has complied at all times with his then-current Deed of Adherence with the U.K. Partnership and all other agreements with BGC and its affiliates, (b) the U.K. Partnership senior management has reasonably determined that he has at all times satisfactorily performed his duties for the U.K. Partnership, taking into account, inter alia, as applicable, his performance evaluation(s) and adherence to regulatory obligations, compliance requirements, and applicable laws, and (c) BGC and its affiliates generate at least $5 million in revenue for the quarter in which the vesting occurs; Mr. Hauf’s Incentive Plan bonus for BGC was $650,000 paid $312,500 in cash and $337,500 in a grant of 40,036 RSUs which vest ratably on each of the first (1st) through fifth (5th) anniversaries of the grant date provided he is substantially providing services to BGC on each vesting date, and contingent upon BGC and its affiliates generating at least $5 million in revenue for the quarter in which the vesting occurs.

For 2022, Mr. H. Lutnick’s Incentive Plan bonus for BGC was $12,000,000 paid $2,000,000 in cash and $10,000,000 in a partnership award represented by 1,416,122 non-exchangeable BGC Holdings PSUs and 762,527 non-exchangeable BGC Holdings PPSUs at $4.59 per unit; Mr. Merkel’s Incentive Plan bonus was $1,000,000 paid $500,000 in cash and $500,000 in a partnership award represented by 54,466 non-exchangeable BGC Holdings NPSU-CVs and 54,466 non-exchangeable BGC Holdings NPPSU-CVs at $4.59 per unit; Mr. Windeatt’s Incentive Plan bonus was $2,113,440 (£1,700,000) paid $310,800 (£250,000) in cash and $1,439,626 (£1,158,000) in the form of 40,625 non-exchangeable BGC Holdings NLPU-CVs and 36,026 non-exchangeable BGC Holdings NPLPU-CVs at $4.59 per unit, as well as 154,046 non-exchangeable BGC Holdings LPU-NEWs and 82,948 BGC Holdings PLPU-NEWs at $4.59 per unit, which were scheduled to have certain exchange rights beginning April 1, 2025 upon certain conditions, and $363,014 (£292,000) attributed to Mr. Windeatt’s previously issued BGC Holdings NLPU/NPLPU award effective January 1, 2021 based upon the expectation of including $400,000 of the January 1, 2021 award as part of Mr. Windeatt’s annual compensation for calendar years 2020 through 2024; and Mr. Hauf’s Incentive Plan bonus was $650,000 paid $337,500 in cash and $62,500 in a partnership award represented by 6,808 non-exchangeable BGC Holdings NPSU-CVs and 6,808 non-exchangeable BGC Holdings NPPSU-CVs at $4.59 per unit and $250,000 attributed to Mr. Hauf’s previously issued BGC Holdings PSUs/PPSUs award effective July 1, 2022 in connection with Mr. Hauf’s sign-on bonus.

(4)      The 2023 amount of $420,002 under column (i) for Mr. Windeatt represents value of the RSU Tax Account granted to Mr. Windeatt on July 1, 2023, which vested on July 12, 2023 in connection with the accelerated vesting of the associated RSUs. The RSU Tax Account was granted to Mr. Windeatt in exchange for certain long-term incentive awards in the form of former NPLPUs granted to Mr. Windeatt in 2021, which were not previously included in column (g) at full notional value and were substituted with RSU Tax Accounts in connection with the Corporate Conversion.

(5)      For 2024, Mr. Windeatt’s base salary was £700,000 and the $850,675 base salary reflected in the table was calculated using an exchange rate of 1.21525 which was the exchange rate in effect as of January 13, 2025. For 2023, Mr. Windeatt’s base salary was £700,000 and the $896,630 base salary reflected in the table was calculated using an exchange rate of 1.2809 which was the exchange rate in effect as of March 7, 2024. For 2022, Mr. Windeatt’s base salary was £600,000 and the $745,920 base salary reflected in the table was calculated using an exchange rate of 1.2432, which was the exchange rate in effect as of April 18, 2023.

(6)      The amount reflected in column (g) for Mr. Windeatt excludes (i) $354,853 (£292,000) that the Compensation Committee attributed to compensation year 2024 when determining Mr. Windeatt’s compensation and (ii) $374,023 (£292,000) that the Compensation Committee attributed to compensation year 2023 when determining Mr. Windeatt’s compensation. Effective January 1, 2021, the Compensation Committee awarded 458,425 NLPUs and 246,844 NPLPUs to Mr. Windeatt, with the expectation of attributing twenty percent (20%) of such award, valued at £292,000, to compensation for each of 2020, 2021, 2022, 2023 and 2024. The NLPUs and NPLPUs were converted into RSUs and RSU Tax Accounts in the Corporate Conversion, and the RSUs that did not relate to awards previously reported in column (g) (RSUs that Mr. Windeatt received in substitution of NLPUs that the Compensation Committee attributed to compensation for fiscal years 2023 and 2024) are included in column (e) for 2023.

(7)      Mr. Hauf started as Chief Financial Officer of the Company on June 6, 2022. The amount reflected in column (c) for Mr. Hauf for 2022 is Mr. Hauf’s actual (not annualized) paid amount.

Grants of Plan-Based Awards

The following table shows all grants of plan-based awards to the named executive officers in 2024:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)
Howard W. Lutnick	—	—	—	25,000,000	—	—	—	—	—	—	—
Stephen M. Merkel	—	—	—	25,000,000	—	—	—	—	—	—	—
Sean A. Windeatt	—	—	—	25,000,000	—	—	—	—	—	—	—
Jason W. Hauf	—	—	—	25,000,000	—	—	—	—	—	—	—

____________

(1)      The amounts in column (e) reflect the maximum possible individual payment under our Incentive Plan. During 2024, there were no specific minimum and target levels under the Incentive Plan. The $25,000,000 maximum amount was the maximum annual amount available for payment to any one executive officer under the Incentive Plan for 2024, and our Compensation Committee retained negative discretion to award less than this amount. Actual amounts paid to each named executive officer for 2024 are set forth in column (g) of the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year End

None of the named executive officers held any unexercised options as of December 31, 2024. The following table shows all equity awards for services to the registrant held by each of the named executive officers as of December 31, 2024:

	Option Awards				Stock Awards
(a) Name	(b) Number of Securities Underlying Unexercised Options/ (#)	(c) Number of Securities Underlying Unexercised Options/ (#)	(d) Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	(e) Option Exercise Price ($)	(f) Option Expiration Date	(g) Number of Shares of Stock That Have Not Vested (#)(1)	(h) Market Value of Shares of Stock That Have Not Vested(1)	(i) Equity Incentive Plan Awards: Number of Unearned Shares, or Other Rights That Have Not Vested (#)	(j) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, or Other Rights That Have Not Vested ($)
Howard W. Lutnick	—	—	—	—	—	1,304,864	$11,822,068	—	—
Stephen M. Merkel	—	—	—	—	—	77,106	$698,580	—	—
	—	—	—	—	—	72,751	$659,124	—	—
Sean A. Windeatt	—	—	—	—	—	60,095	$544,461	—	—
	—	—	—	—	—	239,990	$2,174,309	—	—
	—	—	—	—	—	131,053	$1,187,340	—	—
	—	—	—	—	—	210,037	$1,902,935	—	—
	—	—	—	—	—	73,098	$662,268	—	—
Jason Hauf	—	—	—	—	—	40,036	$362,726	—	—
	—	—	—	—	—	43,900	$397,734	—	—
	—	—	—	—	—	38,360	$347,542	—	—

____________

(1)      The number in column (g) for Mr. H. Lutnick includes the number of RSUs granted to Mr. H. Lutnick in connection with the 2023 year-end compensation which were approved by the Compensation Committee on March 7, 2024, with such approval and issuance of the RSUs effective April 1, 2024. These 1,304,864 RSUs had an aggregate market value of $11,822,068 as of December 31, 2024, based on the closing price of our Class A common stock of $9.06 on December 31, 2024.

The number in column (g) for Mr. Merkel represents the following: (1) 77,106 RSUs granted to Mr. Merkel in connection with the 2023 year-end compensation which were approved by the Compensation Committee on March 7, 2024 with additional adjustments approved by the Compensation Committee on March 22, 2024, and with such approval and issuance of the RSUs effective April 1, 2024. These 77,106 RSUs had an aggregate market value of $698,580 as of December 31, 2024, based on the closing price of our Class A common stock of $9.06 on December 31, 2024; and (2) 72,751 RSUs granted to Mr. Merkel in connection with the 2024 year-end compensation which were approved by the Compensation Committee on January 13, 2025, with such approval and issuance of the RSUs effective as of April 1, 2025. These 72,751 RSUs would have had an aggregate market value of $659,124 as of December 31, 2024, based on the closing price of our Class A common stock of $9.06 on December 31, 2024.

For Mr. Windeatt, the numbers in column (g) represent the following: (1) 60,095 RSUs granted to Mr. Windeatt in connection with the 2023 year-end compensation which were approved by the Compensation Committee on March 7, 2024, with such approval and issuance of the RSUs effective April 1, 2024. These 60,095 RSUs had an aggregate market value of $544,461 as of December 31, 2024, based on the closing price of our Class A common stock of $9.06 on December 31, 2024; (2) 239,990 RSAs issued to Mr. Windeatt in connection with the Corporate Conversion related to the conversion of certain former units of BGC Holdings held by Mr. Windeatt immediately prior to the Corporate Conversion. These RSAs had an aggregate value of $2,174,309 as of December 31, 2024, based on the closing price of our Class A common stock of $9.06 on December 31, 2024; (3) 131,053 RSUs-LLP granted to Mr. Windeatt in connection with the 2023 year-end compensation were approved by the Compensation Committee on March 7, 2024 and issued on April 1, 2024. These 131,053 RSUs-LLP had an aggregate market value of $1,187,340 as of December 31, 2024, based on the closing price of our Class A common stock of $9.06 on December 31, 2024; (4) 210,037 RSUs issued to Mr. Windeatt in connection with the Corporate Conversion related to the conversion of certain former units of BGC Holdings held by Mr. Windeatt immediately prior to the Corporate Conversion. These RSUs had an aggregate value of $1,902,935 as of December 31, 2024, based on the closing price of our Class A common stock of $9.06 on December 31, 2024; and (5) 73,098 RSUs-LLP granted to Mr. Windeatt in connection with the

2024 year-end compensation which were approved by the Compensation Committee on January 13, 2025, with such approval and issuance of the RSUs effective as of April 1, 2025. These 73,098 RSUs-LLP would have had an aggregate market value of $662,268 as of December 31, 2024, based on the closing price of our Class A common stock of $9.06 on December 31, 2024.

For Mr. Hauf, the numbers in column (g) represent the following: (1) 40,036 RSUs granted to Mr. Hauf in connection with the 2023 year-end compensation which were approved by the Compensation Committee on March 7, 2024, with such approval and issuance of the RSUs effective April 1, 2024. These 40,036 RSUs had an aggregate market value of $362,726 as of December 31, 2024, based on the closing price of our Class A common stock of $9.06 on December 31, 2024; (2) 43,900 RSUs issued to Mr. Hauf in connection with the Corporate Conversion related to the conversion of the units of BGC Holdings held by Mr. Hauf immediately prior to the Corporate Conversion. These 43,900 RSUs had an aggregate market value of $397,434 as of December 31, 2024, based on the closing price of our Class A common stock of $9.06 on December 31, 2024; and (3) 38,360 RSUs granted to Mr. Hauf in connection with the 2024 year-end compensation which were approved by the Compensation Committee on January 13, 2025, with such approval and issuance of the RSUs effective as of April 1, 2025. These 38,360 RSUs would have had an aggregate market value of $347,542 as of December 31, 2024, based on the closing price of our Class A common stock of $9.06 on December 31, 2024.

Option Exercises and Stock Vested

During 2024, BGC had no outstanding stock options and no options were exercised by any of the named executive officers. During 2024, certain RSAs held by Mr. Windeatt vested, as detailed in the following table:

	Option Awards		Stock Awards
(a) Name	(b) Number of shares acquired on exercise	(c) Value realized on exercise ($)	(d) Number of shares acquired on vesting	(e) Value realized on vesting ($)(1)
Sean A. Windeatt	—	—	158,449	$1,213,719

____________

(1)      Represents the fair market value of Mr. Windeatt’s 158,449 shares of Class A common stock that vested on April 1, 2024 calculated based upon the closing price of the Company’s Class A common stock on April 1, 2024, which was $7.66.

Potential Payments upon Termination and Change in Control

The following table provides information regarding the estimated amounts payable to the named executive officers listed below if a Change in Control (as defined in each respective agreement) and the specified event had occurred on December 31, 2024 under their change in control and other agreements, described below, in effect on December 31, 2024. Accordingly, the following disclosure does not reflect changes in circumstances after December 31, 2024, such as Mr. H. Lutnick stepping down from his positions at the Company and the termination of his Change in Control Agreement. The amounts are determined, where applicable, using the $9.06 closing market price of our Class A common stock as of December 31, 2024 in accordance with SEC rules. All amounts, including estimated vesting of equity compensation and tax gross-up payments, are subject to the specific terms and conditions set forth in the applicable change in control or other agreements and applicable law. Terms used below are as defined in the applicable agreement.

Name	Base Salary ($)	Bonus ($)	Vesting of Equity Compensation ($)(1)	Consultancy Fees ($)(2)	Welfare Benefit Continuation ($)	Tax Gross-Up Payment ($)(3)	Total ($)
Howard W. Lutnick
Termination of Employment by Mr. H. Lutnick in connection with a Change in Control	2,000,000	28,000,000	—	—	136,016	—	30,136,016
Extension of Employment in connection with a Change in Control	1,000,000	14,000,000	—	—	136,016	—	15,136,016
Termination of Employment by the Company within three years of a Change in Control	1,000,000	14,000,000	—	—	—	—	15,000,000

Name	Base Salary ($)	Bonus ($)	Vesting of Equity Compensation ($)(1)	Consultancy Fees ($)(2)	Welfare Benefit Continuation ($)	Tax Gross-Up Payment ($)(3)	Total ($)
Stephen M. Merkel
Termination of Employment by Mr. Merkel in connection with a Change in Control	2,000,000	3,500,00	—	—	117,881	—	5,617,881
Extension of Employment in connection with a Change in Control	1,000,000	1,750,000	—	—	117,881	—	1,867,881
Termination of Employment by the Company within three years of a Change in Control	1,000,000	1,750,000	—	—	—	—	2,750,000

Sean A. Windeatt(4)
Termination of Employment in connection with a Change in Control	1,701,350	6,095,694	6,321,288	256,180	17,605	—	14,392,117
Extension of Employment in connection with a Change in Control	850,675	3,047,847	6,321,288	—	—	—	10,219,810
Termination of Employment not in connection with a Change in Control	—	—	—	256,180	—	—	256,180

____________

(1)      At December 31, 2024, immediately prior to a Change in Control of the Company, with respect to Messrs. H. Lutnick and Merkel, and upon a Change of Control in the Company, with respect to Mr. Windeatt, unless otherwise provided in the applicable award agreement, all stock options, RSUs, and other awards based on shares of the Company’s Class A common stock and Class B common stock, as well as any associated RSU Tax Accounts, would have vested in full and become immediately exercisable, as applicable.

At December 31, 2024, Mr. H. Lutnick held 1,304,864 RSUs which had a value of $11,822,068 based on the closing price of the BGC Class A common stock of $9.06 on December 31, 2024.

At December 31, 2024, Mr. Merkel held 77,106 RSUs which had a value of $698,580 based on the closing price of the BGC Class A common stock of $9.06 on December 31, 2024.

At December 31, 2024, Mr. Windeatt held (i) 239,990 RSAs, (ii) 131,053 RSU-LLPs, (iii) 270,135 RSUs and (iv) $512,242 in RSU Tax Accounts. Based on the closing price of the BGC Class A common stock of $9.06 on December 31, 2024, the aggregate value of the shares and cash underlying such grants for Mr. Windeatt was $6,321,288.

(2)      Mr. Windeatt is entitled to receive consulting fees in the event of a termination of his membership in the U.K. Partnership as described below.

(3)      Mr. H. Lutnick was entitled to a tax gross-up for excess parachute payments, if any, that would have been due in respect of the impact a change in control would have on certain of his outstanding equity awards as stated in footnote (1). There would be no tax-gross up payment due to Mr. H. Lutnick upon either a termination of employment, or upon an extension of employment, in connection with a Change in Control based upon the equity compensation in footnote (1), base salary, bonus, and welfare benefit continuation calculated as of December 31, 2024.

Mr. Merkel is entitled to a tax gross-up for excess parachute payments, if any, that would be due in respect of the impact a change in control would have on certain of his outstanding equity awards as stated in footnote (1). There would be no tax-gross up payment due to Mr. Merkel upon either a termination of employment, or upon an extension of employment, in connection with a change in control when calculated based upon the equity compensation in footnote (1), base salary, bonus, and welfare benefit continuation as of December 31, 2024.

(4)      For 2024, Mr. Windeatt received £700,000 in salary and his bonus was £2,508,000. The $850,675 salary and $3,047,847 bonus reflected in the table were calculated using an exchange rate of 1.21525, the exchange rate in effect as of January 13, 2025. In addition, in the event that Mr. Windeatt remains a member in the U.K. Partnership on the second anniversary of the change of control as described below, Mr. Windeatt will receive an additional payment equal to the payment he received at the time of the change of control.

Change in Control Agreements

On August 3, 2011, each of Messrs. H. Lutnick and Merkel entered into an amended and restated Change in Control Agreement with us, which we refer to as the “Change in Control Agreements,” providing that, upon a change in control, all stock options, RSUs, restricted stock, and other awards based on shares of Class A common stock held by them immediately prior to such change in control shall vest in full and become immediately exercisable, and all limited partnership units in BGC Holdings shall, if applicable, vest in full and be granted immediately exchangeable exchange rights for shares of Class A common stock. The amended and restated Change in Control Agreements also clarify the provisions relating to the continuation of medical and life insurance benefits for two years following termination or extension of employment, as applicable.

Under the Change in Control Agreements, if a change in control of the Company occurs (which will occur in the event that Cantor or one of its affiliates ceases to have a controlling interest in us) and Mr. H. Lutnick or Mr. Merkel elects to terminate his employment with us, such executive officer will receive in a lump sum in cash an amount equal to two times his annual base salary and the annual bonus paid or payable by us for the most recently completed year, including any bonus or portion thereof that has been deferred, and receive medical benefits for two years after the termination of his employment (provided that, if Mr. H. Lutnick or Mr. Merkel becomes re-employed and is eligible to receive medical benefits under another employer-provided plan, the former medical benefits will be secondary to the latter). If a change in control occurs and Mr. H. Lutnick or Mr. Merkel does not so elect to terminate his employment with us, such executive officer will receive in a lump sum in cash an amount equal to his annual base salary and the annual bonus paid or payable for the most recently completed fiscal year, including any bonus or portion thereof that has been deferred, and receive medical benefits, provided that in the event that, during the three-year period following the change in control, such executive officer’s employment is terminated by us (other than by reason of his death or disability), he will receive in a lump sum in cash an amount equal to his annual base salary and the annual bonus paid or payable for the most recently completed fiscal year, including any bonus or portion thereof that has been deferred. The Change in Control Agreements further provide for certain tax gross-up payments, provide for no duty of Mr. Merkel or Mr. H. Lutnick to mitigate amounts due by seeking other employment and provide for payment of legal fees and expenses as a result of any dispute with respect to the Change in Control Agreements. The Change in Control Agreements further provide for indemnification of Mr. H. Lutnick and Mr. Merkel in connection with a challenge thereof. In the event of death or disability, or termination in the absence of a change in control, such executive officer will be paid only his accrued salary to the date of death, disability, or termination. The Change in Control Agreements are terminable by the Company upon two years’ advance notice.

Following the Corporate Conversion, the Change in Control Agreements BGC Partners had entered into with Messrs. H. Lutnick and Merkel were assumed by BGC Group, with such modifications thereto as were necessary to reflect the Corporate Conversion (but not with any changes to the benefits provided thereunder).

Employment Agreements and Deeds of Adherence

Beginning December 2012, many of our senior members of staff in the U.K. (including Mr. Windeatt) became members of the U.K. Partnership. Mr. Windeatt continues to serve as an executive officer, though it is intended that the majority of his day-to-day activities will be performed as a member of the U.K. Partnership.

Members of the U.K. Partnership render services to us as partners following their execution of Deeds of Adherence to the U.K. Partnership. Members receive Allocated Monthly Advance Drawings, which we refer to as “Drawings,” which are comparable to the salary payments under prior employment agreements and are eligible for discretionary allocations of the U.K. Partnership’s profits. Prior to the Corporate Conversion, the members could use their discretionary profit allocations to acquire partnership units in BGC Holdings. Any such Drawings or allocations, as well as any equity or partnership grants, are or were subject to the direction and control of our Compensation Committee and, in the case of allocations and equity or partnership grants, are or were made under the Incentive Plan, the Equity Plan, or the Participation Plan. The employment contract of a U.K. employee is terminated upon their becoming a member of the U.K. Partnership.

In connection with their participation in the U.K. Partnership, U.K. members were issued BGC Holdings NLPU-NEWs and BGC Holdings NPLPU-NEWs. The U.K. Partnership is intended to improve the flexibility of our operating model in the U.K. and also to make certain benefits available to us and the relevant individuals from a U.K. employment, tax and regulatory perspective. Our Compensation Committee continues to review the performance and determine the compensation of the U.K. executive officers under its compensation philosophy and processes.

Sean A. Windeatt Agreements

Mr. Windeatt originally had a standard employment agreement with BGC Brokers pursuant to which he was initially paid an annual base salary of £200,000 per year (which was subsequently adjusted). He was also eligible for discretionary and Incentive Plan, Equity Plan and Participation Plan awards.

On December 31, 2012, Mr. Windeatt’s employment with BGC Brokers terminated, and he executed a deed of adherence as a member of the U.K. Partnership. Effective January 22, 2014, Mr. Windeatt executed an amended and restated deed of adherence to the U.K. Partnership (the “Windeatt Deed”). On November 5, 2020, Mr. Windeatt executed a Deed of Amendment with the U.K. Partnership which amends the Windeatt Deed, dated January 22, 2014, between Mr. Windeatt and the U.K. Partnership and the Deed of Amendment, dated February 24, 2017, between Mr. Windeatt and the U.K. Partnership (together, the “Deed”). On July 12, 2023, Mr. Windeatt executed a Deed of Amendment (the “2023 Deed of Amendment”) with the U.K. Partnership which amends the Deed. Under the 2023 Deed of Amendment, Mr. Windeatt’s membership in the U.K. Partnership was extended from September 30, 2025 to December 31, 2028 (as extended, the “Initial Period”).

The Deed states that Mr. Windeatt may (i) not compete with the U.K. Partnership or its affiliates or solicit clients or counterparties of the U.K. Partnership or any affiliate for 24 months after his termination, and (ii) not solicit members or employees of the U.K. Partnership or any affiliate to leave their employment of or to discontinue the supply of his or her services to the U.K. Partnership or any affiliate for 24 months after his termination.

In the event of a change of control of the U.K. Partnership (which will occur if the Company is no longer controlled by Cantor or a person or entity controlled by, controlling or under common control with Cantor), the individual or entity that acquires control would have the option to either extend the term of Mr. Windeatt’s membership in the U.K. Partnership for a period of three years from the date the change of control took effect (if the remaining term of the Windeatt Deed at the time of the change of control is less than three years), or to terminate Mr. Windeatt’s membership. If the membership period is extended, Mr. Windeatt will be entitled to receive an amount equal to his aggregate profit allocation for the most recent full 12-month financial period (£700,000 in salary and any bonus paid) in addition to any other allocation that Mr. Windeatt would have been entitled to under the Deed. In addition, in the event that Mr. Windeatt remains a member in the U.K. Partnership on the second anniversary of the change of control (unless he is not engaged on such date solely as a result of termination by the continuing company under circumstances that constitute a fundamental breach of contract by it) and has not materially breached the Windeatt Deed, Mr. Windeatt will receive an additional payment equal to the payment he received at the time of the change of control. If Mr. Windeatt’s membership is terminated, he is entitled to receive two times his aggregate profit allocation under the Windeatt Deed for the most recent full financial period in full and final settlement of all claims.

In each case, Mr. Windeatt would receive full vesting and immediate exchangeability of all options, RSUs, restricted stock, and, if prior to the Corporate Conversion, LPUs, PLPUs and any other BGC Holdings partnership units held by Mr. Windeatt at the time of the change of control (but excluding certain units that were granted solely for the purpose of participation in BGC Holdings quarterly distributions and would be redeemed for zero and unless otherwise provided in the applicable award agreement and including any such awards or units issued to him in connection with or related to such change in control) into either shares of Company Class A common stock or cash to the extent that any partnership units, such as PLPUs, cannot be exchanged into shares. Mr. Windeatt is also entitled to a continuation of benefits (e.g., health insurance) for two years and a pro rata discretionary profit allocation for the year of termination.

In the event of a change of control of the U.K. Partnership while Mr. Windeatt was providing substantial services to the Company or an affiliate thereof (the date such event takes effect, the “Windeatt Change of Control”), then (i) prior to the Corporate Conversion, BGC Holdings would grant exchangeable LPUs in replacement of any of the NPSUs then held by Mr. Windeatt, and any such non-exchangeable BGC Holdings LPUs then held by Mr. Windeatt would become exchangeable for shares of the Company’s Class A common stock as follows, and (ii) following the Corporate Conversion, the vesting period for Mr. Windeatt’s RSUs and RSAs would be as follows: (a) in a lump sum following the third anniversary of the Windeatt Change of Control if Mr. Windeatt continuously provides substantial services (as an employee, member, partner, consultant or otherwise) to the Company, any of the individual(s) or entity(ies) which acquire(s) control of the Company (the “Windeatt Controller”), or any affiliate thereof for the three years after the Windeatt Change of Control, or (b) ratably on or about the first through third anniversaries following the Windeatt Change of Control if the Windeatt Controller permanently terminates Mr. Windeatt’s services in all capacities to the Company, the Windeatt Controller, and all affiliates thereof prior to the third anniversary of the Windeatt Change of Control (provided that, in the event of a termination between the first and third anniversaries of the Windeatt Change of Control, the portion of the payment attributed to the anniversary(ies) that passed prior to such termination shall be delivered in a lump sum following such termination, with the outstanding portion to be delivered in accordance with the remaining anniversary(ies)). These rights were subject to compliance by Mr. Windeatt of certain terms and conditions set forth in the applicable agreements, including not engaging in Competitive Activity (as such term is defined under the Partnership Agreement, as amended) at any time prior to the applicable grant of exchangeability. The grant of exchangeability with respect to such LPUs and the acceleration of the vesting with respect to such RSUs and RSAs would be determined in accordance with the Company’s practices when determining discretionary bonuses or awards, and any grants of exchangeability or acceleration of vesting would be subject to the approval of the Compensation Committee.

On February 18, 2025, Mr. Windeatt and the U.K. Partnership executed a Deed of Amendment (the “2025 Deed of Amendment”), which amended the Deed and extends the Initial Period of Mr. Windeatt’s membership in the U.K. Partnership to June 30, 2034. In addition, under the 2025 Deed of Amendment, commencing July 1, 2032, either party may terminate the Deed by giving written notice to the other party at least 24 months prior to the expiration of the Initial Period. Mr. Windeatt’s membership in the U.K. Partnership, unless terminated earlier in accordance with the terms of the Deed, will continue following June 30, 2034 on the same terms and conditions set forth in the Deed until written notice to terminate is provided and the 24-month notice period expires.

Pursuant to the 2025 Deed of Amendment, Mr. Windeatt was entitled to an increase in drawings from an aggregate amount of £700,000 per year (£58,333 per month) (approximately $881,615 per year or $73,467 per month as of February 18, 2025) to an aggregate amount of £750,000 per year (£62,500 per month) (approximately $944,587 per year or $78,716 per month as of February 18, 2025) effective January 1, 2025, which shall be reviewed by the Compensation Committee annually. Additionally, in connection with the execution of the 2025 Deed of Amendment, Mr. Windeatt was awarded a one-time allocation of profit in the sum of $460,000 (less applicable income tax deductions and insurance contributions).

The 2025 Deed of Amendment extends Mr. Windeatt’s employee non-solicitation provision duration to thirty-six (36) months. All other terms and conditions of Mr. Windeatt’s membership in the U.K. Partnership are unaffected by the 2025 Deed of Amendment.

In addition, the Compensation Committee approved a separate consultancy agreement between Mr. Windeatt and the U.K. Partnership dated February 24, 2017, under which Mr. Windeatt will be paid a fee of £8,333.33 per month (£100,000 per year) for his services, commencing upon the termination of his membership in the U.K. Partnership until the earlier of two years following such termination or such time as the U.K. Partnership chooses to terminate the engagement (the “Windeatt Consultancy Agreement”). The Windeatt Consultancy Agreement subjects Mr. Windeatt to restrictive covenants on substantially the same terms as set forth in the Windeatt Deed, which will be applicable for a two-year period subsequent to his consultancy termination.

John Abularrage Agreements

Abularrage Employment Agreement

On February 18, 2025, BGC Financial, L.P. (“BGCF”) entered into an amended and restated employment agreement with John J. Abularrage, effective as of February 18, 2025 (the “Abularrage Employment Agreement”). Pursuant to the terms of the Abularrage Employment Agreement, Mr. Abularrage will receive a base salary of $750,000 (“Base Salary”) per year and an annual bonus of $2,500,000 (with the Base Salary, the “Guaranteed Total Compensation”) provided that Mr. Abularrage remains in Good Standing (as defined in the Abularrage Employment Agreement). The Board may determine in its discretion to award up to twenty-five percent (25%) of Mr. Abularrage’s annual Guaranteed Total Compensation in the form of an equity award of RSUs vesting in equal annual installments over five years.

The Abularrage Employment Agreement provides for a term through at least December 31, 2034 (the “Abularrage Employment Term”) except the Company may terminate the Abularrage Employment Term earlier than the expiration of the Abularrage Employment Term by written notice (i) in the case of disability, or (ii) for Cause (as each term is defined therein). Mr. Abularrage shall remain an employee of the Company after the expiration of the Abularrage Employment Term except if either party provides at least thirty-six (36) months’ written notice (the “Termination Notice”). If the Abularrage Employment Term is terminated via the Termination Notice, any of Mr. Abularrage’s RSUs granted under the Abularrage Employment Agreement shall continue to vest for a period of one (1) year following the termination of the Abularrage Employment Term, or two (2) years following the termination of the Abularrage Employment Term if Mr. Abularrage was paid at least $3,250,000 in excess of his Guaranteed Total Compensation, including any signing bonus previously distributed pursuant to Mr. Abularrage’s prior employment agreement, during the Abularrage Employment Term, provided that in each case Mr. Abularrage has not materially breached any of the provisions of the Abularrage Employment Agreement during the Abularrage Employment Term and complies with the non-competition and non-solicitation provisions as described below.

The Abularrage Employment Agreement provides for customary confidentiality provisions. Pursuant to the Abularrage Employment Agreement, Mr. Abularrage is subject to (i) a non-competition provision during the Term and for a period of one (1) year following the termination of the Abularrage Employment Term or two (2) years in the case that Mr. Abularrage was paid at least $3,250,000 in excess of his Guaranteed Total Compensation, including any signing bonus previously distributed pursuant to Mr. Abularrage’s prior employment agreement, during the Abularrage Employment Term (the “Restrictive Period”), (ii) a non-solicitation provision relating to the Company’s clients (as described therein) for the Restrictive Period, and (iii) a non-solicitation provision relating to the Company’s employees for a period of three (3) years following the termination of the Abularrage Employment Term. During the Restrictive Period. Mr. Abularrage shall be paid monthly an amount equal to one-twelfth (1/12th) of his annualized salary at the time of the termination of the Abularrage Employment Term, provided that Mr. Abularrage is in compliance with all restrictive covenants set forth in the Abularrage Employment Agreement.

Abularrage Bonus Pool Letter

On February 18, 2025, BGCF entered into an amended and restated bonus pool letter with Mr. Abularrage, effective as of February 18, 2025 (the “Abularrage Bonus Letter”). Under the terms of the Abularrage Bonus Letter, Mr. Abularrage is eligible for a seventy-five percent (75%) allocation (“Pool Allocation”) of an incentive bonus pool (the “Bonus Pool”) relating to the Profit Before Tax (“PBT”) of the Core Business, Americas Acquisitions, and Portfolio Match businesses of the Company, each as described therein, during the Abularrage Employment Term. The Compensation Committee shall determine the Bonus Pool annually and make all final determinations on a calendar year basis. Pursuant to the terms of the Abularrage Bonus Letter, up to twenty-five percent (25%) of Mr. Abularrage’s bonus compensation under the Abularrage Bonus Letter may be awarded in the form of an equity award of RSUs containing ratable five year vesting periods, as determined annually by the Compensation Committee.

With respect to each calendar year of the Abularrage Employment Term, the Bonus Pool shall be calculated as: (1) the applicable Bonus Pool Payout Rate (as defined in the Abularrage Bonus Letter) multiplied by the Bonus PBT (as defined in the Abularrage Bonus Letter) plus (2) five percent (5%) of the incremental Portfolio Match PBT (as defined in the Abularrage Bonus Letter), if any, above fifteen million dollars ($15,000,000) (“Bonus PM PBT”), provided that Mr. Abularrage shall only be eligible for Pool Allocation based on a Bonus PM PBT to the extent he has not met his Total Contractual Compensation (as defined in the Abularrage Bonus Letter) cap of $15,000,000 with respect to the same calendar year. If the Bonus PBT is a negative number (the “Bonus PBT Deficit”), then that Bonus PBT Deficit shall be carried forward year to year and offset on a dollar-for-dollar basis as part of the calculation of the Bonus Pool in each subsequent calculation period until such Bonus PBT Deficit has been fully offset. In order to receive bonuses under the Abularrage Bonus Letter, Mr. Abularrage must be in Good Standing (as defined in the Abularrage Employment Agreement) as of the applicable award or grant date of any bonus awards.

Additionally, Mr. Abularrage will be eligible to receive discretionary incentive bonus awards under the BGC Group, Inc. Incentive Bonus Compensation Plan and BGC Group, Inc. Long Term Incentive Plan.

JP Aubin Agreements

Aubin Employment Agreement

On February 18, 2025, BGC Brokers LP (“BGC Brokers”), a subsidiary of the Company, entered into an amended and restated employment agreement with Mr. Aubin, effective as of February 18, 2025 (the “Aubin Employment Agreement”). Pursuant to the terms of the Aubin Employment Agreement, Mr. Aubin will receive a base salary of €705,000 per year (approximately $739,439 per year as of February 18, 2025) and additional benefits as described therein, including an annual housing allowance of €240,000 per year (approximately $302,892 per year as of February 18, 2025) and company car. Additionally, Mr. Aubin will be eligible to receive discretionary incentive bonus awards under the BGC Group, Inc. Incentive Bonus Compensation Plan and BGC Group, Inc. Long Term Incentive Plan.

The Aubin Employment Agreement provides for a term through at least December 31, 2029 (the “Aubin Employment Term”), except in the case that either party provides at least (i) two (2) years’ notice to terminate with such notice not to expire prior to the last day of the Aubin Employment Term, (ii) three (3) months’ notice to terminate the Aubin Employment Term in the case of injury or sickness for six (6) consecutive months in any period of twelve (12) months, or (iii) for cause.

The Aubin Employment Agreement provides for customary confidentiality provisions. Pursuant to the Aubin Employment Agreement, Mr. Aubin is subject to (i) a non-competition provision during the Aubin Employment Term and for a period of two (2) years following the termination of the Aubin Employment Term and relating to Restricted Business (as defined therein) and (ii) a non-solicitation provision relating to the Company’s clients (as described therein) for a period of twelve (12) months and employees for a period of thirty-six (36) months following the termination of the Aubin Employment Term.

Aubin Consultancy Agreement

On February 18, 2025, the U.K. Partnership entered into a consultancy contract with Mr. Aubin, effective as of February 18, 2025 (the “Aubin Consultancy Agreement”). Pursuant to the terms of the Aubin Consultancy Agreement, Mr. Aubin will receive a consultancy fee of €100,000 per year (approximately $104,885 per year as of February 17, 2025). The Aubin Consultancy Agreement provides for a term commencing on the earlier of the termination date of the Aubin Employment Agreement and the Aubin Employment Term, and provides for a term of up to three (3) years following the commencement date, unless otherwise terminated by Mr. Aubin at an earlier date (the “Consultancy Term”).

The Aubin Consultancy Agreement provides for customary confidentiality provisions. Pursuant to the Aubin Consultancy Agreement, Mr. Aubin is subject to (i) a non-competition provision during the Consultancy Term and for a period of twelve (12) months following the termination of the Consultancy Term and relating to Restricted Business (as defined therein) and (ii) a non-solicitation provision relating to the Company’s clients and employees (as described therein) for a period of twelve (12) months following the termination of the Consultancy Term.

2024 CEO Pay Ratio

The following information contains the relationship of the median annual total compensation of employees and independent contractors and brokers of BGC and its subsidiaries to the annual total compensation of Mr. H. Lutnick, the Chief Executive Officer and Chairman of the Board of Directors of the Company during 2024.

For 2024, we determined a new median employee in accordance with SEC rules. Our median employee was a Customer Support Associate in the United States.

We selected December 31, 2024 as the date used to identify our “median employee” whose annual total compensation was the median of the annual total compensation of all our applicable employees (other than our Chief Executive Officer) for 2024. Based on our internal records, our global employee population as of December 31, 2024 consisted of approximately 4,750 individuals, including full-time, part-time, and temporary employees, with approximately 33% of these employees working in the United States and approximately 67% working in our various non-U.S. locations consisting of Australia, Bahrain, Brazil, Canada, Chile, Colombia, Denmark, France, Germany, Hong Kong, India, Ireland, Israel, Italy, Japan, New Zealand, People’s Republic of China, Philippines, Republic of Korea, Republic of Mexico, Russian Federation, Singapore, South Africa, Spain, Switzerland, United Arab Emirates and the United Kingdom.

To identify the “median employee,” we aggregated actual base salary earnings or commission draw in 2024, overtime earnings paid in 2024 for employees eligible to earn overtime, bonus awards earned in 2024 and paid in the first quarter of 2025 and the grant date fair value of any equity awards granted in 2024. Bonus awards could consist of discretionary bonuses, forgivable loans, cash advance distribution agreements and promissory notes. We annualized the compensation of employees who began employment during the fiscal year. In addition, for any persons who provide services to Cantor and its affiliates (other than BGC and its consolidated subsidiaries), the total compensation of such persons for purposes of calculating the pay ratio was consistent with the allocations used by the Company for financial accounting purposes in its 2024 consolidated financial statements. We then converted any compensation paid in foreign currency to U.S. dollars using the published rate for December 31, 2024 on www.xe.com. The sum of these amounts served as our “consistently applied compensation measure,” which we used in identifying the median employee. We did not apply a cost of living adjustment to the data.

Once the median employee was identified, the pay ratio for the annual total compensation of the median employee to the CEO was calculated for the 2024 fiscal year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and the pay ratio was determined to be as follows:

•        the annual total compensation of the median employee of the Company (other than the CEO) was $128,205;

•        the annual total compensation of the CEO, as reported in the Summary Compensation Table, was $15,000,000; and

•        the ratio of the annual total compensation of the CEO to the median employee of the Company was approximately 117 to 1.

Pay Versus Performance

We are required by SEC rules to disclose information regarding the relationship between “compensation actually paid,” as that term is used in Item 402(v) of Regulation S-K, to our named executive officers (“NEOs”), including Mr. H. Lutnick, who served as our principal executive officer (“PEO”) during the periods described below and the NEOs listed in the following table other than the PEO (the “non-PEO NEOs”), and the financial performance of the Company. The following table sets forth additional compensation information for our PEO and non-PEO NEOs during the periods described below along with total stockholder return (“TSR”), net income, and the “Company Selected Measure,” which we have selected as Total Revenues, each for fiscal years 2020, 2021, 2022, 2023 and 2024. The amounts set forth below under the headings “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” differ significantly from the Summary Compensation Table calculation of compensation, as well as from the way in which we and our Compensation Committee view annual compensation decisions, as discussed in the Compensation Discussion and Analysis. It does not reflect the amount of compensation actually realized or received by our NEOs during the applicable year. Footnote (5) below sets forth the adjustments from the Total Compensation for the PEO and Average Total Compensation for the non-PEO NEOs reported in the Summary Compensation Table to arrive at the values presented for “compensation actually paid” for each of the fiscal years shown.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(5)	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs(2)(5)	Value of Initial Fixed $100			Total Revenues (in thousands)(4)
					Total Shareholder Return	Peer Group Total Shareholder Return(3)	Net Income (in thousands)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$15,000,000	$16,895,142	$2,699,507	$3,382,160	$163.72	$121.70	$123,228	$2,262,818
2023	$17,044,535	$17,129,973	$2,813,060	$2,875,959	$129.49	$84.99	$38,775	$2,025,401
2022	$13,000,000	$13,098,272	$1,677,060	$1,742,607	$67.10	$66.34	$58,867	$1,795,302
2021	$19,831,245	$19,926,553	$2,144,445	$2,189,041	$81.89	$62.03	$153,488	$2,015,364
2020	$12,000,000	$12,156,610	$2,847,239	$2,906,417	$69.88	$76.07	$50,918	$2,056,761

____________

(1)      The PEO was Mr. H. Lutnick during all periods presented.

(2)      The non-PEO NEOs in fiscal years 2023 and 2024 consisted of Messrs. Merkel, Windeatt, and Hauf. The non-PEO NEOs in fiscal year 2022 consisted of Messrs. Merkel, Windeatt, Hauf and Steven Bisgay. Mr. Bisgay served as Chief Financial Officer of the Company until June 6, 2022, and Mr. Hauf began serving as Chief Financial Officer on that date. When calculating the average compensation for the non-PEO NEOs in fiscal year 2022, each of Messrs. Bisgay and Hauf are included in the denominator of such calculation. The non-PEO NEOs in fiscal year 2021 consisted of Messrs. Merkel, Windeatt, and Bisgay, who each served for the entirety of the year. The non-PEO NEOs in fiscal year 2020 consisted of Messrs. Merkel, Windeatt, Bisgay, and Shaun Lynn. Mr. Lynn served as President of the Company until October 1, 2020, when he became Vice Chairman of the Company and no longer served as an executive officer. Accordingly, when calculating the average compensation for the non-PEO NEOs in fiscal year 2020, Mr. Lynn’s compensation for the entire year is included, as he continued his service to the Company after ceasing to be an executive officer. When calculating Mr. Windeatt’s portion of the average compensation for the non-PEO NEOs for each fiscal year, his portion was calculated using the applicable exchange rate as set forth in the notes to the Summary Compensation Table.

(3)      The peer group consists of Compagnie Financière Tradition SA and TP ICAP Group plc. The returns of the peer group companies have been weighted according to their U.S. dollar stock market capitalization for purposes of arriving at a peer group average. TSR is calculated as the cumulative total stockholder return, on a gross dividend reinvestment basis, of $100 invested in shares of each of the Company and the peer group on December 31, 2019.

(4)      The Company selected Total Revenues to be the most important financial performance measure that is not otherwise required to be disclosed in the table above used by the Company to link “compensation actually paid” to its NEOs for the most recently completed fiscal year to its performance. While Total Revenues was chosen for this table, our executive compensation programs use a balanced portfolio of measures to drive short- and long-term objectives aligned with our strategy and shareholder interests as further described in our Compensation Discussion and Analysis above.

(5)      “Compensation Actually Paid to PEO” in column (c) and “Average Compensation Actually Paid to Non-PEO NEOs” in column (e) reflect the following adjustments from Total Compensation amounts reported in the Summary Compensation Table (all amounts are averages for the non-PEO NEOs).

Because our Incentive Plan bonus opportunities are initially denominated in cash and do not include a right to receive stock, as described in the footnotes to the Summary Compensation Table, when the Compensation Committee decides after the performance year is over to pay a portion of the Incentive Plan awards for such fiscal year in RSUs we present such RSUs as Non-Equity Incentive Plan Compensation in column (g) of the Summary Compensation Table for the performance year rather than as Equity Awards in column (e) of the Summary Compensation Table in the year of grant. To avoid double-counting such awards when calculating “Compensation Actually Paid to PEO” in column (c) and “Average Compensation Actually Paid to Non-PEO NEOs” in column (e), they are neither deducted nor added in the year of grant, consistent with their presentation in the Summary Compensation Table. Similarly, for periods prior to the Corporate Conversion, the adjustments below do not include partnership-unit based awards granted pursuant to the Incentive Plan and reported in column (g) in the Summary Compensation Table in the applicable performance year at full notional value and not subsequently reportable as “Equity Awards” in column (e) of the Summary Compensation Table.

For full fiscal years after the Corporate Conversion, “Compensation Actually Paid to PEO” in column (c) and “Average Compensation Actually Paid to Non-PEO NEOs” in column (e) reflect the following adjustments from Total Compensation amounts reported in the Summary Compensation Table: (i) the dividend or dividend equivalents paid in the applicable period; (ii) the increase or decrease in fair market value of any unvested RSUs or RSAs issued in previous years and held by the PEO or non-PEO NEOs as of December 31 of the applicable period from their fair market value as of December 31 of the prior period; (iii) the increase or decrease from the grant date in fair market value of any unvested RSUs issued in the applicable period held by the PEO and non-PEO NEOs as of December 31 of the applicable period from their grant date; and (iv) the increase or decrease in fair market value from December 31 of the prior year of any RSUs or RSAs issued in previous years that vested during the applicable period.
Adjustments to Determine Compensation Actually Paid to PEO	2024	2023	2022	2021	2020
Deduction for change in actuarial present value of accumulated benefit under all defined benefit and actuarial pension plans reported in the Summary Compensation Table	—	—	—	—	—
Increase for aggregate of service cost and prior service cost for all defined benefit and actuarial pension plans reported in the Summary Compensation Table	—	—	—	—	—
Deduction for amounts reported under the “Equity Awards” column in the Summary Compensation Table	—	$(2,044,535)	—	$(7,831,243)	—
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	—	—	—	—	—
Increase/decrease for change in fair value from grant date of stock and option awards granted during year that are outstanding and unvested as of year-end	$1,895,142	—	—	—	—

Adjustments to Determine Compensation Actually Paid to PEO	2024	2023	2022	2021	2020
Increase/deduction for change in fair value as of year-end (from prior year-end) of stock and option awards granted in any prior year that were outstanding and unvested as of year-end	—	—	—	—	—
Increase for fair value as of vesting date of stock and option awards granted and vested in the same year	—	$2,044,535	—	$7,831,243	—
Increase/deduction for change in fair value as of vesting date (from prior year-end) of stock and option awards granted in any prior year for which all vesting conditions were satisfied during year or at year-end	—	—	—	—	—
Deduction for fair value as of prior year-end of stock and option awards granted in any prior year that were forfeited during year	—	—	—	—	—
Increase for dollar value of any dividends or other earnings paid on stock or option awards in the year prior to the vesting date that are not otherwise included in total compensation for the year	—	$62,899	$87,397	$44,596	$59,178
Total Adjustments	$1,895,142	$62,899	$87,397	$44,596	$59,178
Adjustments to Determine Compensation Actually Paid to Non-PEO NEOs	2024	2023	2022	2021	2020
Deduction for change in actuarial present value of accumulated benefit under all defined benefit and actuarial pension plans reported in the Summary Compensation Table	—	—	—	—	—
Increase for aggregate of service cost and prior service cost for all defined benefit and actuarial pension plans reported in the Summary Compensation Table	—	—	—	—	—
Deduction for amounts reported under the “Equity Awards” column in the Summary Compensation Table	—	$(406,908)	—	$(111,565)	$(418,239)
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	—	—	—	—	—
Increase/deduction for change in fair value from grant date of stock and option awards granted during year that are outstanding and unvested as of year-end	$149,256	—	—	—	—

Adjustments to Determine Compensation Actually Paid to Non-PEO NEOs	2024	2023	2022	2021	2020
Increase/deduction for change in fair value as of year-end (from prior year-end) of stock and option awards granted in any prior year that were outstanding and unvested as of year-end	$306,511	—	—	—	—
Increase for fair value as of vesting date of stock and option awards granted and vested in the same year	—	$406,908	—	$111,565	$418,239
Increase/deduction for change in fair value as of vesting date (from prior year-end) of stock and option awards granted in any prior year for which all vesting conditions were satisfied during year or at year-end	—	—	—	—	—
Deduction for fair value as of prior year-end of stock and option awards granted in any prior year that were forfeited during year	$174,057	—	—	—	—
Increase for dollar value of any dividends or other earnings paid on stock or option awards in the year prior to the vesting date that are not otherwise included in total compensation for the year	$52,829	$62,899	$87,397	$44,596	$59,178
Total Adjustments	$682,653	$62,899	$87,397	$44,596	$59,178

Analysis of the Information Presented in the Pay Versus Performance Table

While we utilize several performance measures to align executive compensation with Company performance, not all of those measures are presented in the Pay Versus Performance table set forth above. Moreover, in determining the compensation of our executive officers, our Compensation Committee considers a holistic view of a variety of factors, both qualitative and quantitative, consistent with our periodic overall goals and therefore we do not specifically align our performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. See “Compensation Discussion and Analysis — Compensation Philosophy” for more information.

In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between (1) “compensation actually paid” to our PEO and “average compensation actually paid” to our non-PEO NEOs and (2) the Company’s performance with respect to TSR, net income and Total Revenues, our Company Selected Measure:

TSR.    The graphs below show the relationship between (1) “compensation actually paid” to our PEO and the average of “compensation actually paid” to our non-PEO NEOs and our cumulative TSR and (2) our cumulative TSR and peer group TSR, over the five fiscal years ended December 31, 2024.

Compensation Actually Paid vs TSR
Compensation Actually Paid ($000s)
$50,000
$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
Total Shareholder Return
$160.00
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$0.00
$69.88
$81.89
$67.10
$129.49
$163.72
$12,157
$19,927
$13,098
$17,130
$16,895
$2,906
$2,189
$1,743
$2,876
$2,949
2020
2021
2022
2023
2024
Compensation actually paid to PEO (Left Axis)
Average compensation actually paid to Non-PEO (Left Axis)
TSR (Right Axis)

TSR vs Peer TSR
Total Shareholder Return
$180.00
$160.00
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$0.00
2020
2021
2022
2023
2024
$76.07
$69.88
$81.89
$62.03
$67.10
$66.34
$129.49
$84.99
$163.72
$121.70
TSR
Peer TSR

Net Income.    The graph below shows the relationship between “compensation actually paid” to our PEO and the average of the “compensation actually paid” to our non-PEO NEOs and net income, as reported in our consolidated financial statements, over the five fiscal years ended December 31, 2024.

Compensation Actually Paid vs Net Income
Compensation Actually Paid ($000s)
$50,000
$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
Net Income ($000s)
$160,000
$140,000
$120,000
$100,000
$80,000
$60,000
$40,000
$20,000
$0
2020
2021
2022
2023
2024
$12,157
$2,906
$50,918
$19,927
$2,189
$153,488
$13,098
$1,743
$58,867
$17,130
$2,876
$38,775
$16,895
$2,949
$123,228
Compensation actually paid to PEO (Left Axis)
Average compensation actually paid to Non-PEO (Left Axis)
Consolidated Net Income (Right Axis)

Company Selected Measure (CSM).    The graph below shows the relationship between “compensation actually paid” to our PEO and the average of the “compensation actually paid” to our non-PEO NEOs and our Total Revenues over the five fiscal years ended December 31, 2024.

Compensation Actually Paid vs Total Revenues
$50,000
$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
Compensation Actually Paid ($000s)
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
Total Revenues ($000s)
$2,056,761
$2,015,364
$1,795,302
$2,025,401
$2,262,818
$12,157
$2,906
$19,927
$2,189
$13,098
$1,743
$17,130
$2,876
$16,895
$2,949
2020
2021
2022
2023
2024
Compensation actually paid to PEO (Left Axis)
Average compensation actually paid to Non-PEO (Left Axis)
Total Revenues (Right Axis)

Performance Measures Tabular List

The table below lists our most important performance measures, including the Company Selected Measure, used to link “compensation actually paid” for our NEOs to Company performance for the fiscal year ended December 31, 2024. The performance measures included in this table are not ranked by relative importance.

Performance Measures

Total Revenues
Total Fenics Revenues
Pre-tax Adjusted Earnings
Data, Software & Post-Trade Growth
Catalyst Transactions and Hires, Acquisitions, and Strategy Development
Retentive Compensation Considerations

Compensation of Directors

Directors who are also our employees or those of our affiliates do not receive additional compensation for serving as directors. The cash compensation schedule for our directors who are not our employees or those of our affiliates, collectively referred to as “non-employee directors,” is as follows: the annual cash retainer is $100,000, the annual stipend for the chair of our Compensation Committee is $15,000, the annual stipend for the chair of our Audit Committee is $25,000 and the annual stipend for the chair of our Corporate Responsibility Committee is $15,000. We also pay $2,000 for each meeting of our Board and $1,000 for each meeting of a committee of our Board actually attended, whether in person or by telephone. Under our policy, none of our non-employee directors is paid more than $3,000 in the aggregate for attendance at meetings held on the same date. Only one meeting of our Board and Committees shall occur on each calendar day for which payment shall be provided. Non-employee directors may also receive additional per diem fees for services as a director at the rate of $1,000 per day, with a limit of $5,000 per matter, for additional time spent on Board or Committee matters as directed from time to time by the Board, including interviewing candidates. Non-employee directors also are reimbursed for all out-of-pocket expenses incurred in attending meetings of our Board or committees of our Board on which they serve. From time to time, our Board and Committees may receive an additional stipend for service on other special committees or similar service.

In addition to the cash compensation described above, under our current policy, upon the appointment or initial election of a non-employee director, we grant to such non-employee director RSUs equal to the value of shares of our Class A common stock that could be purchased for $70,000 based on the closing price of our Class A common stock on the trading date of the appointment or initial election of the non-employee director (rounded down to the next whole share). These RSUs vest equally on each of the first two anniversaries of the grant date, provided that the non-employee director is a member of our Board at the opening of business on such dates.

Thereafter, we annually grant to each non-employee director RSUs equal to the value of shares of our Class A common stock that could be purchased for $50,000 based on the closing price of our Class A common stock on the date of his or her re-election (rounded down to the next whole share) in consideration for services provided. These RSUs vest equally on each of the first two anniversaries of the grant date, provided that the non-employee director is a member of our Board at the opening of business on such dates.

2024 Director Compensation Payments

The table below summarizes the compensation paid to our non-employee directors for the year ended December 31, 2024:

(a) Name(1)	(b) Fees Earned or Paid in Cash ($)	(c) Stock Awards ($)(2)	(d) Option Awards ($)(3)	(e) Non-Equity Incentive Plan Compensation ($)	(f) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(g) All Other Compensation ($)	(h) Total ($)
Linda A. Bell Director	162,000	50,000	—	—	—	—	212,000
David P. Richards Director	147,000	50,000	—	—	—	—	197,000
Arthur U. Mbanefo Director	187,000	50,000	—	—	—	—	237,000
William Addas Director	147,000	50,000	—	—	—	—	197,000

____________

(1)      Mr. H. Lutnick is not included in this table as during 2024 he was an employee of our Company and thus received no compensation for his services as director in 2024. The compensation received by Mr. H. Lutnick for 2024 as an employee of our Company is shown in the Summary Compensation Table, which includes compensation paid with respect to 2024. Mr. Brandon Lutnick and Mr. Merkel are not included in this table as they joined the Board in February 2025 and were not directors during 2024.

(2)      Reflects the grant date fair value of RSUs granted on September 16, 2024 to each of Messrs. Richards, Mbanefo, Addas, and Dr. Bell. More information with respect to the calculation of these amounts is included in “Note 18. Compensation” in the notes to the consolidated financial statements included in the 2024 Form 10-K. As of December 31, 2024, Messrs. Richards and Mbanefo and Dr. Bell each had 15,615 RSUs outstanding, and Mr. Addas had 16,126 RSUs outstanding.

(3)      No options were granted to non-employee directors in 2024. As of December 31, 2024, none of the non-employee directors had any options outstanding.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

The Company does not currently grant new awards of stock options, stock appreciation rights, or similar option-like instruments. Accordingly, the Company has no specific policy or practice on the timing of awards of such options in relation to the disclosure of material nonpublic information by the Company. In the event the Company determines to grant new awards of such options, the Board and the Committee will evaluate the appropriate steps to take in relation to the foregoing.

Compensation Committee Interlocks and Insider Participation

During 2024, the Compensation Committee of our Board consisted of Dr. Bell and Messrs. Richards, Mbanefo and Addas. All the members who served on our Compensation Committee during 2024 were independent directors. No member of the Committee had any relationship with the Company during 2024 pursuant to which disclosure would be required under applicable SEC rules. With the exception of Mr. H. Lutnick, during 2024, none of our executive officers served as a member of the board of directors or the compensation committee, or similar body, of a corporation where any of its executive officers served on our Compensation Committee or on our Board. In 2024, Mr. H. Lutnick served on the board of directors of Newmark but did not serve on Newmark’s compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 16, 2025, with respect to the beneficial ownership of our Common Equity by: (i) each stockholder, or group of affiliated stockholders, that we know owns more than 5% of any class of our outstanding capital stock, (ii) each of our current and former named executive officers, (iii) each of our current directors and (iv) the current executive officers and directors as a group. Unless otherwise indicated in the footnotes, the principal address of each of the stockholders, executive officers and directors identified below is located at 499 Park Avenue, New York, NY 10022. Shares of our Class B common stock are convertible into shares of our Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, a holder of Class B common stock is deemed to be the beneficial owner of an equal number of shares of our Class A common stock for purposes of this table.

	Class B Common Stock				Class A Common Stock
Name	Shares		%		Shares		%
5% Beneficial Owners(1):
Cantor Fitzgerald, L.P.(2)	93,340,477	(3)	85.3	(4)	93,340,477	(5)	20.4	(6)
CF Group Management, Inc.	96,313,001	(7)	88.0	(4)	96,313,001	(8)	21.0	(9)
BlackRock, Inc.(1)	—		—		53,234,347		14.7
The Vanguard Group(1)	—		—		32,775,445		9.0
Howard W. Lutnick (former Chief Executive Officer)	109,232,871	(10)	99.8	(4)	110,171,574	(11)	23.3	(12)
Current Executive Officers and Directors(1):
Executive Officers
Stephen M. Merkel	—		—		68,856	(13)	*
Sean A. Windeatt	—		—		246,360	(14)	*
John J. Abularrage	—		—		114,147	(15)	*
JP Aubin	—		—		576,214	(16)	*
Jason W. Hauf	—		—		—		*
Directors
Brandon G. Lutnick	4,119,184	(17)	3.8	(4)	6,106,565	(18)	1.7	(19)
Linda A. Bell	—		—		33,074	(20)	*
David P. Richards	—		—		17,029	(21)	*
Arthur U. Mbanefo	—		—		16,786	(22)	*
William Addas	—		—		24,682	(23)	*
All current executive officers and directors as a group (10 persons)	4,119,184		3.8		7,203,713		2.0	(19)

____________

*        Less than 1%.

(1)      Based upon information supplied by directors, executive officers and 5% beneficial owners in filings under Sections 13(d), 13(g), and 16(a) of the Exchange Act. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

(2)      Cantor has pledged to a financial institution, pursuant to a Put and Pledge Agreement, dated as of July 21, 2017 and as amended and restated effective as of October 5, 2023 with such modifications thereto as necessary to reflect the Corporate Conversion, 10,000,000 shares of our Class A common stock in connection with a loan program established for certain employees and partners of Cantor and its affiliates. On November 23, 2018, those 10,000,000 shares of our Class A common stock were converted into 10,000,000 shares of our Class B common stock and remain pledged in connection with the partner loan program.

(3)      Consists of 93,340,477 shares of our Class B common stock held directly.

(4)      Percentage based on 109,452,953 shares of our Class B common stock outstanding as of September 16, 2025.

(5)      Consists of 93,340,477 shares of our Class A common stock acquirable upon conversion of 93,340,477 shares of our Class B common stock held directly.

(6)      Percentage based on (i) 363,180,595 shares of our Class A common stock outstanding as of September 16, 2025, and (ii) 93,340,477 shares of our Class A common stock acquirable upon conversion of 93,340,477 shares of our Class B common stock.

(7)      Consists of (i) 2,972,524 shares of our Class B common stock held by CFGM, and (ii) 93,340,477 shares of our Class B common stock held by Cantor. CFGM is the managing general partner of Cantor.

(8)      Consists of (i) 2,972,524 shares of our Class A common stock acquirable upon conversion of 2,972,524 shares of our Class B common stock held by CFGM, and (ii) 93,340,477 shares of our Class A common stock acquirable upon conversion of 93,340,477 shares of our Class B common stock held by Cantor.

(9)      Percentage based on (i) 363,180,595 shares of our Class A common stock outstanding as of September 16, 2025, (ii) 93,340,477 shares of our Class A common stock acquirable upon conversion of 93,340,477 shares of our Class B common stock held by Cantor, and (iii) 2,972,524 shares of our Class A common stock acquirable upon conversion of 2,972,524 shares of our Class B common stock held by CFGM.

(10)    Mr. H. Lutnick’s holdings consist of:

(i)      8,973,721 shares of our Class B common stock held directly;

(ii)     2,972,524 shares of our Class B common stock held by CFGM;

(iii)    93,340,477 shares of our Class B common stock held by Cantor;

(iv)    1,610,182 shares of our Class B common stock held by a limited liability company (the “LLC Holder”); and

(v)      2,335,967 shares of our Class B common stock held by KBCR, by virtue of Mr. H. Lutnick being the managing member of KBCR, which is a non-managing General Partner of Cantor.

(11)    Mr. H. Lutnick’s holdings consist of:

(i)      337,765 shares of our Class A common stock held in various trust and retirement accounts consisting of (A) 293,049 shares held in a Keogh retirement account for Mr. H. Lutnick, (B) 34,921 shares held in other retirement accounts, and (C) 9,795 shares held in other retirement accounts for the benefit of Mr. H. Lutnick’s spouse;

(ii)     2,972,524 shares of our Class A common stock acquirable upon conversion of 2,972,524 shares of our Class B common stock held by CFGM;

(iii)    93,340,477 shares of our Class A common stock acquirable upon conversion of 93,340,477 shares of our Class B common stock held by Cantor;

(iv)    8,973,721 shares of our Class A common stock acquirable upon conversion of 8,973,721 shares of our Class B common stock held directly;

(v)      1,610,182 shares of our Class A common stock acquirable upon conversion of 1,610,182 shares of our Class B common stock held by the LLC Holder;

(vi)    2,335,967 shares of our Class A common stock acquirable upon conversion of 2,335,967 shares of our Class B common stock held by KBCR; and

(vii)   600,938 shares of our Class A common stock owned of record by KBCR.

See “Certain Relationships and Related Transactions, and Director Independence — Divestment Transactions Relating to Howard W. Lutnick” for a discussion of the planned transactions associated with Mr. H. Lutnick’s divestment of his holdings in us and its impact on the ownership of our Company.

(12)    Percentage based on (i) 363,180,595 shares of our Class A common stock outstanding as of September 16, 2025, (ii) 93,340,477 shares of our Class A common stock acquirable upon conversion of 93,340,477 shares of our Class B common stock held by Cantor, (iii) 2,972,524 shares of our Class A common stock acquirable upon conversion of 2,972,524 shares of our Class B common stock held by CFGM, (iv) 8,973,721 shares of our Class A common stock acquirable upon conversion of 8,973,721 shares of our Class B common stock held by Mr. H. Lutnick, (v) 1,610,182 shares of our Class A common stock acquirable upon conversion of 1,610,182 shares of our Class B common stock held by the LLC Holder, and (vi) 2,335,967 shares of our Class A common stock acquirable upon conversion of 2,335,967 shares of our Class B common stock held by KBCR.

(13)    Mr. Merkel’s holdings consist of (i) 16,511 shares of our Class A common stock held directly, (ii) 46,087 shares of our Class A common stock held in Mr. Merkel’s 401(k) account (as of September 5, 2025) and (iii) 6,258 shares of our Class A common stock held in trusts for the benefit of Mr. Merkel’s immediate family, of which Mr. Merkel’s spouse is the sole trustee.

(14)    Mr. Windeatt’s holdings consist of 246,360 shares of our Class A common stock held directly.

(15)    Mr. Abularrage’s holdings consist of 114,147 shares of our Class A common stock held directly.

(16)    Mr. Aubin’s holdings consist of 576,214 shares of our Class A common stock held directly.

(17)    Mr. Brandon Lutnick’s holdings consist of:

(i)      1,610,182 shares of our Class B common stock held by the LLC Holder;

(ii)     2,335,967 shares of our Class B common stock held by KBCR, by virtue of Mr. Brandon Lutnick being the managing member of KBCR, which is a non-managing General Partner of Cantor; and

(iii)    173,035 shares of our Class B common stock held by LFA.

(18)    Mr. Brandon Lutnick’s holdings consist of:

(i)      1,336,203 shares of our Class A common stock held in various trusts and custodial accounts consisting of (A) 8,813 shares held in a custodial account for the benefit of Mr. Brandon Lutnick under the Uniform Gifts for Minors Act, (B) 796,850 shares held by various trust accounts for the benefit of the descendants of Mr. H. Lutnick and his immediate family, through Mr. Brandon Lutnick’s position as trustee with decision making control, and (C) 530,540 shares held by trust accounts for the benefit of Mr. H. Lutnick’s immediate family members;

(ii)     600,938 shares of our Class A common stock owned of record by KBCR;

(iii)    50,240 shares of our Class A common stock owned of record by LFA;

(iv)    1,610,182 shares of our Class A common stock acquirable upon conversion of 1,610,182 shares of our Class B common stock held by the LLC Holder;

(v)      2,335,967 shares of our Class A common stock acquirable upon conversion of 2,335,967 shares of our Class B common stock held by KBCR; and

(vi)    173,035 shares of our Class A common stock acquirable upon conversion of 173,035 shares of our Class B common stock held by LFA.

(19)    Percentage based on (i) 363,180,595 shares of our Class A common stock outstanding as of September 16, 2025, (ii) 1,610,182 shares of our Class A common stock acquirable upon conversion of 1,610,182 shares of our Class B common stock held by the LLC Holder, (iii) 2,335,967 shares of our Class A common stock acquirable upon conversion of 2,335,967 shares of our Class B common stock held by KBCR, and (iv) 173,035 shares of our Class A common stock acquirable upon conversion of 173,035 shares of our Class B common stock held by LFA.

(20)    Dr. Bell’s holdings consist of (i) 29,137 shares of our Class A common stock held directly and (ii) 3,937 shares of our Class A common stock receivable pursuant to 3,937 RSUs held directly.

(21)    Mr. Richards’ holdings consist of (i) 13,092 shares of our Class A common stock held directly and (ii) 3,937 shares of our Class A common stock receivable pursuant to 3,937 RSUs held directly.

(22)    Mr. Mbanefo’s holdings consist of (i) 12,849 shares of our Class A common stock held directly and (ii) 3,937 shares of our Class A common stock receivable pursuant to 3,937 RSUs held directly.

(23)    Mr. Addas’ holdings consist of (i) 20,745 shares of our Class A common stock held directly and (ii) 3,937 shares of our Class A common stock receivable pursuant to 3,937 RSUs held directly.

Equity Compensation Plan Information as of December 31, 2024

Plan Category	Number of securities to be issued upon exercise of outstanding restricted stock units, options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Plan (approved by security holders)	72,543,790	$5.24	440,808,693
Equity compensation plans not approved by security holders	—	—	—
Total	72,543,790	$5.24	440,808,693

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is made up solely of independent directors, as defined under applicable Nasdaq Stock Market and SEC rules, and it operates under a written Charter adopted by the Board and the Committee. The composition of the Committee, the attributes of its members and its responsibilities, as reflected in its Charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Committee reviews and assesses the adequacy of its Charter on an annual basis. A copy of the Audit Committee Charter is available on the Company’s website at www.bgcg.com/corporate-responsibility/governance/ under the heading “Independent Audit Committee,” or upon written request from the Company free of charge.

As described more fully in its Charter, the primary function of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal control over financial reporting and audit process. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal control over financial reporting; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s Auditors are responsible for performing an independent audit of the Company’s annual consolidated financial statements, and a review of its quarterly consolidated financial statements, in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”), and an independent audit of the Company’s internal control over financial reporting and on the effectiveness of such control.

The Audit Committee has the sole authority to appoint or replace the Auditors and is directly responsible for the oversight of the scope of the Auditors’ role and the determination of its compensation.

Although each of Messrs. Richards, Mbanefo and Addas has experience that qualifies him as an audit committee financial expert, none of the Audit Committee members are currently professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the Auditors, nor can the Committee certify that the Auditors are “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the Auditors on the basis of the information it receives, discussions with management and the Auditors, and the experience of the Committee’s members in business, financial and accounting matters.

The Audit Committee has an annual agenda that includes reviewing the Company’s financial statements, internal control and audit matters as well as related party transactions. The Committee meets each quarter with management and the Auditors to review the Company’s interim financial results before the publication of the Company’s quarterly financial results press releases, and periodically in executive sessions. Management’s and the Auditors’ presentations to and discussions with the Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the Auditors.

In accordance with Audit Committee policy and the requirements of law, all services to be provided by the Auditors and their affiliates are subject to pre-approval by the Committee. This includes audit services, audit-related services, and any tax services and other services. In addition, the Committee regularly evaluates the performance and independence of the Auditors. Accordingly, the Committee has reviewed and pre-approved all services provided by Ernst & Young subsequent to the firm’s engagement in 2008.

In fulfilling its responsibilities, the Audit Committee has met and held discussions with management and Ernst & Young regarding the fair and complete presentation of the Company’s financial results. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Committee has met to review and discuss the Company’s annual audited and quarterly consolidated financial statements for the fiscal year ended December 31, 2024 (including the disclosures contained in the Company’s Annual Report on Form 10-K filed with the SEC under the heading “Part II — Item 8 — Financial Statements and Supplementary Data” and Quarterly Reports on Form 10-Q filed with the SEC under the heading “Part I — Item 1 — Financial Statements (unaudited)”) with management and Ernst & Young. The Committee also reviewed and discussed with management, the internal auditors and Ernst & Young the Company’s compliance with Section 404 of the Sarbanes-Oxley Act, namely, management’s annual report on the Company’s internal control over financial reporting.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 1301, “Communication with Audit Committees” (AS 1301), as modified or supplemented. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the communications of Ernst & Young with the Audit Committee concerning independence and has discussed with Ernst & Young the firm’s independence from the Company and its management, including all relationships between the firm and the Company. The Audit Committee also has considered whether the provision of permitted non-audit services by Ernst & Young is compatible with maintaining the firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements of the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 3, 2025.

Dated: September 30, 2025

THE AUDIT COMMITTEE

Arthur U. Mbanefo, Chair
Linda A. Bell
David P. Richards
William Addas

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees incurred by us for audit and other services rendered by Ernst & Young during the years ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023
Audit fees	$9,820,161	$8,535,235
Audit-related fees	96,600	96,600
Tax fees	542,087	2,829,000
All other fees	—	—
Total	$10,458,848	$11,460,835

“Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and internal control over financial reporting, including audit fees for the Company’s employee benefit plan. “Tax fees” are fees for tax compliance, tax advice and tax planning, and “all other fees” are fees for any services not included in the other categories.

AUDIT COMMITTEE’S PRE-APPROVAL POLICIES AND PROCEDURES

During 2024, our Audit Committee specifically approved the appointment of Ernst & Young to be our independent auditors for the year ended December 31, 2024. Ernst & Young was also approved to perform reviews of our quarterly financial reports within the year ended December 31, 2024 and certain other audit-related services such as accounting consultations. Pursuant to our Audit Committee Charter, the Audit Committee will pre-approve auditing services, internal control-related services and permitted non-audit services to be performed for us by our independent auditors.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of Ernst & Young as our independent registered public accounting firm for fiscal year ending December 31, 2025. We are asking stockholders to ratify the appointment of Ernst & Young as our independent registered public accounting firm at the Annual Meeting. Representatives of Ernst & Young are expected to participate in the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Our Bylaws do not require that the stockholders ratify the appointment of Ernst & Young as our independent auditors for fiscal year 2025. However, we are submitting the appointment of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board and the Audit Committee will re-consider the appointment. Even if the appointment of Ernst & Young is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the best interests of the Company and its stockholders. At this time, the Board and the Audit Committee believe that the continued retention of Ernst & Young to serve as our independent auditors is in the best interest of the Company and its stockholders.

VOTE REQUIRED FOR APPROVAL

The affirmative vote of the majority of the Total Voting Power voted by stockholders entitled to vote on the proposal is required to approve this proposal to ratify the appointment of Ernst & Young. Abstentions will have no effect on the vote.

RECOMMENDATION OF OUR BOARD OF DIRECTORS AND AUDIT COMMITTEE

OUR BOARD OF DIRECTORS AND AUDIT COMMITTEE RECOMMEND THAT ALL
STOCKHOLDERS VOTE “FOR”
THE RATIFICATION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2025.

PROPOSAL 3 — APPROVAL OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board is committed to sound compensation governance and recognizes the interest of stockholders in executive compensation matters. On an annual basis, we provide our stockholders with an opportunity to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narratives of this Proxy Statement.

This stockholder advisory vote will not be binding on the Company, the Board, or the Compensation Committee. Nevertheless, the Board and the Compensation Committee will take into account the outcome of the stockholder advisory vote when making future executive compensation decisions.

As discussed in our Compensation Discussion and Analysis, our executive compensation program, which is under the direction and control of our Compensation Committee, is designed to integrate our executive compensation with the achievement of our short- and long-term business objectives and to assist us in attracting, motivating and retaining the highest quality executive officers and rewarding them for superior performance. Different components of our executive compensation program are geared to shorter-term and longer-term performance, with the goal of increasing stockholder value over the long term.

We believe that the compensation of our executive officers should reflect their success in attaining key corporate objectives, such as growth or maintenance of market position, success in attracting and retaining qualified brokers and other professionals, increasing or maintaining revenues and/or profitability, developing new products and marketplaces, completing acquisitions, dispositions, restructurings, and other value-enhancing transactions and integrating any such transactions, as applicable, meeting established goals for operating earnings, earnings per share and increasing the total return for stockholders, including stock price and dividend increases, and maintaining and developing customer relationships and long-term competitive advantage. We also believe that executive compensation should reflect achievement of individual managerial objectives established for specific executive officers at the beginning of the fiscal year as well as reflect specific achievements by such individuals over the course of the year. We further believe that specific significant events led by executives, including acquisitions, dispositions and other significant transactions, should be given significant weight. We believe that the performance of our executives in managing our Company, considered in light of general economic and specific Company, industry and competitive conditions, should be the basis for determining their overall compensation.

We also believe that the compensation of our executive officers should not generally be based on the short-term performance of our Class A common stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long term, reflect our overall performance and, ultimately, the management of our Company by our executives. We believe that the long-term performance of our stock is reflected in executive compensation through the grant of equity awards, including RSAs and RSUs.

Stockholders are encouraged to read our Compensation Discussion and Analysis in this Proxy Statement for more detailed information about our executive compensation program and how it reflects our philosophy and is linked to our performance. The non-binding stockholder advisory vote on executive compensation is not intended to address any specific component of our executive compensation program; rather, the vote relates to the overall compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

We elected to hold annual advisory votes on compensation paid to our named executive officers following a 2020 advisory vote by our voting stockholders on the frequency of advisory votes on compensation. We are required to hold the next stockholder advisory vote on the frequency of advisory votes on compensation at the annual meeting of stockholders in 2026.

We will ask our stockholders to approve the following resolution at the Annual Meeting:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narratives.

VOTE REQUIRED FOR APPROVAL

The affirmative vote of the majority of the Total Voting Power voted by stockholders entitled to vote on the proposal is required to approve the resolution. Abstentions and broker non-votes will have no effect on the vote. The stockholder vote on executive compensation is advisory and, therefore, not binding on the Company, the Board of Directors, or the Compensation Committee. Nevertheless, the Board and the Committee will take into account the outcome of the stockholder advisory vote when making future executive compensation decisions.

RECOMMENDATION OF OUR BOARD OF DIRECTORS
AND COMPENSATION COMMITTEE

OUR BOARD OF DIRECTORS AND COMPENSATION COMMITTEE RECOMMEND THAT ALL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE RESOLUTION.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review, Approval and Ratification of Transactions with Related Persons

The general policy of our Company and our Audit Committee is that all material transactions with a related party, including transactions with Cantor or Newmark, the relationship between us and Cantor or Newmark and agreements with related parties, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, including repurchases of Class A common stock or, historically, purchases of BGC Holdings limited partnership interests or other equity interests in our subsidiaries, including from Cantor or our executive officers (see “— Stock Repurchase Program”), are subject to prior review and approval by our Audit Committee, which will determine whether such transactions or proposals are fair and reasonable to our stockholders. In general, potential related party transactions are identified by our management and discussed with the Audit Committee at Audit Committee meetings. Detailed proposals, including, where applicable, financial and legal analyses, alternatives and management recommendations, are provided to the Audit Committee with respect to each issue under consideration and decisions are made by the Audit Committee with respect to the foregoing related-party transactions after an opportunity for discussion and review of materials. When applicable, the Audit Committee requests further information and, from time to time, requests guidance or confirmation from internal or external counsel or auditors. Our policies and procedures regarding related party transactions are set forth in our Audit Committee Charter and Code of Ethics, both of which are publicly available on our website at www.bgcg.com/corporate-responsibility/governance/ under the headings “Audit Committee Charter” and “Code of Business Conduct and Ethics,” respectively. Related party transactions with Newmark are also reviewed by the Newmark board and its audit committee under their own policies.

The following is a description of certain relationships and transactions that have existed or that we have entered into with our directors, executive officers, or stockholders who are known to us to beneficially own more than five percent of our Class A common stock or Class B common stock, including Cantor, and their immediate family members as well as certain other transactions. The following summary does not purport to describe all the terms of such agreements or transactions and is qualified in its entirety by reference to the complete text of these agreements, to the extent filed as exhibits to the 2024 Form 10-K or our other filings with the SEC. We urge you to read the full text of these agreements.

Transactions with Executive Officers

From time to time, the Compensation Committee approves the acceleration of RSUs or other awards (and prior to the Corporate Conversion, the monetization of previously issued and outstanding BGC Holdings units) in order to provide liquidity to the executives, taking into consideration the retentive impact of the remaining awards held by the executives. See “Compensation Discussion and Analysis — Transactions with and Modifications of Awards to Executive Officers” and “Compensation Discussion and Analysis — Former Standing Policy for Howard W. Lutnick” for more information.

On January 2, 2024, Mr. Merkel sold 136,891 shares of Class A common stock to BGC Group at $6.98 per share, the closing price of a share of Class A common stock on January 2, 2024. The transaction was approved by the Audit and Compensation Committees of the Board and was made pursuant to BGC Group’s stock buyback authorization.

Divestment Transactions Relating to Howard W. Lutnick

Sale of Class A Common Stock to the Company

On May 16, 2025, Mr. Howard W. Lutnick, the U.S. Secretary of Commerce and the Company’s former Chief Executive Officer and former Chairman of the Board, agreed to sell to BGC 16,452,850 shares of Class A common stock beneficially owned by him, including (i) 5,616,612 shares held directly by Mr. Howard W. Lutnick, (ii) 10,489,582 shares held in his personal asset trust, (iii) 8,908 shares held by the Mr. Howard W. Lutnick Family Trust, and (iv) 337,765 shares originating from retirement accounts, including certain shares held by Mr. Howard W. Lutnick’s spouse. The closing of the sale of the 16,115,102 shares held by him and the trusts occurred on May 19, 2025, and the closing of the sale of 337,765 shares held in retirement accounts will occur immediately after the closings of the sale of CFGM voting shares described below. The price per share for the sales was $9.2082, which was equal to the three day VWAP of the Class A common stock on the Nasdaq Global Select Market on May 14, May 15 and May 16, 2025. The aggregate purchase price of the shares held in retirement accounts will be reduced by the after-tax portion of any dividends on such shares of Class A common stock paid to Mr. Howard W. Lutnick and his spouse, in each case, between May 16, 2025 and the closing of the sale of the shares held in retirement accounts, as well as the after-tax portion of any declared but unpaid dividends on such shares of Class A common stock with a record date prior to the closing of the sale of the shares held in retirement accounts that are payable.

These repurchases are pursuant to the Company’s existing stock repurchase authorization, and the repurchase of such shares from Mr. Howard W. Lutnick pursuant to such existing authorization was expressly approved by the Audit Committee. See “— Stock Repurchase Program” for more information regarding this authorization. These transactions are pursuant to Mr. Howard W. Lutnick’s agreement to divest his interests in the Company to comply with U.S. government ethics rules in connection with his appointment as the U.S. Secretary of Commerce.

Sale of Class B Common Stock to Cantor

On May 16, 2025, Mr. Howard W. Lutnick entered into an agreement to sell to Cantor 8,973,721 shares of Class B common stock, of the Company held directly by him, which represents all of the Class B shares of the Company held by him and approximately 6% of the Total Voting Power of the outstanding common stock of the Company as of September 16, 2025. Such sale shall be effective immediately after the closing of the sale of the CFGM voting shares described in the following paragraph. The price per share for the sale was $9.2082, which was equal to the three day VWAP of the Class A common stock on the Nasdaq Global Select Market on May 14, May 15 and May 16, 2025, and is expected to be paid using cash on hand at Cantor. The aggregate purchase price will be reduced by the after-tax portion of any dividends on such shares of Class B common stock paid to Mr. Howard W. Lutnick between the date of the purchase and sale agreement and the closing of the sale of the shares of Class B common stock under the agreement, as well as any declared but unpaid dividends on such shares of Class B common stock with a record date prior to the closing that are payable to Mr. Howard W. Lutnick.

Sale of CFGM Voting Shares to Trusts Controlled by Brandon G. Lutnick

On May 16, 2025, Mr. Howard W. Lutnick, in his capacity as trustee of a trust, entered into agreements to sell to trusts controlled by Brandon G. Lutnick all of the voting shares of CFGM, which is the managing general partner of Cantor. CFGM, through its and Cantor’s ownership of shares of the Company’s common stock, controls approximately 66.1% of the Total Voting Power of the outstanding common stock of the Company as of September 16, 2025. Following the closing of the transactions contemplated by such agreements, Brandon G. Lutnick will be deemed to have voting or dispositive power over the common stock of the Company held by CFGM and Cantor, and Mr. Howard W. Lutnick will no longer have voting or dispositive power over such securities. The closings of the transactions contemplated by such agreements are subject to the satisfaction of customary closing conditions, including receipt of required regulatory approvals.

Sale of Other Interests to Trusts Controlled by Brandon G. Lutnick

On May 16, 2025, Mr. Howard W. Lutnick, in his capacity as trustee of a trust, entered into an agreement to sell to trusts controlled by Brandon G. Lutnick certain interests, including those in Tangible Benefits, LLC and KBCR Management Partners, LLC, entities which collectively hold 0.6 million shares of BGC Class A common stock and 3.9 million shares of BGC Class B common stock. The closing of the transactions under such agreements will occur concurrently with the closings of the sale of CFGM voting shares described above.

Potential Changes Relating to the Closing of Mr. H. Lutnick’s Divestment

We cannot predict the consequences of the closing of the transactions described above in connection with Mr. H. Lutnick’s divestment. Further changes in Cantor’s management, and additional potential conflicts of interest, may occur pursuant to the closing of Mr. H. Lutnick’s divestment of his interests, which may impact Cantor’s control over and relationship with us in ways that we cannot currently predict.

Corporate Conversion

On July 1, 2023, BGC Partners, BGC Group and other parties completed the “Corporate Conversion” transforming the BGC businesses from an Umbrella Partnership-Corporation structure to a Full C-Corporation structure in order to reorganize and simplify its organizational structure. As a result of the “Corporate Conversion,” BGC Group became the public holding company for, and successor to, BGC Partners, and its Class A common stock began trading on

Nasdaq, in place of BGC Partners’ Class A common stock, under the ticker symbol “BGC.” After completion of the Corporate Conversion, the former stockholders of BGC Partners and the former limited partners of BGC Holdings now participate in the economics of the BGC businesses through BGC Group.

The Corporate Conversion was effected pursuant to the terms of the Corporate Conversion Agreement dated as of November 15, 2022 by and among BGC Group, BGC Partners, BGC Holdings, BGC GP, LLC, a Delaware limited liability company and general partner of BGC Holdings, BGC Partners II, Inc., a Delaware corporation and wholly owned subsidiary of BGC Group (“Merger Sub 1”), BGC Partners II, LLC, a Delaware limited liability company and wholly owned subsidiary of BGC Group (“Merger Sub 2”), BGC Holdings Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of BGC Holdings (“Holdings Merger Sub”), and, solely for the purposes of certain provisions therein, Cantor (as amended, the “Corporate Conversion Agreement”). The Corporate Conversion Agreement was approved by the Board of Directors of BGC Partners, at the recommendation of the Joint Committee. The Joint Committee was advised by independent financial and legal advisors selected by the Joint Committee. Houlihan Lokey, Inc., as financial advisor, provided a fairness opinion to the Joint Committee.

Effective as of 12:01 a.m., Eastern Time, on July 1, 2023, BGC Holdings reorganized from a Delaware limited partnership into a Delaware limited liability company through a merger with and into Holdings Merger Sub (the “Holdings Reorganization Merger”), with Holdings Merger Sub continuing as a direct subsidiary of BGC Partners. Effective as of 12:02 a.m., Eastern Time, on July 1, 2023, Merger Sub 1 merged with and into BGC Partners (the “Corporate Merger”), with BGC Partners continuing as a direct subsidiary of BGC Group. At the same time, Merger Sub 2 merged with and into Holdings Merger Sub (together with the Holdings Reorganization Merger and the Corporate Merger, the “Corporate Conversion Mergers”), with Holdings Merger Sub continuing as a subsidiary of BGC Group. As a result of the Corporate Conversion Mergers, BGC Partners and BGC Holdings became wholly owned subsidiaries of BGC Group.

In the Holdings Reorganization Merger, each unit of BGC Holdings outstanding as of immediately prior to the Holdings Reorganization Merger was converted into a substantially equivalent equity interest in Holdings Merger Sub.

In the Corporate Merger, each share of Class A common stock, par value $0.01 per share, of BGC Partners and each share of Class B common stock, par value $0.01 per share, of BGC Partners outstanding was converted into one share of Class A common stock, par value $0.01 per share, of BGC Group and one share of Class B common stock, par value $0.01 per share, of BGC Group, respectively.

As a result of the Corporate Conversion, on July 1, 2023:

•        64.0 million units of BGC Holdings held by Cantor (“Cantor units”), including 5.7 million purchased on June 30, 2023, were converted into shares of BGC Group Class B common stock, subject to the terms and conditions of the Corporate Conversion Agreement, provided that a portion of the 64.0 million shares of BGC Group Class B common stock issued to Cantor will exchange into BGC Group Class A common stock in the event that BGC Group does not issue at least $75.0 million in shares of BGC Group Class A or B common stock in connection with certain acquisition transactions prior to July 1, 2030, the seventh anniversary of the Corporate Conversion. As of August 8, 2025, the Company has issued approximately $17.3 million of BGC Group Class A common stock in connection with acquisitions since the Corporate Conversion;

•        BGC Group assumed all BGC Partners RSUs, RSU Tax Accounts or RSAs outstanding as of June 30, 2023; and

•        non-exchangeable limited partnership units of BGC Holdings were converted into equity awards denominated in cash, restricted stock and/or RSUs of BGC Group, each as further set forth in the Corporate Conversion Agreement. BGC Group granted 38.6 million RSAs, 25.3 million RSUs, and $74.0 million of RSU Tax Accounts upon the conversion of the non-exchangeable shares of Holdings Merger Sub.

In connection with the Corporate Conversion on July 1, 2023, the BGC Holdings limited partnership agreement was terminated. There were no limited partnership units of BGC Holdings remaining after the Corporate Conversion was completed.

Assumption of Intercompany Arrangements Following the Corporate Conversion

On July 1, 2023, in connection with BGC Group as successor entity of BGC Partners following the Corporate Conversion, the Board of Directors and Audit Committee of BGC Group approved the assumption of BGC Partners’ previously approved agreements and arrangements with related parties, with such modifications thereto as necessary to reflect the Corporate Conversion. Pursuant to the foregoing authorization, any existing agreements and arrangements between BGC Partners and any executive officer, director or affiliate of BGC Partners were generally assumed unchanged by BGC Group, other than making BGC Group a party thereto, or as otherwise described below.

Transactions with and Related to Newmark

Newmark IPO, Separation Transaction and Spin-Off

Prior to the Newmark IPO in December 2017, Newmark was our wholly owned subsidiary. On December 13, 2017, prior to the Newmark IPO, pursuant to the Separation and Distribution Agreement (as described below), we transferred substantially all of the assets and liabilities relating to our Real Estate Services business to Newmark via the Separation. In connection with the Separation, Newmark assumed certain indebtedness and made a proportional distribution of interests in Newmark Holdings to holders of interests in BGC Holdings.

On November 30, 2018, BGC completed its Spin-Off to its stockholders of all of the shares of common stock of Newmark owned by BGC as of immediately prior to the effective time of the Spin-Off.

On November 30, 2018, BGC also caused its subsidiary BGC Holdings to distribute pro-rata (the “BGC Holdings distribution”) all of the 1,458,931 exchangeable limited partnership units of Newmark Holdings held by BGC Holdings immediately prior to the effective time of the BGC Holdings distribution to its limited partners entitled to receive distributions on their BGC Holdings units who were holders of record of such units as of the Spin-Off record date (including Cantor and executive officers of BGC).

Following the Spin-Off and the BGC Holdings distribution, BGC ceased to be a controlling stockholder of Newmark, and BGC and its subsidiaries no longer held any shares of Newmark common stock or other equity interests in Newmark or its subsidiaries. Cantor continues to control Newmark and its subsidiaries following the Spin-Off and the BGC Holdings distribution.

Separation and Distribution Agreement

On December 13, 2017, prior to the closing of Newmark’s IPO, BGC Partners, BGC Holdings, BGC U.S. OpCo, Newmark, Newmark Holdings, Newmark OpCo, and, solely for the provisions listed therein, Cantor and BGC Global OpCo, entered into a Separation and Distribution Agreement. The Separation and Distribution Agreement sets forth the agreements among BGC Partners, Cantor, Newmark and their respective subsidiaries regarding, among other things:

•        the principal corporate transactions pursuant to which the BGC group transferred to the Newmark group the assets and liabilities of the BGC group relating to BGC’s Real Estate Services business, effecting the Separation;

•        the proportional distribution in the Separation of interests in Newmark Holdings to holders of interests in BGC Holdings;

•        the IPO and certain pre-IPO contributions of assets by BGC Partners to Newmark in exchange for additional shares thereof;

•        the assumption and repayment of indebtedness by the BGC group and the Newmark group;

•        the Spin-Off, including the termination of certain arrangements between the BGC group and the Newmark group immediately prior thereto;

•        indemnities by and among the BGC group, the Newmark group and Cantor and each of their respective directors, officers, general partners, managers and employees, from and against all liabilities with respect to liabilities retained or assumed by the BGC group or the Newmark group, as applicable, and/or resulting from breaches of the agreement; and

•        future access to information, records and personnel necessary or appropriate to comply with regulatory requests or inquiries, for the preparation of financial statements or tax returns, or to conduct litigation.

Tax Matters Agreement

On December 13, 2017, BGC Partners, BGC Holdings, BGC U.S. OpCo, Newmark, Newmark Holdings and Newmark OpCo entered into a tax matters agreement in connection with the Separation that governs the parties’ respective rights, responsibilities and obligations after the Separation with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the Spin-Off and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes and tax benefits, the preparation and filing of tax returns, the control of audits and other tax proceedings, tax elections, assistance and cooperation in respect of tax matters, procedures and restrictions relating to the Spin-Off, if any, and certain other tax matters.

In addition, the tax matters agreement imposes certain restrictions on Newmark and its subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that will be designed to preserve the tax-free status of the Spin-Off and certain related transactions. The tax matters agreement provides special rules to allocate tax liabilities in the event the Spin-Off, together with certain related transactions, is not tax-free, as well as any tax liabilities incurred in connection with the Separation. In general, under the tax matters agreement, each party is expected to be responsible for any taxes imposed on BGC Partners or Newmark that arise from the failure of the Spin-Off, together with certain related transactions, to qualify as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the U.S. Internal Revenue Code of 1986, as amended, to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the tax matters agreement.

Transactions with Cantor as a Result of the 2008 Merger

The Merger

BGC Partners was created as a result of the April 1, 2008 merger with eSpeed and the issuance of stock and limited partnership units in that transaction and the entry into a separation agreement setting forth the rights, obligations and liabilities of the parties related to the transferred businesses (the “BGC separation agreement”).

License

We entered into a license agreement with Cantor on April 1, 2008 with respect to a non-exclusive, perpetual, irrevocable, worldwide, non-transferable and royalty-free license to all software, technology and intellectual property in connection with the operation of Cantor’s business.

The license is not transferable except to any purchaser of all or substantially all of the business or assets of Cantor or its subsidiaries or to any purchaser of a business, division or subsidiary of Cantor or its subsidiaries pursuant to a bona fide acquisition of a line of business of Cantor or its subsidiaries (provided that (a) such purchaser agrees not to use the software, technology and intellectual property provided under the license to create a fully electronic brokerage system that competes with eSpeed’s fully electronic systems for U.S. Treasuries and foreign exchange, (b) we are a third-party beneficiary of the transferee’s agreement in clause (a) above and (c) Cantor enforces its rights against the purchaser to the extent that it breaches its obligations under clause (a) above). Cantor has granted to us a non-exclusive, perpetual, irrevocable, worldwide, non-transferable and royalty-free license to all intellectual property used in connection with our business operations. The license is not transferable except to a purchaser of all or substantially all of our business or assets or business, division or subsidiaries pursuant to a bona fide acquisition of our line of business. Cantor also agreed that it will not use or grant any aspect of the license to create a fully electronic brokerage system that competes with our fully electronic systems for U.S. Treasuries and foreign exchange.

Corporate Governance Matters

Until six months after Cantor ceases to hold 5% of our voting power, transactions or arrangements between us and Cantor will be subject to prior approval by a majority of the members of our Board who have been found to qualify as “independent” in accordance with the published listing standards of Nasdaq. See “— Potential Conflicts of Interest and Competition Among Cantor, BGC and Newmark.”

During the same timeframe, we and Cantor also agreed not to employ or engage any officer or employee of the other party without the other party’s written consent. However, either party may employ or engage any person who responds to a general solicitation for employment. Cantor may also hire any of our employees who are not brokers and who devote a substantial portion of their time to Cantor or Cantor-related matters or who manage or supervise any such employee, unless such hiring precludes us from maintaining and developing our intellectual property in a manner consistent with past practice. Cantor provides an updated list of such persons to us promptly as necessary.

Commissions; Market Data; Clearing

Pursuant to the BGC separation agreement, Cantor has a right, subject to certain conditions, to be our customer and to pay the lowest commissions paid by any other customer, whether by volume, dollar or other applicable measure. This right will terminate upon the earlier of a change of control of Cantor and the last day of the calendar quarter during which Cantor represents one of our 15 largest customers in terms of transaction volume. In addition, Cantor has an unlimited right to internally use our market data without any cost but Cantor does not have the right to furnish such data to any third party. Any future related-party transactions or arrangements between us and Cantor are subject to prior approval by our Audit Committee. During the year ended December 31, 2024, and the six months ended June 30, 2025, we recorded revenues from Cantor entities of $0.3 million and $0.2 million, respectively, related to commissions paid to us by Cantor. These revenues are included as part of “Commissions” in our Consolidated Statements of Operations.

BGC U.S. Administrative Services Agreement, U.K. Administrative Service Agreement with Tower Bridge, and Regulatory Administrative Services Agreements

We have entered into a series of administrative services agreements between our affiliates and those of Cantor, in the U.S., and Tower Bridge International Services L.P. (“Tower Bridge”), abroad. The specific agreements are described below:

U.S. Master Administrative Services Agreement

On March 6, 2008, Cantor and BGC Partners entered into an Administrative Services Agreement (“ASA”), pursuant to which Cantor and its affiliates provided BGC Partners with administrative services and other support (the “2008 U.S. Master ASA”). On July 1, 2023, BGC Group, Cantor and certain affiliates of Cantor entered into an Amended and Restated Administrative Services Agreement (the “U.S. Master ASA”). The U.S. Master ASA updated the 2008 U.S. Master ASA to make BGC Group (rather than BGC Partners) a party and modifies certain other provisions to reflect the Corporate Conversion. There were no material changes made in connection with the U.S. Master ASA.

Under the U.S. Master ASA, Cantor and its affiliates provide us with administrative services and other support, including administration and benefits services; employee benefits, human resources, and payroll services; financial and operations services; internal auditing services; legal related services; risk and credit services; accounting and general tax services; space, personnel, hardware and equipment services; communication and data facilities; facilities management services; promotional, sales and marketing services; procuring of insurance coverage; and any miscellaneous services to which the parties reasonably agree.

The U.S. Master ASA provides that direct costs incurred by the service provider are charged back to the service recipient. Additionally, for rental expense and insurance, costs are determined based on each party’s pro rata portion of (i) rental expense (based on square footage used) during the terms of the leases for such spaces, (ii) general liability or business interruption insurance expense (based on total revenues), and (iii) property and casualty insurance (based on headcount). In connection with the services Cantor provides, we and Cantor entered into an administrative services agreement whereby certain employees of Cantor are deemed leased employees of ours. For the year ended December 31, 2024, we were charged $107.6 million for the services provided by Cantor and its affiliates, of which $75.1 million was to cover compensation to leased employees. For the six months ended June 30, 2025, we were charged $71.7 million for the services provided by Cantor and its affiliates, of which $52.9 million was to cover compensation to leased employees. These allocated charges may from time to time include compensation charges related to services provided in the ordinary course of business by a number of individuals who are corporate executives or other management of Cantor or their staff, including Mr. Brandon Lutnick, a member of our Board of Directors and Chief Executive Officer of Cantor, or Mr. Kyle Lutnick, the brother of Mr. Brandon Lutnick and the Executive Vice Chairman of Cantor. These charges are not segregated by nor identify the specific services provided by such individuals. For the year ended December 31, 2024 and the six months ended June 30, 2025, the allocated compensation charges for services related to individuals in this group was approximately $0.71 million and $1.29 million, respectively. The fees charged by Cantor for administrative and support services, other than those to cover the compensation costs of leased employees, are included as part of “Fees to related parties” in our Consolidated Statements of Operations. The fees charged by Cantor to cover the compensation costs of leased employees are included as part of “Compensation and employee benefits” in our Consolidated Statements of Operations.

The U.S. Master ASA has an initial term of three years. Thereafter, the U.S. Master ASA renews automatically for successive one-year terms, unless any party provides written notice to the other parties of its desire to terminate the agreement at least 120 days before the end of any such year ending during the initial or extended term, in which event the U.S. Master ASA will end with respect to the terminating party on the last day of such term. In addition, any particular service provided under the U.S. Master ASA may be cancelled by any party, with at least 90 days’ prior written notice to the providing party, with no effect on the other services.

The U.S. Master ASA provides that the service recipient generally indemnifies the service provider for liabilities that it incurs arising from the provision of services, other than liabilities arising from fraud or willful misconduct of the service provider. In accordance with the administrative service agreement, we have not recognized any liabilities related to services provided to affiliates.

The U.S. Master ASA allows Cantor to enter into ancillary standalone administrative services agreements with us or our affiliates from time to time, pursuant to the terms of the U.S. Master ASA. Cantor is entitled to continued use of hardware and equipment it used prior to the date of any applicable administrative services agreement on the terms and conditions provided even in the event BGC Group terminates such administrative services agreement, although there is no requirement to repair or replace.

U.K. Master Administrative Services Agreement

On August 9, 2007, BGC Partners, Tower Bridge and certain affiliates of Tower Bridge entered into an Administrative Services Agreement, pursuant to which Tower Bridge provided Cantor and us with administrative services, technology services and other support in the United Kingdom (the “2007 U.K. Master ASA”). On July 1, 2023, BGC Group, Tower Bridge and certain affiliates of Tower Bridge entered into an Amended and Restated Administrative Services Agreement (the “U.K. Master ASA”). The U.K. Master ASA updates the 2007 U.K. Master ASA to make BGC Group (rather than BGC Partners) a party and modifies certain other provisions to reflect the Corporate Conversion. There were no material changes made in connection with the U.K. Master ASA.

Under the U.K. Master ASA, Tower Bridge and its affiliates provide us with administrative services and other support throughout Europe and Asia, including administration and benefits services; employee benefits, human resources, and payroll services; financial and operations services; internal auditing services; legal related services; risk and credit services; accounting and general tax services; space, personnel, hardware and equipment services; communication and data facilities; facilities management services; promotional, sales and marketing services; procuring of insurance coverage; and any miscellaneous services to which the parties reasonably agree. Additionally, under the U.K. Master ASA, we provide assets (principally computer equipment), systems/infrastructure and office space in the United Kingdom and Europe to Cantor and Tower Bridge, and, to the extent applicable, our affiliates do the same in Asia as well. These assets may be subject to operating leases with third-party leasing companies. We believe that the rate on such leases, subleases or licenses is no greater than would be incurred with a third party on an arm’s-length basis.

The U.K. Master ASA provides that direct costs incurred by the service providers are charged back to the recipient, plus a mark-up (if any), as the parties may agree from time to time, which has generally been 7.5% for services provided to Cantor. BGC charges Cantor on the same basis as it charges Tower Bridge (although it charges Tower Bridge without any markup). Tower Bridge and its affiliates charge Cantor on the basis described above for the assets and office space they provide. Additionally, for rental expense and insurance, costs are determined based on each party’s pro rata portion of (i) rental expense (based on square footage used) during the terms of the leases for such spaces, and (ii) insurance expense (based on square footage used). Each recipient of services remains responsible for its own regulatory and other compliance functions. These revenues are included as part of “Fees from related parties” in our Consolidated Statements of Operations. For the year ended December 31, 2024, we recognized related party revenues of $20.7 million for the services provided to Cantor and its affiliates. During the six months ended June 30, 2025, we recognized related party revenues of $9.7 million for the services provided to Cantor and its affiliates.

The U.K. Master ASA has an initial term of three years. Thereafter, the U.K. Master ASA renews automatically for successive one-year terms, unless any party provides written notice to the other parties of its desire to terminate the agreement at least 120 days before the end of any such year ending during the initial or extended term, in which event the U.K. Master ASA will end with respect to the terminating party on the last day of such term. In addition, any particular service provided under the U.K. Master ASA may be cancelled by any party, with at least 90 days’ prior written notice to the providing party, with no effect on the other services.

The U.K. Master ASA allows Tower Bridge to enter into ancillary standalone administrative services agreements with us or our affiliates from time to time, pursuant to the terms of the U.K. Master ASA. As described below, we have adopted a form of administrative services agreement for our Regulated Entities (as defined below).

We own 52% of Tower Bridge and consolidate it, and Cantor owns 48%. Cantor’s interest in Tower Bridge is reflected as a component of “Noncontrolling interest in subsidiaries” in our Consolidated Statements of Financial Condition, and the portion of Tower Bridge’s income attributable to Cantor is included as part of “Net income (loss) from continuing operations attributable to noncontrolling interest in subsidiaries” in our Consolidated Statements of Operations. For the year ended December 31, 2024, Cantor’s share of the net profit of Tower Bridge was $2.2 million. During the six months ended June 30, 2025, Cantor’s share of the net profit of Tower Bridge was $1.6 million.

Administrative Services Agreements Between Tower Bridge and Regulated Entities

Previously, Tower Bridge entered into multiple administrative services agreements (the “Original Regulated Entity ASAs”) effective December 31, 2011, and amended from time to time, under which Tower Bridge provides specified administrative services to each of our six U.K. regulated entity affiliates: BGC Brokers L.P., Cantor Fitzgerald Europe, BGC International, eSpeed International Limited, eSpeed Support Services Limited and Cantor Index Limited (the “Regulated Entities”). On July 1, 2023, BGC Group adopted the form of its New ASAs (the “Form Regulated Entity ASA” and together with the Original Regulated Entity ASAs, the “Regulated Entity ASAs”) to be used going forward for our Regulated Entities, and other applicable regulated entities from time to time. There were no material changes made in connection with the Form Regulated Entity ASA.

The Regulated Entity ASAs are compliant with relevant regulatory requirements in the U.K. and comply with the Financial Conduct Authority rules relating to outsourcing of material functions under Section 8 of the Senior Management Arrangements, Systems and Controls. The Regulated Entity ASAs provide for various provisions, including additional service levels, a longer termination period, step-in rights for the Regulated Entities, continuation rights on insolvency, audit rights for the Regulated Entities and their regulators, and provision of business continuity in the event of an outage or incident, but otherwise do not materially change the services obligations between the parties under the U.K. Master ASA. In the event of any conflict between the U.K. Master ASA and the Regulated Entity ASAs, the Regulated Entity ASAs govern.

Each Regulated Entity ASA will remain in force until terminated in accordance with its terms. A Regulated Entity may terminate its respective Regulated Entity ASA on 365 days’ notice, for material uncorrected breaches, insolvency of Tower Bridge or a force majeure event which continues for three months or more. A Regulated Entity may also terminate specific services upon 365 days’ notice (or a shorter period if the parties agree in writing), and Tower Bridge may terminate specific services with a Regulated Entity’s consent. Tower Bridge may terminate the Regulated Entity ASA on 365 days’ notice or for material uncorrected breaches, for failure to pay or a force majeure event which continues for three months or more. The charges to a Regulated Entity for services are calculated using the direct cost to Tower Bridge of providing the services plus a transfer pricing markup which varies according to which entity provides the services.

If Tower Bridge becomes insolvent, then a Regulated Entity can (i) terminate the Regulated Entity ASA at any time on written notice; or (ii) step in and take over the provision of the services itself either directly or via a nominated third party (to the extent permitted under insolvency laws). Step-in rights may only be exercised where the Regulated

Entity reasonably believes that crucial functions have been substantially prevented, hindered or delayed and only apply to the service in question. In such a situation, Tower Bridge is required to fully cooperate with the Regulated Entity and the Regulated Entity must pay for third-party costs. Step-in rights cease when Tower Bridge is able to perform the services again. Step-in rights are also available to a Regulated Entity on material breach, default or non-performance by Tower Bridge. If a Regulated Entity becomes insolvent, Tower Bridge may terminate the Regulated Entity ASA in certain limited circumstances. Tower Bridge is required to continue to provide the services for a period of 90 days post-insolvency (provided the Regulated Entity pays for those post-insolvency services) notwithstanding that it might be owed money by the Regulated Entity for services provided pre-insolvency.

FMX Administrative Services Agreement

In connection with the FMX Separation (as defined below), on April 23, 2024, Tower Bridge and FMX entered into an Administrative Services Agreement, pursuant to which Tower Bridge would provide certain administrative services and technology services to FMX. See “— FMX” for additional information on FMX.

Changes in Allocations Under Administrative Services Agreements

From time to time, our Audit Committee may approve changes in the allocations of the differential between the Company’s and Cantor’s average increase in total compensation year over year to employees shared with Cantor under our various administrative services agreements. In each case, such total compensation shall be allocated or credited to us only in respect of the period for which the awards were made (regardless of the ultimate charges associated with such awards) and shall be calculated at the date of grant and equal the total cash paid by us to each employee plus the number of partnership or equity units issued to such employee multiplied by the price of a share of our Class A common stock on the date of grant plus the gross amount of any cash advance distribution loan made to such employee.

Tower Bridge Lease Guarantee

On September 21, 2018, we entered into agreements to provide a guarantee and related obligation to Tower Bridge in connection with an office lease for the Company’s headquarters in London. We are obligated to guarantee the obligations of Tower Bridge in the event of certain defaults under the applicable lease and ancillary arrangements. In July 2018, the Audit Committee also authorized our management to enter into similar guarantees or provide other forms of credit support to Tower Bridge or other affiliates of ours from time to time in the future in similar circumstances and on similar terms and conditions.

Registration Rights Agreement

In connection with the Corporate Conversion, BGC Group and Cantor entered into an Amended, Restated and Consolidated Registration Rights Agreement, dated as of July 1, 2023 (the “Amended, Restated and Consolidated Registration Rights Agreement”), to consolidate and restate the registration rights agreements entered into between Cantor and BGC Partners (and its predecessors) in 1999 and 2008.

Pursuant to the Amended, Restated and Consolidated Registration Rights Agreement, among other things, BGC Group will be obligated to file registration statements to register the resale of BGC Group common stock issued to Cantor, its affiliates, Qualified Class B Holders (as defined in BGC Group’s Certificate of Incorporation), and their transferees who agree to be bound by the terms of the agreement (collectively, the “holders”), up to four times as requested by the holders. The Amended, Restated and Consolidated Registration Rights Agreement also provides unlimited “piggy-back” registration rights. Any registration of shares of BGC Group common stock pursuant to the Amended, Restated and Consolidated Registration Rights Agreement is subject to certain requirements and customary conditions.

We will pay the costs of such registrations but the holders will pay for any underwriting discounts or commissions or transfer taxes associated with all such registrations. We have agreed to indemnify the holders reselling shares of BGC Group common stock pursuant to the Amended, Restated and Consolidated Registration Rights Agreement against certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Notes Payable and Market-Making Transactions

4.375% Senior Notes due 2025

Cantor holds $14.5 million of our 4.375% Senior Notes due 2025, which Cantor held as of the date of this Proxy Statement. Since January 1, 2024, Cantor has received approximately $1.0 million in interest payments on our 4.375% Senior Notes due 2025 which it holds.

6.600% Senior Notes due 2029

On June 10, 2024, BGC Group issued an aggregate of $500.0 million principal amount of 6.600% Senior Notes due 2029. $0.4 million of underwriting fees were payable to CF&Co.

Market-Making Transactions

On October 19, 2023, the Company filed a resale registration statement on Form S-3 pursuant to which CF&Co could make offers and sales of our 3.750% Senior Notes due 2024, our 4.375% Senior Notes due 2025 and our 8.000% Senior Notes due 2028 in connection with ongoing market-making transactions which could occur from time to time.

On November 8, 2024, the Company filed a resale registration statement on Form S-3 pursuant to which CF&Co may make offers and sales of our 4.375% Senior Notes due 2025, our 8.000% Senior Notes due 2028 and BGC Group 6.600% Senior Notes due 2029 in connection with ongoing market-making transactions which may occur from time to time. Such market-making transactions in these securities may occur in the open market or may be privately negotiated at prevailing market prices at the time of resale or at related or negotiated prices. Neither CF&Co, nor any of the Company’s other affiliates, has any obligation to make a market in our securities, and CF&Co or any such other affiliate may discontinue market-making activities at any time without notice. Also on November 8, 2024, market-making transactions pursuant to the resale registration statement described in the paragraph above were terminated.

6.150% Senior Notes due 2030

On April 2, 2025, BGC Group issued an aggregate of $700.0 million principal amount of 6.150% Senior Notes due 2030. $0.4 million of underwriting fees were payable to CF&Co.

CEO Program

On August 3, 2022, the SEC declared effective a shelf registration statement on Form S-3 that we filed in connection with the issuance and sale of up to an aggregate of $300.0 million of shares of BGC Class A common stock from time to time on a delayed or continuous basis pursuant to a controlled equity offering (“CEO Program”). Such sales would have been pursuant to a Controlled Equity OfferingSM sales agreement with CF&Co, under which we agreed to pay CF&Co 2% of the gross proceeds from the sale of any shares. As of June 30, 2025, we had not sold any shares of BGC Class A common stock or paid any commission to CF&Co under the sales agreement. The registration statement and the related sales agreement both expired on August 2, 2025.

Certain Financial Advisory Fees and Commissions Paid by the Company to CF&Co

On August 2, 2010, we were authorized to engage CF&Co and its affiliates to act as financial advisors in connection with one or more third-party business combination transactions as requested by the Company on behalf of its affiliates from time to time on specified terms, conditions and fees. The Company may pay finders’, investment banking or financial advisory fees to broker-dealers, including, but not limited to, CF&Co and its affiliates, from time to time, in connection with certain business combination transactions, and, in some cases, the Company may issue shares of BGC Class A common stock in full or partial payment of such fees. The Company did not pay any fees to CF&Co in connection with the disposition transactions during the year ended December 31, 2024 and the six months ended June 30, 2025.

On October 3, 2014, management was granted approval by the Board and Audit Committee to enter into stock loan transactions with CF&Co utilizing equity securities. Such stock loan transactions will bear market terms and rates. As of December 31, 2024 and June 30, 2025, we did not have any stock loan transactions with CF&Co. Securities loaned in stock loan transactions are included in “Securities loaned” in our Consolidated Statements of Financial Condition.

Cantor Referral Fee

On October 30, 2024, the Audit Committee approved the receipt of a referral fee of $1.5 million paid to the Company by an affiliate of Cantor in connection with the introduction by certain of the Company’s brokers of a Cantor client to a Cantor affiliate. Additionally, the Audit Committee approved attributing the entire referral fee to the individual brokers in the form of an award of the Company’s RSUs.

Transactions with the Cantor Relief Fund

As of December 31, 2024 and June 30, 2025, we had liabilities to the Cantor Relief Fund and The Cantor Foundation (U.K.) for $13.2 million and $13.0 million, respectively, which included $9.5 million of additional expense taken in September 2024, above the original $40.0 million commitment.

Clearing Agreements with Cantor

We and our subsidiaries receive certain clearing services from Cantor and its subsidiaries pursuant to several clearing agreements, including the Clearing Services Agreement, dated May 9, 2006 (the “Clearing Services Agreement”), between CF&Co and BGCF. These clearing services are provided in exchange for payment by the Company and its subsidiaries for certain clearing costs and allocated costs. The costs associated with these payments are included as part of “Fees to related parties” in the Company’s Consolidated Statements of Operations. The costs for these services are included as part of the charges to BGC for services provided by Cantor and its affiliates as discussed in “— BGC U.S. Administrative Services Agreement, U.K. Administrative Service Agreement with Tower Bridge, and Regulatory Administrative Services Agreements — U.S. Master Administrative Service Agreement” above.

On June 7, 2024, we amended the Clearing Services Agreement to modify the rate charged by CF&Co for posting margin in respect of trades cleared on behalf of BGCF to a rate equal to CF&Co’s cost of funding such margin through a draw on a third-party credit facility provided to CF&Co for which the use of proceeds is to finance clearinghouse margin deposits and related transactions.

Clearing Capital Agreement with Cantor

In November 2008, the Company entered into a clearing capital agreement with Cantor (the “Clearing Capital Agreement”) with Cantor to clear U.S. Treasury and U.S. government agency securities transactions on the Company’s behalf. In June 2020, the Clearing Capital Agreement was amended to cover Cantor providing clearing services in all eligible financial products to the Company and not just U.S. Treasury and U.S. government agency securities. Pursuant to the terms of this agreement, so long as Cantor is providing clearing services to BGC, Cantor shall be entitled to request from the Company cash or other collateral acceptable to Cantor in the amount reasonably requested by Cantor under the Clearing Capital Agreement or Cantor will post cash or other collateral on BGC’s behalf for a commercially reasonable charge. On June 7, 2024, we amended the Clearing Capital Agreement to modify the rate charged by Cantor for posting margin in respect of trades cleared on behalf of the Company to a rate equal to Cantor’s cost of funding such margin through a draw on a third-party credit facility provided to Cantor for which the use of proceeds is to finance clearinghouse margin deposits and related transactions. The Clearing Capital Agreement amendment also assigned BGC Partners’ rights and obligations thereunder to BGC Group.

During the year ended December 31, 2024 and the six months ended June 30, 2025, the Company was charged $4.4 million and $2.2 million, respectively, by Cantor for the cash or other collateral posted by Cantor on BGC’s behalf. Cantor held cash or other property from the Company as collateral as of December 31, 2024 and June 30, 2025, at a fair value of $124.6 million and $75.2 million, respectively.

FMX

Separation and Investment

On April 23, 2024, BGC, FMX, and Cantor entered into a separation agreement pursuant to which BGC contributed the assets and liabilities related to FMX’s business to FMX (the “FMX Separation”) and pursuant to which BGC and FMX agreed to certain restrictions in the operations of their respective businesses. Following the FMX Separation, between April 23, 2024 and April 24, 2024, Bank of America, Barclays, Citadel Securities, Citi, Goldman Sachs, J.P. Morgan, Jump Trading Group, Morgan Stanley, Tower Research Capital, and Wells Fargo (the “FMX Equity Partners”)

contributed $172 million into FMX in exchange for a 25.75% ownership interest in FMX at a post-money equity valuation of $667 million. The FMX Equity Partners received an additional 10.3% of equity ownership subject to driving trading volumes and meeting certain volume targets across the FMX ecosystem.

Non-conforming Subordination Agreements

On June 26, 2024, the Audit Committee of BGC approved the entry into one or more Non-Conforming Subordination Agreements (any such agreement, an “NCSA”) by BGC or its subsidiaries, including FMX, with CF&Co (or its affiliates). Pursuant to any NCSA, the BGC party would acknowledge that its brokerage account(s) held at CF&Co are not “customers” of CF&Co and would agree to subordinate its right to receive securities or funds held in such accounts to the claims of Cantor’s customers. This acknowledgment and agreement by the relevant BGC party enable CF&Co to receive such securities or funds from the BGC party and post them with the Fixed Income Clearing Corporation (“FICC”) without requiring that they be segregated. CF&Co and FMX entered into an NCSA on July 11, 2024.

FMX Administrative Services Agreement

In connection with the FMX Separation, on April 23, 2024, Tower Bridge and FMX entered into an Administrative Services Agreement, pursuant to which Tower Bridge would provide certain administrative services and technology services to FMX.

Receivables from and Payables to Related Broker-Dealers

We and Cantor formed Freedom International Brokerage Company (“Freedom”) to acquire a 66.7% economic interest in Freedom International Brokerage, a Canadian government securities broker-dealer and Nova Scotia unlimited liability company, in April 2001. As of the closing of the merger, we became entitled to 100% of Freedom’s capital interest in Freedom International Brokerage and we assumed 100% of Freedom’s cumulative profits. Amounts due to or from Cantor and Freedom, which is one of the Company’s equity method investments, are for transactional revenues under a technology and services agreement with Freedom, as well as for open derivative contracts. These are included as part of “Receivables from broker-dealers, clearing organizations, customers and related broker-dealers” or “Payables to broker-dealers, clearing organizations, customers and related broker-dealers” in the Company’s Consolidated Statements of Financial Condition. As of December 31, 2024 and June 30, 2025, the Company had receivables from Freedom of $1.3 million and $2.1 million, respectively. As of December 31, 2024 and June 30, 2025, the Company had $4.8 million and $0.9 million, respectively, in receivables from Cantor related to open derivative contracts. As of December 31, 2024 and June 30, 2025, the Company had $4.0 million and $1.0 million, respectively, in payables to Cantor related to open derivative contracts. As of December 31, 2024 and June 30, 2025, the Company had $0.1 million and $3.6 million, respectively, in receivables from Cantor related to fails and pending trades.

Other Transactions with Cantor

Treasury Fails

We are authorized to enter into short-term arrangements with Cantor to cover any delivery failures in connection with U.S. Treasury securities transactions and to share equally any net income resulting from such transactions, as well as any similar clearing and settlement issues. As of December 31, 2024 and June 30, 2025, Cantor had not facilitated any repurchase agreements between the Company and Cantor for the purpose of financing fails.

Reverse Repurchase Agreements

As part of our cash management process, we may enter into tri-party reverse repurchase agreements and other short-term investments, some of which may be with Cantor. As of December 31, 2024 and June 30, 2025, we had no reverse repurchase agreements outstanding.

FX Exposure

To more effectively manage our exposure to changes in FX rates, we and Cantor have agreed to jointly manage the exposure. As a result, we are authorized to divide the quarterly allocation of any profit or loss relating to FX currency hedging between us and Cantor. The amount allocated to each party is based on the total net exposure for us and Cantor. The ratio of gross exposures of Cantor and us is utilized to determine the shares of profit or loss allocated to each for the period. During the year ended December 31, 2024, and the six months ended June 30, 2025, we recognized our share of FX loss of $4.1 million and $2.9 million, respectively.

Mutual Brokerage Services

We and Cantor are authorized to utilize each other’s brokers to provide brokerage services for securities not brokered by such entity, so long as, unless otherwise agreed, such brokerage services were provided in the ordinary course and on terms no less favorable to the receiving party than such services are provided to typical third-party customers. We and Cantor enter into these agreements from time to time.

Asset Backed Commercial Paper

In August 2013, the Audit Committee authorized us to invest up to $350.0 million in an asset-backed commercial paper program for which certain Cantor entities serve as placement agent and referral agent. The program issues short-term notes to money market investors and is expected to be used from time to time as a liquidity management vehicle. The notes are backed by assets of highly rated banks. We are entitled to invest in the program so long as the program meets investment policy guidelines, including policies relating to ratings. Cantor will earn a spread between the rate it receives from the short-term note issuer and the rate it pays to us on any investments in this program. This spread will be no greater than the spread earned by Cantor for placement of any other commercial paper note in the program. As of December 31, 2024 and June 30, 2025, we did not have any investments in the program.

Intercompany Credit Agreement with Cantor

On March 19, 2018, BGC Partners entered into a Credit Agreement with Cantor (the “Intercompany Credit Agreement”). The Intercompany Credit Agreement provides for each party and certain of its subsidiaries to issue loans to the other party or any of its subsidiaries at the lender’s discretion in an aggregate principal amount up to $250.0 million outstanding at any time. On October 6, 2023, BGC Group assumed all rights and obligations of BGC Partners under the Intercompany Credit Agreement.

On March 8, 2024, we entered into a second amendment to the Intercompany Credit Agreement. The second amendment provides that the parties and their respective subsidiaries may borrow up to an aggregate principal amount of $400.0 million from each other from time to time at an interest rate equal to 25 basis points less than the interest rate on the respective borrower’s short-term borrowing rate then in effect. The Intercompany Credit Agreement will mature on the earlier to occur of (a) if prior written notice of non-extension is given by a lending party to a borrowing party at least six months in advance thereof, March 19, 2026, and if such notice is not timely given, then the maturity date of the Intercompany Credit Agreement will continue to be extended for additional successive one-year periods unless prior written notice of non-extension is given by a lending party to a borrowing party at least six months in advance of such renewal date and (b) the termination of the Intercompany Credit Agreement by either party pursuant to its terms.

On June 7, 2024, we entered into a third amendment to the Intercompany Credit Agreement. The third amendment provides that the parties and their respective subsidiaries may borrow up to an aggregate principal amount of $400.0 million pursuant to a new category of “FICC-GSD Margin Loans.” FICC-GSD Margin Loans are loans made by a party to the Intercompany Credit Agreement, the use of proceeds of which will be to directly or indirectly (i) post margin at any clearinghouse, including without limitation the Government Securities Division of the FICC, (ii) keep funds available for the purpose of posting such margin or (iii) otherwise facilitate the clearing and settlement of trades. FICC-GSD Margin Loans will bear interest at a rate equal to the overnight interest rate actually earned by the borrower or its affiliates on borrowings under the applicable FICC-GSD Margin Loan that are posted to clearinghouses or kept available for posting at clearinghouses. The maturity date in respect of FICC-GSD Margin Loans will not exceed 35 days from the date the loan is made, unless otherwise agreed to by the parties. All other terms of the Intercompany Credit Agreement, including terms applicable to loans made thereunder that are not FICC-GSD Margin Loans, remain the same.

On March 12, 2024, we borrowed $275.0 million from Cantor under the Intercompany Credit Agreement and used the proceeds from such borrowing to repay the principal and interest related to all of the $240.0 million of borrowings outstanding under the Company’s revolving credit agreement with Bank of America, N.A. as administrative agent, and a syndicate of lenders, dated as of November 28, 2018 and most recently amended and restated on April 26, 2024 and amended on December 6, 2024. The interest rate on this facility was 6.92%. On April 1, 2024, the Company repaid in full the $275.0 million of principal and interest amounts outstanding from the Intercompany Credit Agreement. As of both December 31, 2024 and June 30, 2025, there were no borrowings by the Company outstanding under the Intercompany Credit Agreement. We recorded interest expense related to the Intercompany Credit Agreement of $1.1 million for the year ended December 31, 2024. We did not record any interest expense related to the BGC Credit Agreement for the six months ended June 30, 2025.

On June 10, 2024, Cantor borrowed $180.0 million from us under the Intercompany Credit Agreement. Cantor partially repaid the Company $18.0 million on July 31, 2024, and $12.0 million on September 25, 2024. On October 1, 2024, Cantor repaid in full to the Company the outstanding principal of $150.0 million borrowed from the Company under the Intercompany Credit Agreement. As of December 31, 2024, there were no borrowings by Cantor outstanding under the Intercompany Credit Agreement. These borrowings were not considered FICC-GSD Margin Loans. The average interest rate on borrowings under this facility was 7.13% for the year ended December 31, 2024. We recorded interest income related to the Intercompany Credit Agreement of $3.8 million for the year ended December 31, 2024.

On April 4, 2025, Cantor borrowed $120.0 million from us under the Intercompany Credit Agreement. The borrowing rate as of April 4, 2025 was 6.17%. Cantor partially repaid us $15.0 million on April 14, 2025 and $28.0 million on June 5, 2025. On June 30, 2025, Cantor repaid in full to the Company the outstanding principal of $77.0 million borrowed from the Company under the Intercompany Credit Agreement plus accrued interest. These borrowings are not considered FICC-GSD Margin Loans. The average interest rate on borrowings under this facility was 6.17% for both the three and six months ended June 30, 2025. As of June 30, 2025, there were no borrowings by Cantor outstanding under the Intercompany Credit Agreement. The Company recorded $1.5 million of interest income related to the Intercompany Credit Agreement for the three and six months ended June 30, 2025.

Potential Conflicts of Interest and Competition Among Cantor, BGC and Newmark

General

There is overlap in our Board and management with Cantor’s and Newmark’s board of directors and management, including (i) Mr. Merkel, who serves as both our Executive Vice President and General Counsel as well as Chairman of the Board, Executive Vice President and Chief Legal Officer of Newmark, and as Cantor’s Executive Vice Chairman, Executive Managing Director, and General Counsel, and (ii) Mr. Brandon Lutnick, who is a member of our Board and also serves as Cantor’s Chief Executive Officer and Chief Executive Officer of CFGM.

Each share of BGC Class B common stock is generally entitled to the same rights as a share of BGC Class A common stock, except that, on matters submitted to a vote of our stockholders, each share of BGC Class B common stock is entitled to 10 votes. The BGC Class B common stock generally votes together with the BGC Class A common stock on all matters submitted to a vote of our stockholders. As of April 1, 2025, Cantor and CFGM held an aggregate of 96.3 million shares of BGC Class B common stock, representing 88% of the outstanding shares of BGC Class B common stock and approximately 65.4% of our Total Voting Power.

Various conflicts of interest between us, Newmark and Cantor may arise in the future in a number of areas relating to our past and ongoing relationships, including potential acquisitions of businesses or properties, the election of new directors, payment of dividends, incurrence of indebtedness, tax matters, financial commitments, marketing functions, indemnity arrangements, service arrangements, issuances of capital stock, sales or distributions of shares of our common stock and the exercise by Cantor of control over BGC’s and Newmark’s management and affairs.

Cantor’s and/or members of the Lutnick family’s ability to exercise control over us could create or appear to create potential conflicts of interests. Conflicts of interest may arise between and among BGC, Newmark and Cantor in a number of areas relating to each of their past and ongoing relationships, including:

•        potential acquisitions and dispositions of businesses, joint ventures, investments or similar transactions;

•        the issuance, acquisition or disposition of securities;

•        the election of new or additional directors to our Board of Directors;

•        the payment of dividends (if any) by us, and repurchases of our shares or purchases of other equity interests in subsidiaries of either BGC or Newmark, as applicable, including from Cantor, BGC, Newmark or executive officers of Cantor, BGC or Newmark, other employees, partners and others, as applicable;

•        business operations or business opportunities of BGC, Newmark and Cantor that would compete with the other party’s business opportunities, including Cantor’s and our brokerage and financial services;

•        tax matters;

•        intellectual property matters;

•        business combinations involving Cantor, BGC or Newmark;

•        conflicts between BGC’s agency trading for primary and secondary bond sales and Cantor’s investment banking bond origination business;

•        competition between BGC’s and Cantor’s other equity derivatives and cash equity inter-dealer brokerage businesses;

•        the Corporate Conversion;

•        the terms of the Separation and Distribution agreement and the ancillary agreements BGC and Newmark entered into in connection with the Separation;

•        the nature, quality and pricing of administrative services to be provided by BGC, Cantor and/or Tower Bridge;

•        potential and existing loan arrangements or senior notes that we have issued that were purchased by Cantor or may issue that may be purchased by Cantor, or any financings or credit arrangements that relate to or depend on our relationship with Cantor or its relationship with us;

•        provision of clearing capital pursuant to clearing agreements with Cantor and its subsidiaries and potential and existing loan arrangements; and

•        any positions by members of the Lutnick family with us and our affiliates, Newmark and/or Cantor and their ownership of our or our affiliates’ equity.

Potential conflicts of interest could also arise if we decide to enter into any new commercial arrangements with Cantor in the future or in connection with Cantor’s desire to enter into new commercial arrangements with third parties. Further, potential allegations of conflicts or reputational impacts could occur, which may have an adverse effect on our business. Members of the Lutnick family have been, and may be, periodically employed by and/or involved in the management of our and our affiliate’s businesses.

We also expect that Cantor will manage its ownership of BGC and Newmark so that no company will be deemed to be an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), including by maintaining its voting power in BGC and/or Newmark, as applicable, above a majority absent an applicable exemption from the Investment Company Act. This may result in conflicts with BGC and/or Newmark, including those relating to acquisitions or offerings by BGC and/or Newmark involving issuances of shares of our Class A common stock, or securities convertible or exchangeable into shares of Class A common stock, that would dilute the voting power in BGC of existing stockholders and in Newmark of existing Newmark stockholders and the holders of Newmark Holdings exchangeable limited partnership interests.

Moreover, the service of officers or partners of Cantor as our executive officers and those persons’ ownership interests in and payments from Cantor and our other affiliates, including SPACs and similar investments or other entities, could create conflicts of interest when BGC and/or Newmark and those directors or executive officers are faced with decisions that could have different implications for BGC and/or Newmark and them.

For purposes of the below:

•        “BGC Group Company” means BGC Group or any of its affiliates (other than, if applicable, Newmark and Newmark’s subsidiaries);

•        “Cantor Company” means Cantor or any of its affiliates;

•        “Newmark Company” means Newmark or any of its affiliates;

•        “representatives” means, with respect to any person, the directors, officers, employees, general partners or managing member of such person;

•        “BGC Corporate Opportunity” means any business opportunity that BGC is financially able to undertake, that is, from its nature, in BGC’s lines of business, is of practical advantage to BGC and is one in which BGC has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Cantor or their respective representatives will be brought into conflict with BGC’s self-interest; and

•        “Newmark Corporate Opportunity” means any business opportunity that Newmark is financially able to undertake, that is, from its nature, in Newmark’s lines of business, is of practical advantage to Newmark, and is one in which Newmark has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a BGC Group Company or a Cantor Company or any of their respective representatives, as the case may be, will be brought into conflict with Newmark’s self-interest.

Potential Conflicts Related to Cantor

As noted above, Cantor is able to exercise control over our management and affairs and all matters requiring stockholder approval, including the election of our directors and determinations with respect to acquisitions and dispositions, as well as material expansions or contractions of our business, entry into new lines of business and borrowings and issuances of our Class A and Class B common stock or other securities. Cantor’s voting power may also have the effect of delaying or preventing a change of control of us.

In addition, Cantor has from time to time in the past and may in the future consider possible strategic realignments of its own businesses and/or of the relationships that exist between and among Cantor and its other affiliates and us. Any future material related-party transactions or arrangements between Cantor and its other affiliates and us are subject to the prior approval by our Audit Committee, but generally do not require the separate approval of our stockholders, and if such stockholder approval is required, Cantor may retain sufficient voting power to provide any such requisite approval without the affirmative consent of our other stockholders.

Our agreements and other arrangements with Cantor and/or Newmark may be amended upon agreement of the parties to those agreements and approval of our Audit Committee. During the time that we are controlled by Cantor, Cantor may be able to require us to agree to amendments to these agreements. We may not be able to resolve any potential conflicts and, even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated party. As a result, the prices charged to or by us for services provided under agreements with Cantor may be higher or lower than prices that may be charged to or by third parties, and the terms of these agreements may be more or less favorable to us than those that we could have negotiated with third parties.

To address potential conflicts of interest between Cantor and its representatives and us, our Certificate of Incorporation contains provisions regulating and defining the conduct of our affairs as they may involve Cantor and its representatives, and our powers, rights, duties and liabilities and those of our representatives in connection with our relationship with Cantor and its affiliates, officers, directors, general partners or employees. Our Certificate of Incorporation provides that, to the greatest extent permitted by law, no Cantor Company or any of the representatives of a Cantor Company will owe any fiduciary duty to, nor will any Cantor Company or any of their respective representatives be liable for breach of fiduciary duty to, us or any of our stockholders, including with respect to corporate opportunities. In addition, to the greatest extent permitted by law, Cantor and its respective representatives have no duty to refrain from engaging in the same or similar activities or lines of business as us or doing business with any of our customers. The corporate opportunity policy that is included in our Certificate of Incorporation is designed to resolve potential conflicts of interest between us and our representatives and Cantor and its representatives.

If a third party presents a BGC Corporate Opportunity to a person who is a representative of ours and a representative of a Cantor Company, expressly and solely in such person’s capacity as a representative of us, and such person acts in good faith in a manner consistent with the policy that such BGC Corporate Opportunity belongs to us, then such person:

•        will be deemed to have fully satisfied and fulfilled any fiduciary duty that person has to us;

•        will not be liable to us or any of our stockholders for breach of fiduciary duty by reason of such person’s action or inaction with respect to the BGC Corporate Opportunity;

•        will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, our best interests; and

•        will be deemed not to have breached such person’s duty of loyalty to us and our stockholders, and not to have derived an improper personal benefit therefrom.

A Cantor Company may pursue such a BGC Corporate Opportunity if we decide not to.

If a BGC Corporate Opportunity is not presented to a person who is both a representative of ours and a representative of a Cantor Company expressly and solely in such person’s capacity as a representative of us, such person will not be obligated to present the BGC Corporate Opportunity to us or to act as if such BGC Corporate Opportunity belongs to us, and such person:

•        will be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to us as a representative of us with respect to such BGC Corporate Opportunity;

•        will not be liable to us or any of our stockholders for breach of fiduciary duty by reason of such person’s action or inaction with respect to such BGC Corporate Opportunity;

•        will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, our best interests; and

•        will be deemed not to have breached a duty of loyalty to us and our stockholders and not to have derived an improper personal benefit therefrom.

Potential Conflicts Related to Newmark and Cantor

Cantor will be able to exercise control over Newmark’s management and affairs and all matters requiring stockholder approval, including the election of Newmark’s directors and determinations with respect to acquisitions and dispositions, as well as material expansions or contractions of Newmark’s business, entry into new lines of business and borrowings and issuances of Newmark’s common stock or other securities. Cantor’s voting power may also have the effect of delaying or preventing a change of control of Newmark.

In addition, each of BGC and Cantor has from time to time in the past and may in the future consider possible strategic realignments of its own businesses and/or of the relationships that exist between and among BGC and/or Cantor and their other respective affiliates and Newmark. Any future material related-party transaction or arrangement between BGC and/or Cantor and their other respective affiliates and Newmark is subject to the prior approval by Newmark’s Audit Committee, but generally does not require the separate approval of Newmark’s stockholders, and if such stockholder approval is required, Cantor may retain sufficient voting power to provide any such requisite approval without the affirmative consent of Newmark’s other stockholders.

Newmark’s agreements and other arrangements with BGC and Cantor, including the Separation and Distribution Agreement, may be amended upon agreement of the parties to those agreements and approval of Newmark’s Audit Committee. During the time that Newmark is controlled by Cantor, Cantor may be able to require Newmark to agree to amendments to these agreements. Newmark may not be able to resolve any potential conflicts, and, even if Newmark does, the resolution may be less favorable to Newmark than if Newmark were dealing with an unaffiliated party. As a result, the prices charged to or by Newmark for services provided under Newmark’s agreements with BGC and/or Cantor may be higher or lower than prices that may be charged to or by third parties, and the terms of these agreements may be more or less favorable to Newmark than those that Newmark could have negotiated with third parties.

In order to address potential conflicts of interest between or among BGC, Cantor and their respective representatives and Newmark, Newmark’s certificate of incorporation contains provisions regulating and defining the conduct of Newmark’s affairs as they may involve BGC and/or Cantor and their respective representatives, and Newmark’s powers, rights, duties and liabilities and those of Newmark’s representatives in connection therewith. Newmark’s certificate of incorporation provides that, to the greatest extent permitted by law, no Cantor Company or BGC Group Company, or any of the representatives, as defined above, of a Cantor Company or BGC Group Company will, in its capacity as Newmark’s stockholder or affiliate, owe or be liable for breach of any fiduciary duty to Newmark or any of Newmark’s stockholders. In addition, to the greatest extent permitted by law, none of any Cantor Company, BGC Group Company or any of their respective representatives will owe any duty to refrain from engaging in the same or similar activities or lines of business as Newmark or Newmark’s representatives or doing business with any of Newmark’s or Newmark’s representatives’ clients or customers. If any Cantor Company, BGC Group Company or any of their respective representatives acquires knowledge of a potential transaction or matter that may be a Newmark Corporate Opportunity for any such person, on the one hand, and Newmark or any of Newmark’s representatives, on the other hand, such person will have no duty to communicate or offer such Newmark Corporate Opportunity to Newmark or any of Newmark’s representatives, and will not be liable to Newmark, any of Newmark’s stockholders or any of Newmark’s representatives for breach of any fiduciary duty by reason of the fact that they pursue or acquire such Newmark Corporate Opportunity for themselves, direct such Newmark Corporate Opportunity to another person or do not present such Newmark Corporate Opportunity to Newmark or any of Newmark’s representatives, subject to the requirement described in the following sentence. If a third party presents a Newmark Corporate Opportunity to a person who is both Newmark’s representative and a representative of a BGC Group Company and/or a Cantor Company, expressly and solely in such person’s capacity as Newmark’s representative, and such person acts in good faith in a manner consistent with the policy that such Newmark Corporate Opportunity belongs to us, then such person will be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to Newmark as Newmark’s representative with respect to such Newmark Corporate Opportunity, provided that any BGC Group Company, any Cantor Company or any of their respective representatives may pursue such Newmark Corporate Opportunity if Newmark decides not to pursue such Newmark Corporate Opportunity.

No contract, agreement, arrangement or transaction between any BGC Group Company, any Cantor Company or any of their respective representatives, on the one hand, and Newmark or any of Newmark’s representatives, on the other hand, will be void or voidable solely because any BGC Group Company, any Cantor Company or any of their respective representatives has a direct or indirect interest in such contract, agreement, arrangement or transaction, and any BGC Group Company, any Cantor Company or any of their respective representatives (i) shall have fully satisfied and fulfilled its duties and obligations to Newmark and Newmark’s stockholders with respect thereto; and (ii) shall not be liable to Newmark or Newmark’s stockholders for any breach of any duty or obligation by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction, if:

•        such contract, agreement, arrangement or transaction is approved by Newmark’s Board of Directors or any committee thereof by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•        such contract, agreement, arrangement or transaction is approved by Newmark’s stockholders by the affirmative vote of a majority of the voting power of all of Newmark’s outstanding shares of capital stock entitled to vote thereon, excluding from such calculation shares of capital stock that are beneficially owned (as such term is defined in Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act) by a BGC Group Company or a Cantor Company, respectively; or

•        such contract, agreement, arrangement or transaction, judged according to the circumstances at the time of the commitment, is fair to Newmark.

While the satisfaction of the foregoing conditions shall be sufficient to show that any BGC Group Company, any Cantor Company or any of their respective representatives (i) shall have fully satisfied and fulfilled its duties and obligations to Newmark and Newmark’s stockholders with respect thereto; and (ii) shall not be liable to Newmark or Newmark’s stockholders for any breach of any duty or obligation by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction, none of the foregoing conditions shall be required to be satisfied for such showing.

Newmark’s directors who are also directors or officers of any BGC Group Company, any Cantor Company or any of their respective representatives may be counted in determining the presence of a quorum at a meeting of Newmark’s Board of Directors or of a committee that authorizes such contract, agreement, arrangement or transaction. Shares of Newmark’s common stock owned by any BGC Group Company, any Cantor Company or any of their respective representatives may be counted in determining the presence of a quorum at a meeting of stockholders called to authorize such contract, agreement, arrangement or transaction. Newmark’s directors who are also directors or officers of any BGC Group Company, any Cantor Company or any of their respective representatives shall not owe or be liable for breach of any fiduciary duty to Newmark or any of Newmark’s stockholders for any action taken by any BGC Group Company, any Cantor Company or their respective representatives, in their capacity as Newmark’s stockholder or affiliate.

Transactions by Cantor with BGC in Equity Securities

Our Board has determined that Cantor is a “deputized” director of the Company for purposes of Rule 16b-3 under the Exchange Act with respect to transactions from time to time. Rule 16b-3 exempts from the short-swing profits liability provisions of Section 16(b) of the Exchange Act certain transactions in an issuer’s securities between the issuer or its majority-owned subsidiaries and its officers and directors in certain situations, including if, among other things, the transaction is approved in advance by the issuer’s board of directors or a disinterested committee of the issuer’s board of directors. The Rule 16b-3 exemption extends to any such transactions by an entity beneficially owning more than 10% of a class of an issuer’s equity securities if the entity is a “deputized” director because it has a representative on the issuer’s Board of Directors. Our Board’s intent in determining that Cantor is a “deputized” director is that Cantor’s acquisitions or dispositions of shares of our common stock or interests in our common stock from or to us or their respective majority-owned subsidiaries will be eligible for the Rule 16b-3 exemption from the short-swing profits liability provisions of Section 16(b) of the Exchange Act.

Leases

We have offices in the United States, Canada, Europe, the United Kingdom, Latin America, Asia, Africa and the Middle East. Our principal executive offices are located at 499 Park Avenue, New York, New York. We also occupy a space at 199 Water Street, New York, New York and space at 55 Water Street, New York, New York. Under the U.S. Master ASA and U.K. Master ASA, each with Cantor, we are obligated to Cantor for our pro rata portion (based on square footage used) of rental expense during the terms of the leases for such spaces.

Our largest presence outside of the New York metropolitan area is in London, located at Five Churchill Place, London, E14 5RD.

We currently occupy concurrent computing centers in Weehawken, New Jersey, Secaucus, New Jersey and Trumbull, Connecticut. In addition, we occupy three data centers in the United Kingdom located in Canary Wharf, Romford and City of London, and two data centers in Asia located in Hong Kong and Singapore. Our U.S. operations also have office space in Iselin, New Jersey, Palm Beach Gardens, Florida, Garden City, New York, Sugar Land, Texas, Louisville, Kentucky and Chicago, Illinois.

Legal Proceedings

On March 9, 2023, a purported class action complaint was filed against Cantor, BGC Holdings, and Newmark Holdings in the U.S. District Court for the District of Delaware (Civil Action No. 1:23-cv-00265). The collective action, which was filed by seven former limited partners of the defendants on their own behalf and on behalf of other similarly situated limited partners, alleges a claim for breach of contract against all defendants on the basis that the defendants failed to make payments due under the relevant partnership agreements. Specifically, the plaintiffs allege that the non-compete and economic forfeiture provisions upon which the defendants relied to deny payment are unenforceable under Delaware law. The plaintiffs allege a second claim against Cantor and BGC Holdings for antitrust violations under the Sherman Antitrust Act of 1890, as amended, on the basis that the Cantor and BGC Holdings partnership agreements constitute unreasonable restraints of trade. In that regard, the plaintiffs allege that the non-compete and economic forfeiture provisions of the Cantor and BGC Holdings partnership agreements, as well as restrictive covenants included in partner separation agreements, cause anticompetitive effects in the labor market, insulate Cantor and BGC Holdings from competition, and limit innovation. The plaintiffs seek a determination that the case may be maintained as a class action, an injunction prohibiting the allegedly anticompetitive conduct, and monetary damages of at least $5.0 million. On April 28, 2023, the defendants filed a motion to dismiss the complaint. In response, the plaintiffs filed an amended complaint. On July 14, 2023, the defendants filed a motion to dismiss the amended complaint. The plaintiffs then filed a second amended complaint in March 2024. On December 2, 2024, the Court granted the defendants’ motion to dismiss the second amended complaint in its entirety. On December 16, 2024, the plaintiffs filed a notice of appeal to the Third Circuit Court of Appeals. The parties have completed briefing the appeal. The Company continues to believe the lawsuit has no merit and that the District Court’s dismissal of the matter will be affirmed on appeal. However, as with any litigation, the outcome cannot be determined with certainty.

On February 16, 2024, an alleged Company shareholder, Martin J. Siegel, filed a putative class action lawsuit against Cantor Fitzgerald, L.P. and Howard W. Lutnick in the Delaware Court of Chancery, asserting that the Corporate Conversion was unfair to Class A shareholders of BGC Partners, Inc. because it increased Cantor’s percentage voting control over the Company. The suit is captioned Martin J. Siegel v. Cantor Fitzgerald, L.P., C.A. 2024-0146-LWW.

The defendants moved to dismiss the complaint on April 22, 2024. The motion was argued at a hearing on January 9, 2025. On April 10, 2025, the court issued its decision dismissing the complaint in full on the grounds that the plaintiff’s claim is derivative in nature and the plaintiff failed to make a demand on BGC’s board of directors or plead that such a demand was futile. The plaintiff did not appeal the Court’s ruling and the judgment dismissing the matter is now final. This case is now closed.

Stock Repurchase Program

Our Board and Audit Committee have authorized repurchases of our Class A common stock and redemptions of equity interests in our subsidiaries, including from Cantor, our executive officers, other employees, and others, including Cantor employees and partners. On July 1, 2023, in connection with the Corporate Conversion, our Board and Audit Committee approved the authorized repurchases of BGC Group stock or Company equity securities from any holder of Company equity securities, including our directors, officers, and employees, of up to $400.0 million. On October 30, 2024, our Board and Audit Committee re-authorized our stock repurchase authorization in an amount up to $400.0 million. Additionally, we are authorized to make any such repurchases through Cantor or its affiliates, including CF&Co, in their capacity as agent or principal, or such other broker-dealers as management shall determine to utilize from time to time. During the year ended December 31, 2024, CF&Co acted as our broker in connection with repurchases of an aggregate of approximately 8.9 million shares of Class A common stock, and we paid CF&Co commissions of $86,209 for their services as broker-dealer in connection with repurchase transactions. During the six months ended June 30, 2025, CF&Co did not act as our broker in connection with equity repurchases.

See “— Divestment Transactions Relating to Howard W. Lutnick — Sale of Class A Common Stock to the Company” for a discussion of our repurchases of Class A common stock from Mr. Howard W. Lutnick in connection with his divestment of his interests in us.

Debt Repurchase Program

Our Board of Directors and its Audit Committee have authorized a debt repurchase program for the repurchase by the Company of up to $50.0 million of the BGC Partners Notes, the Company’s existing Senior Notes, and any future debt securities issued by the Company or its subsidiaries (collectively, “Company Debt Securities”). Repurchases of Company Debt Securities, if any, are expected to reduce future cash interest payments, as well as future amounts due at maturity or upon redemption. Under the authorization, the Company may make repurchases of Company Debt Securities for cash from time to time in the open market or in privately negotiated transactions upon such terms and at such prices as management may determine. Additionally, the Company is authorized to make any such repurchases of Company Debt Securities through CF&Co (or its affiliates), in its capacity as agent or principal, or such other broker-dealers as management shall determine to utilize from time to time, and such repurchases shall be subject to brokerage commissions which are no higher than standard market commission rates. On August 21, 2024, the Company repurchased $0.5 million of outstanding aggregate principal amount, plus accrued interest, of BGC Partners 8.000% Senior Notes due 2028 for $0.5 million. As of both December 31, 2024 and June 30, 2025, the Company had $49.5 million remaining under this debt repurchase authorization.

CX Futures Transaction

On June 7, 2021, our Board and Audit Committee approved entry into agreements between certain affiliates of BGC and Cantor for the sale to BGC of Cantor’s futures exchange and related clearinghouse (the “Futures Transaction”). On June 21, 2021, BGC entered into a Purchase Agreement with Cantor, providing that at closing BGC will purchase the direct and indirect equity of each of (i) CFLP CX Futures Exchange Holdings, LLC, (ii) CFLP CX Futures Exchange Holdings, L.P., (iii) CX Futures Exchange Holdings, LLC, (iv) CX Clearinghouse Holdings, LLC, (v) CX Futures Exchange, L.P. and (vi) CX Clearinghouse, L.P. (collectively, the “Futures Exchange Group”), for a purchase price of approximately $4.9 million at closing, plus the cash held at closing by the Futures Exchange Group, and an earn-out, only payable out of BGC’s portion of the profits of the Futures Exchange Group, capped at the amount Cantor contributed to the Futures Exchange Group prior to closing. The Futures Transaction closed on July 30, 2021.

As part of the purchase of the Futures Exchange Group, Cantor has agreed to indemnify the Company for certain expenses arising at the Futures Exchange Group up to a maximum of $1.0 million. As of both December 31, 2024 and June 30, 2025, the Company had recorded assets of $1.0 million in the Company’s Consolidated Statements of Financial Condition for this indemnity.

EXPENSES OF SOLICITATION

The total cost of the proxy solicitation will be borne by us. In addition to the mails, proxies may be solicited by our directors and officers by personal interviews, telephone, or e-mail. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to the beneficial owners of shares of Common Equity entitled to vote at the Annual Meeting and that such persons will be reimbursed for their out-of-pocket expenses incurred in this connection. If you choose to access the proxy materials and/or vote on the Internet, you are responsible for Internet access charges you may incur.

2026 STOCKHOLDER PROPOSALS

If a stockholder desires to present a proposal for inclusion in next year’s proxy statement for our 2026 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, and assuming such meeting is to take place on approximately the same date as the 2025 meeting, the proposal must be submitted in writing to us for receipt not later than June 2, 2026 and must comply with the proxy rules relating to stockholder proposals. Stockholders who wish to raise a proposal, including nominations for the election of directors, for consideration at our 2026 annual meeting of stockholders, but who do not wish to submit the proposal for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, should comply with our Bylaws and deliver to us a copy of their proposal by June 2, 2026. As required by our Bylaws, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide us with the information required by Rule 14a-19(b) under the Exchange Act. If a stockholder fails to timely provide such notice, the respective proposal need not be addressed in the proxy materials and the proxies may exercise their discretionary voting authority if the proposal is raised at the 2026 annual meeting of stockholders. In all cases, proposals should be sent to BGC Group, Inc., 499 Park Avenue, 3rd Floor, New York, NY 10022, Attention: Corporate Secretary.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

The Company may satisfy SEC rules regarding delivery of proxy materials by delivering a single copy of these materials to an address shared by two or more Company stockholders. This delivery method is referred to as “householding” and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company will deliver only one proxy statement and annual report to multiple stockholders who share an address, and who do not participate in electronic delivery of proxy materials, unless contrary instructions are received from impacted stockholders prior to the mailing date.

We undertake to deliver promptly upon written or oral request a separate copy of the Proxy Statement and/or the 2024 Annual Report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered stockholder and prefer to receive separate copies, or you currently receive separate copies and would prefer to receive a single copy, at a shared address of the proxy statement or annual report either now or in the future, please contact the Company via letter directed to BGC Group, Inc., 499 Park Avenue, 3rd Floor, New York, NY 10022, Attention: Corporate Secretary, the contact page at bgcg.com/contact/, or phone at (212) 610-2426. If your stock is held through a broker or bank and you prefer to receive separate copies, or you currently receive separate copies and would prefer to receive a single copy, at a shared address of the proxy statement or annual report either now or in the future, please contact such broker or bank.

DELINQUENT SECTION 16(a) REPORTS

Under the securities laws of the United States, our directors, executive officers and any person beneficially owning more than 10% of our Class A common stock are required to file initial forms of ownership of our Class A common stock and reports of changes in that ownership with the SEC. Based solely on our review of the copies of such forms received by us through the date hereof, other than as previously disclosed, the Company believes that all reports were filed on a timely basis.

CODE OF ETHICS AND WHISTLEBLOWER PROCEDURES

Our Board has adopted a Code of Business Conduct and Ethics that applies to members of our Board, our executive officers, other officers and our covered employees globally. The Code of Ethics is publicly available on our website at www.bgcg.com/corporate-responsibility/governance/ under the heading “Code of Business Conduct and Ethics.” If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Ethics for which disclosure is required pursuant to the rules of Nasdaq or the SEC, we intend to disclose such amendment or waiver by posting information about such amendment or waiver on our website.

In accordance with the requirements of the Sarbanes-Oxley Act, the Audit Committee has established the Whistleblower Policy, which sets forth procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls, or auditing matters, and for the confidential, anonymous reporting of employee concerns regarding questionable accounting or auditing matters. The General Counsel and the Chairman of the Audit Committee will direct the investigation of any such complaints in accordance with the procedures. Our whistleblower policy is publicly available on our website at www.bgcg.com/corporate-responsibility/governance/ under the heading “Whistleblower Complaint and Investigation Policy.”

MISCELLANEOUS

Our Board knows of no other business to be presented at the Annual Meeting. If, however, other matters properly do come before the Annual Meeting, it is intended that the proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons holding such proxies.

YOU ARE URGED TO CAST YOUR VOTE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED.

By Order of the Board of Directors,

CAROLINE A. KOSTER
Corporate Secretary

New York, NY
September 30, 2025

BGC GROUP, INC. 499 PARK AVENUE, 3RD FLOOR NEW YORK, NY 10022 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on November 11, 2025 for shares held directly and by 11:59 p.m. Eastern Time on November 7, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BGC2025 You may participate in the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. There will be NO physical location at which stockholders may attend the meeting. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on November 11, 2025 for shares held directly and by 11:59 p.m. Eastern Time on November 7, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V77256-P36584 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BGC GROUP, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 01) Stephen M. Merkel 02) Brandon G. Lutnick 03) David P. Richards 04) Arthur U. Mbanefo 05) Linda A. Bell 06) William D. Addas For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 2. Approval of the ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2025. 3. Approval, on an advisory basis, of executive compensation. NOTE: To vote by mail, please sign, date and return a proxy card using the enclosed envelope. To vote by Internet, please visit www.proxyvote.com, and follow the instructions. To vote by telephone, call 1-800-690-6903 and then follow the instructions. In addition, the proxy holders may vote in their discretion on such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All owners must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For Against Abstain Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Internet Availability of Proxy Materials and Proxy Statement and the 2024 Annual Report and voting instructions are available at www.proxyvote.com. V77257-P36584 BGC GROUP, INC. 2025 Annual Meeting of Stockholders – November 12, 2025 This proxy is solicited on behalf of the Board of Directors of BGC Group, Inc. The undersigned hereby appoints Stephen M. Merkel and Caroline A. Koster, and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Class A common stock (par value $0.01 per share) and Class B common stock (par value $0.01 per share) of BGC Group, Inc. (the “Company”) that the undersigned is entitled to vote at the 2025 Annual Meeting of Stockholders of the Company to be held on November 12, 2025, commencing at 10:00 a.m. (Eastern Time), and at any adjournment or postponement thereof. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL LISTED NOMINEES AS DIRECTORS, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. Continued and to be signed on reverse side